Exhibit 10.21

EXECUTION VERSION

CUSIP: 09523HAB7

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of

August 26, 2016

among

BLUE APRON, INC.,
as the Company,

the other OBLIGORS party hereto,

the LENDERS and ISSUING BANKS party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent and the Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

CITIBANK, NA,
GOLDMAN SACHS LENDING PARTNERS LLC,

JPMORGAN CHASE BANK, N.A.,

and

SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

Section 11.13.	Interest Rate Limitation	129
Section 11.14.	No Advisory or Fiduciary Responsibility	129
Section 11.15.	Electronic Execution of Assignments and Certain Other Documents	130
Section 11.16.	USA PATRIOT Act	130
Section 11.17.	Release of Guarantors	130
Section 11.18.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	130

SCHEDULES

Schedule 2.01	Revolving Commitments and Letter of Credit Issuer Sublimit

BORROWER DISCLOSURE LETTER

Section 1.01A	Holdco Transactions
Section 1.01B	Permitted Holders
Section 1.01C	Specified Acquisition
Section 3.12	Subsidiaries
Section 5.10	Material Real Estate Assets
Section 5.11	Guarantors
Section 5.12	Unrestricted Subsidiaries
Section 6.01	Existing Debt
Section 6.02	Existing Liens
Section 6.06	Investments
Section 6.07	Restrictive Agreements

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Funding Notice
Exhibit H	Form of Issuance Notice
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Tax Forms

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of August 26, 2016, among BLUE APRON, INC., a Delaware corporation, as the company (the “Company”), the ADDITIONAL BORROWERS from time to time party hereto, the GUARANTORS from time to time party hereto, the LENDERS and the ISSUING BANKS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

The Borrower has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), to make Loans to the Borrower on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date.

The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Obligors or any of their respective Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits of any person or business acquired in connection with such Permitted Acquisition, but excluding therefrom (a) any cash of the seller(s) and its/their Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve to be established in respect thereto or the amount thereof to be recorded as a liability by any Obligor or any of its Restricted Subsidiaries, if any, in each case, as required under GAAP at the time of the consummation of the applicable Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by any Obligor or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Additional Borrower” means each Domestic Restricted Subsidiary that becomes a “Borrower” hereunder pursuant to Section 2.25, in each case, unless and until such Domestic Restricted Subsidiary ceases to be a “Borrower” hereunder.

“Additional Borrower Joinder Agreement” means an agreement pursuant to which a Domestic Restricted Subsidiary is designated as an Additional Borrower, executed by the Company and the applicable Additional Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit B or a form supplied by the Administrative Agent.

“Affected Lender” has the meaning set forth in Section 2.16(b).

“Affected Loans” has the meaning set forth in Section 2.16(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 11.01(c).

“Agents” means the Administrative Agent and Collateral Agent or any of their respective successors or assigns.

“Agreed L/C Cash Collateral Amount” means 103% of the total outstanding Letter of Credit Usage.

“Aggregate Total Exposure” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans and (ii) the Letter of Credit Usage.

“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively; provided that, if determined pursuant to the foregoing, the Alternative Base Rate is below zero, the Alternate Base Rate will be deemed to be zero.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor or any of its Subsidiaries and Affiliates, in effect from time to time concerning or relating to bribery or corruption, including, without limitation the FCPA, the U.K. Bribery Act 2010, the Bank Secrecy Act, the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where any Obligor and any of its Subsidiaries conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” has the meaning set forth in the definition of Applicable Rate.

“Applicable Rate” means the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Applicable Rate

Pricing Level	Total Leverage Ratio	LIBO Rate Margin	Base Rate Margin
1	>2.00:1.00	2.00%	1.00%
2	<2.00:1.00 but >1.00:1.00	1.75%	0.75%
3	<1.00:1.00	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Effective Date through the date immediately preceding the first Business Day following delivery of the Compliance Certificate for the first full Fiscal Quarter following the Effective Date shall be determined based upon Pricing Level 1. In the event that any financial statement or certificate delivered pursuant to Section 5.01 is shown to be inaccurate and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (a) the Borrower shall promptly deliver to the Administrative Agent corrected financial statements and a corrected Compliance Certificate for such Applicable Period, (b) if such inaccuracy, if corrected, would have resulted in a higher Applicable Rate, the Applicable Rate shall be deemed to be such higher Applicable Rate for the Applicable Period, and (c) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period.

“Application” means the Letter of Credit application in the form as may approved by the applicable Issuing Bank and executed and delivered by the Borrower to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank issue a Letter of Credit.

“Applicant Borrower” has the meaning set forth in Section 2.25.

“Applicant Borrower Amendments” has the meaning set forth in Section 2.25.

“Approved Fund” has the meaning set forth in Section 11.04(b)(ii)(F).

“Arrangers” means Morgan Stanley Senior Funding, Inc., Citibank, NA, Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners, and any successors thereto.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired of any Obligor or any of its Restricted Subsidiaries, including any Equity Interests (but, for the avoidance of doubt, not including Equity Interests of the Parent), other than (i) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business, (ii) obsolete, surplus or worn-out property, (iii) sales of Cash Equivalents for the fair market value thereof, (iv) dispositions of property (including the sale of any Equity Interest owned by such Person) from (A) any Restricted Subsidiary that is not an Obligor to any other Restricted Subsidiary that is not an Obligor or to any Obligor or (B) any Obligor to any other Obligor; (v) dispositions of property resulting from casualty or condemnation events; (vi) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (vii) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (viii) any abandonment, failure to maintain non-renewal or other disposition of any intellectual property (or rights relating thereto) that is no longer desirable in the conduct of any Obligor’s or any of the Restricted Subsidiaries’ business, as determined in good faith by such Obligor or such Restricted Subsidiary, (ix) any sale of property or series of related sales of property where the total consideration received by the Obligors and their respective Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at the fair market value thereof in the case of other non-cash proceeds) does not exceed $500,000 for any single sale or series of related sales and $5,000,000 for all such sales in the aggregate since the Effective Date, (x) cancellations of employee notes, (xi) real property leases in the ordinary course of business, (xii) transfers of property or assets to an Unrestricted Subsidiary by another Unrestricted Subsidiary, (xiii) expirations of contracts in accordance with their terms, (xiv) terminations of leases in the ordinary course of business, and (xv) the sale or disposition of the Equity Interests in Unrestricted Subsidiaries so long as the consideration for such Equity Interests is in an amount at least equal to the fair market value thereof.  The treatment of a transaction as a sale-leaseback as a result of the application of “build to suit” accounting in accordance with GAAP shall not, in and of itself, constitute an Asset Sale for purposes of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Excess Cash Flow” means, at any date of determination, an amount, not less than zero and determined on a cumulative basis, that is equal to 50% of the aggregate cumulative sum of Excess Cash Flow for each Fiscal Year ending after the Effective Date and prior to such date, commencing with the Fiscal Year ending December 31, 2016.

“Available Amount” means, at any date of determination, (a) the amount of Available Excess Cash Flow, plus (b) the proceeds received by any Obligor or any other Restricted Subsidiary during the period from and including the day immediately following the Effective Date through and including such date of determination in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Effective Date pursuant to Section 6.06(g) (in an amount not to exceed the original amount of such Investment made in reliance on the Available Amount), minus (c) the sum of (i) the aggregate amount of Restricted Payments made pursuant to Section 6.04(c), plus (ii) the aggregate amount of Investments made pursuant to Section 6.06(g), in each case, after the Effective Date and on or prior to such date of determination.

“Availability” means, as of any time of determination, an amount equal to (a) the aggregate amount of Revolving Commitments in effect at such time, minus (b) the Aggregate Total Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or institutes, applies for or consents to any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means a Loan that bears interest at the Alternate Base Rate.

“Base Rate Margin” means for any day, the amount in the applicable column under (and determined for such day in accordance with) the definition of “Applicable Rate”.

“Beneficiary” means each Agent, Lender and Issuing Bank and each other Secured Party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means the board of directors of the Parent.

“Borrower” means the Company and each Additional Borrower.

“Borrower Agent” has the meaning set forth in Section 1.05.

“Borrower Disclosure Letter” means the disclosure letter delivered by the Borrower to the Administrative Agent and the Lenders, dated as of the Effective Date.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Build to Suit Obligations”  means any obligations relating to a lease or other obligation accounted for using “build to suit” accounting in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof accounted for as a liability on the balance sheet as determined in accordance with GAAP; provided that (a) any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any lease entered into after the Effective Date by such Person that would have been accounted for as an operating lease under GAAP as in effect as of the Effective Date shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations and (b) Build to Suit Obligations shall not constitute Capital Lease Obligations.

“Carry-Forward Amount” has the meaning set forth in Section 6.04(g).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means:

(a)                                 Dollars;

(b)                                 U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(c)                                  (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500,000,000 whose short-term debt is rated “A-2” or higher by S&P or higher by Moody’s;

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)                                  commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition;

(f)                                   securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-1 by Moody’s;

(g)                                  securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(h)                                 any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(i)                                     money market funds at least 90% of the assets of which consist of investments of the type described in clauses (a) through (h) above.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) prior to an IPO, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the Parent representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent; (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, of Equity Interests in the Parent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent; (c) if during any period of 24 months, a majority of the members of the Board of Directors of the Parent cease to be composed of individuals (i) who were members of such Board of Directors on the first day of such period, (ii) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (c)(i) above constituting at the time of such election or nomination at least a majority of such Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (c)(i) and (c)(ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors; (d) prior to the consummation of a Holdco Transaction, the Company shall cease to own and control, beneficially and of record, directly or indirectly, 100% of the aggregate ordinary voting power of each Additional Borrower free and clear of all Liens (except Liens securing the Obligations); (e) on and following the consummation of a Holdco Transaction, Holdings shall cease to own and control, beneficially and of record, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower free and clear of all Liens (except Liens securing the Obligations); provided that the consummation of a Holdco Transaction shall not be a Change in Control.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of, or compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.17(b), any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with, any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” has the meaning set forth in the Preamble hereto.

“Collateral Documents” means the Security Agreement and all other instruments, documents and agreements delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest and Lien on the Collateral.

“Collateral Release Date” has the meaning set forth in Section 5.13(a).

“Collateral Release Period” means the period from and after a Collateral Release Date until the occurrence of a Collateral Redelivery Trigger.

“Collateral Redelivery Trigger” has the meaning set forth in Section 5.13(b).

“Commitment Fee Rate” means 0.15%.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Communications” has the meaning set forth in Section 11.01(c).

“Company” has the meaning set forth in the Preamble hereto.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash stock option and other equity-based compensation expenses, (g) (i) non-cash costs or expenses resulting from purchase accounting adjustments and (ii) non-cash costs or expenses resulting from Build to Suit Obligations, (h) proceeds from business interruption insurance not otherwise included in Consolidated Net Income and to the extent offsetting lost operating income received during such period, (i) all customary fees, costs and expenses incurred or paid in connection with (A) Investments permitted hereunder (including Permitted Acquisitions) whether or not such Investment is consummated, (B) Asset Sales permitted hereunder and (C) the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or the issuance of Equity Interests of the Parent (including costs and expenses (including exploratory and preparatory costs) in connection with any IPO), (j) non-recurring signing costs, retention or completion bonuses and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), (k) the aggregate amount of one-time, non-recurring and extraordinary settlements of legal proceedings and regulatory matters; provided that the aggregate amount that may be added back pursuant to this clause (k) may not exceed $25,000,000 for any period, (l) non-recurring restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, transition costs, costs related to closure and consolidation of facilities; provided that the aggregate amount that may be added back pursuant to this clause (l) and the following clause (m) shall not exceed 25% of aggregate Consolidated Adjusted EBITDA for any period (determined without giving effect to any such adjustment pursuant to this clause (l) and the following clause (m)), (m) the amount of net cost savings and synergies projected in good faith to be realized as a result of actions taken after the Effective Date that are otherwise permitted hereunder (including pursuant to internal procedures), in each case, no later than the date that is 18 months following the consummation of such action (calculated on a pro forma basis as though such cost savings, synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) a duly completed certificate signed by a Responsible Officer of the Parent shall be delivered to the Administrative Agent certifying that such cost savings and synergies are reasonably identifiable, factually supportable and reasonably expected to have a continuing impact, (ii) the benefits resulting therefrom are reasonably anticipated to be realized not later than 18 months of such actions having been taken, (iii) the aggregate amount that may be added back pursuant to the preceding clause (l) and this clause (m) shall not exceed 25% of aggregate Consolidated Adjusted EBITDA for any period (determined without giving effect to any such adjustment pursuant to the preceding clause (l) and this clause (m)), and (iv) no cost savings or synergies shall be added pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period, (n) all costs, charges, fees and expenses related to the Transactions and (o) any other non-cash charges, non-cash expenses or non-cash losses of the Obligors or any of their respective Restricted Subsidiaries for such period, including, for the avoidance of doubt, non-cash foreign currency translation losses and any unrealized losses in respect of Swap Agreements (including non-cash losses related to currency remeasurement of Indebtedness) (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, and, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) income tax benefit, (b) interest income, (c) any extraordinary income or gains determined in accordance with GAAP and (d) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis; provided that, (i) with respect to the period ending June 30, 2016, actual Consolidated Adjusted EBITDA for the period from January 1, 2016, until such date, multiplied by 2, and (ii) with respect to the period ending September 30, 2016, actual Consolidated Adjusted EBITDA for the period from January 1, 2016, until such date, multiplied by 4/3; provided, further, that with respect to all assets and Persons acquired or disposed of, the calculation of Consolidated Adjusted EBITDA will be calculated on a Pro Forma Basis.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Parent and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment”, “development of internal use software” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Parent and its Restricted Subsidiaries; provided all expenditures arising from Build to Suit Obligations shall not constitute Consolidated Capital Expenditures.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash, Cash Equivalents and any assets treated as current assets solely as a result of being Build to Suit Obligations.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and Build to Suit Obligations.

“Consolidated Total Net Debt” means, at any date of determination, (a) Consolidated Total Debt, minus (b) the aggregate amount of Unrestricted Cash of the Parent and its Restricted Subsidiaries, each as of such date; provided that the aggregate amount of Unrestricted Cash deducted pursuant to clause (b) shall not exceed $50,000,000.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Parent) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any Restricted Subsidiary (other than, following the consummation of a Holdco Transaction, the Company) during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than, following the consummation of a Holdco Transaction, the Company) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Restricted Subsidiary or any law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Restricted Subsidiaries at such date, excluding any assets treated as current assets solely as a result of a lease being accounted for using “build to suit” accounting in accordance with GAAP.

“Consolidated Total Debt” on any date, means all Indebtedness of the Parent and its Restricted Subsidiaries on such date, as would be required to appear as a liability on a consolidated balance sheet of the Parent and its Restricted Subsidiaries, prepared as of such date in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Parent and its Restricted Subsidiaries over Consolidated Current Liabilities of the Parent and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Acquisition and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (a) there shall be included with respect to any Acquisition during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital acquired in such Acquisition as at the time of such Acquisition and the Consolidated Working Capital from such Acquisition at the end of such period, and (b) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital gained in such designation as at the time of such designation and the Consolidated Working Capital from such designation at the end of such period.

“Contractual Obligations” means, with respect to a Person, the obligations under each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument that such Person is a party to.

“Control” means the possession, directly or indirectly, of the power to (i) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise the outstanding voting power, by contract or otherwise or (ii) vote 10% of more of Equity Interests having ordinary voting power for the election of directors (or any similar governing body) of a Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the date of a Credit Extension.

“Credit Event” means each Borrowing, Credit Extension, New Revolving Loan Commitment or extension of a Letter of Credit.

“Credit Extension” means the making of a Loan, the issuing of a Letter of Credit or a Letter of Credit Disbursement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund within two Business Days any portion of its participation in Letters of Credit or (iii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, any Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrower, to confirm in writing to the

Administrative Agent, each Issuing Bank and the Borrower that it will comply with its prospective funding obligations and participation in the outstanding Letters of Credit hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, each Issuing Bank and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or scheduled dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness (but solely such portion that is so convertible would be deemed to be a Disqualified Equity Interest) or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 120 days after the Revolving Commitment Termination Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior expiration or termination of the Commitments, the payment in full of the principal of and interest on each Loan and all fees payable hereunder and the cancellation or expiration or Cash Collateralization of all Letters of Credit.

“Disqualified Institution” means, as of any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Effective Date, (b) any Person that is a competitor or potential competitor of any Obligor or any its respective Subsidiaries (in each case as determined in good faith by the Company) that has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the

Platform) from time to time and (c) any Person whose primary activity is the trading or acquisition of distressed debt that has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) from time to time and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); provided that (i) any person that becomes a “Disqualified Institution” after the applicable Trade Date for an assignment or participation interest shall not apply to retroactively make such person a “Disqualified Institution” with respect to such assignment or participation interest or any previously acquired assignment of or participation interest in the Loans, but such Person shall not be able to increase its Revolving Commitments under, or participation interests in, the Loans; provided, however, that, in each case, “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time, and (ii) clause (c) above shall not apply if an Event of Default under Sections 9.01(a), (b), (g), (h) or (i) has occurred and is continuing.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (a) any Subsidiary substantially all of the assets of which consist of Equity Interests in (or Equity Interests and debt of) one or more CFCs and (b) any such Subsidiary that is owned (directly or indirectly) by a Subsidiary that is described in clause (a) of this definition or a CFC.

“DQ List” has the meaning set forth in Section 11.04(h).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash until any such conversion or exchange.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Obligor or any of its respective Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under PBGC Regulation Section 4043 the requirement of Section 4043 of ERISA that it be notified of such event; (b) the taking of any action to terminate any Plan under Sections 4041 or 4101A of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Sections 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (g) the receipt of a written determination that any Plan is, or is expected to be, in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) engaging in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to which the Borrower, any Guarantor, or any of their respective Subsidiaries is a “disqualified person” within the meaning of Section 4975 the Code or a “party in interest” within the meaning of Section 406 of ERISA or could otherwise reasonably be expected to be liable; (i) the incurrence by the Borrower, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan or a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” within the meaning of Section 4001(a)(2) of ERISA; (j) the receipt by the Borrower, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate from any Multiemployer Plan of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising a Borrowing, that bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Borrowing” means a Borrowing made at the Adjusted LIBO Rate.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 9.01.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a)                                 the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (iii) the Consolidated Working Capital Adjustment (if positive), minus

(b)                                 the sum, without duplication, of (i) the amounts for such period paid from internally generated cash of (x) repayments of Indebtedness for borrowed money (excluding repayments of the Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and repayments of Capital Lease Obligations (excluding any interest expense portion thereof), (y) Consolidated Capital Expenditures and (z) the purchase price of Acquisitions, except to the extent funded with the Available Amount, plus (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), plus (iii) the absolute amount of the Consolidated Working Capital Adjustment (if negative).

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or by any Contractual Obligation to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations; provided that any such Contractual

Obligation (i) is in existence on the Effective Date (or, with respect to a Subsidiary acquired or formed after the Effective Date, as of the date such acquisition or formation) and (ii) in the case of a Subsidiary acquired or formed after the Effective Date, was not entered into in connection with, or in contemplation of, such acquisition or formation or (d) any Subsidiary with respect to which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority, unless such consent, approval, license or authorization has been obtained or would, contemporaneous with the Effective Date or, in the case of a Subsidiary acquired or formed after the Effective Date, the date on which such Subsidiary is acquired or formed, be obtained.  For the avoidance of doubt, an Additional Borrower shall not be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.15(a).

“Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Fiscal Quarter” means a Fiscal Quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Parent and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” has the meaning set forth in Section 5.10(b)(iv).

“Flood Insurance” has the meaning set forth in Section 5.10(b)(iv).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit G.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

“Governmental Authority” means the government of the United States any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities, in each case, that is permitted hereunder (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guaranteed Obligations” has the meaning set forth in Section 8.01.

“Guarantors” means, collectively,(a)  the Subsidiary Guarantors, (b) with respect to the Obligations of any Additional Borrower, the Company, and (c) on and after the consummation of a Holdco Transaction, Holdings.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to Section 8.01 of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted) and (b) any currency exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks.

“Holdings” has the meaning set forth in the defined term Holdco Transaction.

“Holdco Transaction” means a transaction (or series of transactions) which will, among other things,  cause (x) the Company to convert to a limited liability company and (y) 100% of the Equity Interests in the Company and its other existing Subsidiaries to be held by a newly-formed entity organized under the laws of any political subdivision of the United States (“Holdings”), which transactions will be substantially in accordance with the steps described on Section 1.01A of the Borrower Disclosure Letter; provided that (a) the owners of 100% of the Equity Interests in Holdings immediately after giving effect to such transaction (and the amount of such Equity Interests owned by each such person) are identical to the owners of 100% of the Equity Interests in the Company immediately prior to giving effect to such transaction (and the amount of such Equity Interests owned by each such person; provided that, such Equity Interests of such owners may be held in different classes (including common and preferred Equity Interests) of Equity Interests of Holdings with different voting rights), (b) Holdings shall have entered into Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which Holdings shall pledge its interest in the Collateral, including without limitation, the Equity Interests in the Borrower, to the Collateral Agent for the

benefit of the Secured Parties, and (c) Holdings shall have entered into a joinder to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and shall have provided such other documentation as would be required in connection with a joinder of a Guarantor pursuant to Section 5.11.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Parent and that has been designated by the Company by written notice to the Administrative Agent as an “Immaterial Subsidiary” from time to time and in relation to which the fair market value of its Consolidated Total Assets as of the last day of the most recently ended Test Period, as the case may be, do not exceed 7.5% of the fair market value of the Consolidated Total Assets of the Parent and its Restricted Subsidiaries at such date and (b) whose revenues for the most recently ended Test Period, as the case may be, are available do not exceed 7.5% of the consolidated revenues of the Parent and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that (i) the Consolidated Total Assets of all such Immaterial Subsidiaries as of the last day of the most recently ended Test Period shall not exceed 15% of the Consolidated Total Assets of the Parent and its Restricted Subsidiaries at such date and (ii) the revenues of all such Immaterial Subsidiaries for the most recently ended Test Period shall not exceed 15% of the consolidated revenues of the Parent and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.  For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of the Borrower, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the Acquisition of such Person or such Person’s assets to the extent reasonably available. If such financial statements are not reasonably available, the Parent shall make such determination in reasonable good faith. The Company may change the designation of any Subsidiary as an Immaterial Subsidiary by providing notice to the Administrative Agent.

“Increased Amount Date” has the meaning set forth in Section 2.23(a).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of this definition, (i) the amount of any Indebtedness described in clause (g) above shall be deemed to be an amount equal to the lesser of (A) the principal amount of the obligations guaranteed and outstanding and (B) the maximum amount for which the guaranteeing Person may be liable in respect of such obligations, and (ii)  the amount of any Indebtedness described in clause (h) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation. For the avoidance of doubt, Build to Suit Obligations shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Information” has the meaning set forth in Section 11.12.

“Intellectual Property Rights” has the meaning set forth in Section 3.05(b).

“Intercompany Note” means an intercompany note substantially in the form of Exhibit I.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.15(b) and in substantially the form of Exhibit C attached hereto.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and Consolidated Capital Expenditures), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Parent or any of its Restricted Subsidiaries to any other Person (other than an Obligor or any other Restricted Subsidiary).

“IPO” means a bona fide underwritten sale to the public of common stock of the Parent on a nationally recognized securities exchange.

“IRS” means the United States Internal Revenue Service.

“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit H.

“Issuing Bank” means each Lender (or affiliate thereof) with a Letter of Credit Issuer Sublimit on Schedule 2.01 hereof, as Issuing Bank hereunder, and any other Lender (or affiliate thereof) that shall agree in writing, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), to become an “Issuing Bank”, in each case together with its permitted successors and assigns in such capacity. Any Issuing Bank may issue Letters of Credit through any of its branch offices or through any of its affiliates or any of the branch offices of its affiliates.

“Joinder Agreement” has the meaning set forth in Section 5.11.

“Joint Venture” means a joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form; provided in no event shall any Subsidiary of any Person be considered to be a Joint Venture.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to a transaction contemplated by Section 2.23, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in such form as may be approved from time to time by the applicable Issuing Bank. Letters of Credit shall be issued in Dollars.

“Letter of Credit Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Issuer Sublimit” means (a) with respect to each Issuing Bank as of the Effective Date, as set forth on Schedule 2.01, and (b) with respect to any other Issuing Bank, an amount as shall be agreed to by the Administrative Agent, such Issuing Bank and the Borrower.

“Letter of Credit Sublimit” means the lesser of (a) $20,000,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all drawings under Letters of Credit honored by any Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower or with the proceeds of a Loan.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired without being drawn by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP 98 or because a drawing was presented under such Letter of Credit on or prior to the last date permitted for presentation thereunder but has not yet been honored or dishonored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBO Rate” means:

(a)                                 with respect to any Eurodollar Borrowings for any Interest Period, the rate appearing on Bloomberg screen LIBOR01 (or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that in the event such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; and

(b)                                 for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBO Rate described in paragraph (a) above, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent that any such rate is below zero, the LIBO Rate described in paragraph (a) above will be deemed to be zero; provided, further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBO Rate Margin” means for any day, the amount in the applicable column under (and determined for such day in accordance with) the definition of “Applicable Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Conditions Acquisition” means any Acquisition permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, the Collateral Documents, and any documents or certificates executed by the Borrower in favor of an Issuing Bank relating to Letters of Credit.

“Loans” means the loans (including any Base Rate Loan or Eurodollar Rate Loan) made by the Lenders to the Borrower pursuant to this Agreement, including any New Revolving Loans.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Obligors and their respective Subsidiaries, taken as a whole, (b) the ability of the Obligors and their respective Subsidiaries, taken as a whole, to perform their payment obligations hereunder, or (c) the rights of or remedies, taken as a whole, available to the Agents or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent or any Restricted Subsidiary thereof in a principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $2,000,000; provided that the New Fulfillment Center shall not constitute a Material Real Estate Asset for so long as the fair market value of the owned real estate associated with such New Fulfillment Center and improvements thereon is less than or equal to $50,000,000.

“Maturity Date” means August 26, 2019 (and if such date is not a Business Day, then the preceding Business Day).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means any Material Real Estate Asset acquired by the Borrower or any Obligor after the Effective Date or any Real Estate Asset that becomes a Material Real Estate Asset (whether by renovation to, addition to or otherwise).

“Multiemployer Plan” any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is or has been contributed to by (or to which there is an obligation to contribute by) any Obligor, any of its Subsidiaries or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Obligor, any of its Subsidiaries or any ERISA Affiliate that contributed to or had an obligation to contribute to such plan.

“Net Asset Sale Cash Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Parent or its Restricted Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs, fees and expenses incurred in connection with such Asset Sale, including (i) taxes paid or reasonably estimated to be payable by the seller as a result of or in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty on, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities or indemnities or other contingent obligations relating to the assets sold (provided that, to the extent such cash proceeds are not so used within 180 days of such Asset Sale, such cash proceeds shall constitute Net Asset Sale Cash Proceeds).

“New Fulfillment Center” means the fulfillment center to be acquired and/or constructed by Parent or one of its Subsidiaries after the Effective Date.

“New Revolving Loan Commitments” has the meaning set forth in Section 2.23(a).

“New Revolving Loan” has the meaning set forth in Section 2.23(a).

“New Revolving Loan Lender” has the meaning set forth in Section 2.23(a).

“NFIP” has the meaning set forth in Section 5.10(b)(iv).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Obligor or any of its Restricted Subsidiaries primarily for the benefit of employees, or beneficiaries thereof, of any Obligor or any of its Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Plan: (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority; (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments; (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Non-U.S. Plan or to appoint a trustee or similar official to administer any such Non-U.S. Plan, or alleging the insolvency of any such Non-U.S. Plan; (d) the incurrence of any liability by any Obligor or any of its Restricted Subsidiaries under applicable law on account of the complete or partial termination of such Non-U.S. Plan or the complete or partial withdrawal of any participating employer therein; or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by any Obligor or any of its Restricted Subsidiaries, or the imposition on any Obligor or any of its Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Note” has the meaning set forth in Section 2.05(c).

“Notice” means a Funding Notice, Issuance Notice or Interest Election Request.

“Obligations” means all amounts owing by any Obligor to the Agents (including former Agents), Arrangers, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document, in each case whether for principal, interest (including, in each case, all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Obligor or any of its Subsidiaries, whether or not allowed in such case or proceeding), reimbursement of amounts drawn on Letters of Credit, fees, expenses, indemnification or otherwise.

“Obligors” means, collectively, the Borrower and the Guarantors.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Parent” means, prior to the consummation of a Holdco Transaction, the Company, and as of and following the consummation of a Holdco Transaction, Holdings.

“Participant” has the meaning set forth in Section 11.04(c)(i).

“Participant Register” has the meaning set forth in Section 11.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by any Obligor, any of its Subsidiaries or any ERISA Affiliate or with respect to which any of any Obligor, any of its Subsidiaries or any ERISA Affiliate has an obligation to contribute, and each such plan for the five-year period immediately following the latest date on which the any Obligor, any of its Subsidiaries or any ERISA Affiliate maintained or made contributions (or had an obligation to make contributions).

“Perfection Certificate” has the meaning assigned to that term in the Security Agreement.

“Permitted Acquisition” means any transaction or series of related transactions resulting in the acquisition by any Obligor or any of its Restricted Subsidiaries that are Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or Equity Interests of, or a business line or unit or a division of, any Person; provided the following are satisfied or waived in accordance with Section 11.02:

(i)                                     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided, in the in the case of any Limited Conditions Acquisition being funded, in whole or in part, with the proceeds of New Revolving Loan Commitments substantially concurrently with the effectiveness of such New Revolving Loan Commitments, this clause (i) shall be limited to the absence of an Event of Default under Sections 9.01(a), (b), (g), (h) and (i);

(ii)                                  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable government approvals;

(iii)                               the Company shall take, or shall cause to be taken, promptly after the date such Permitted is consummated, each of the actions set forth in Section 5.10 or Section 5.11, if and as applicable;

(iv)                              the Company shall have delivered to the Administrative Agent (x) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $30,000,000, at least three Business Days prior to such proposed acquisition, notice of the aggregate Acquisition Consideration for such acquisition and (y) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $30,000,000, promptly upon request by the Administrative Agent, (1) a copy of the acquisition agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent) and (2) to the extent reasonably available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(v)                                 any Person or assets or division as acquired in accordance herewith shall be engaged in or related to a business permitted under Section 6.03(c); and

(vi)                              the total Acquisition Consideration paid in connection with all Permitted Acquisitions occurring on or after the Effective Date pursuant to which the Person whose Equity Interests are acquired does not become an Obligor or, in the case of an asset acquisition, the assets that are acquired are not held by an Obligor, shall not exceed, from the date of this Agreement, plus the aggregate amount of Investments pursuant to Section 6.06(c) and the aggregate amount of the sales, transfers, leases and other dispositions made pursuant to Section 6.03(a)(ii), an amount equal to $40,000,000.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)                                  Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(f)                                   judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (j) of Section 9.01;

(g)                                  easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(h)                                 Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (including Capital Lease Obligations subject to Section 6.01(c)), license or sublicense or concession agreement, in each case to the extent permitted by this Agreement.

“Permitted Holders” means the Persons listed on Section 1.01B of the Borrower Disclosure Letter.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by any Obligor or any of its Subsidiaries or with respect to which any Obligor or any of its Subsidiaries could have any liability.

“Platform” has the meaning assigned to that term in Section 11.01(c).

“Pledged Collateral” has the meaning assigned to that term in the Security Agreement.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the “Prime Lending Rate”, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”.

“Principal Office” for each of the Administrative Agent and Issuing Bank, means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Forma Basis” means, with respect to any determination of the Total Net Leverage Ratio, (i) that such determination of Consolidated Adjusted EBITDA is made for the relevant

Test Period, but that (x) any material acquisitions or material dispositions, mergers, amalgamations, consolidations or discontinuances of operations during such Test Period or subsequent thereto and on or prior to the date of determination or with the proceeds of or in connection with the incurrence of Indebtedness for which the Total Net Leverage Ratio is being determined (each, a “Pro Forma Event”) shall be deemed for this purpose to have occurred on the first day of such Test Period and to have given effect to the designation as a Restricted Subsidiary or an Unrestricted Subsidiary as if such designation had occurred on the first day of each such period, and (y) if since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have undertaken any Pro Forma Event that would have required adjustment pursuant to clause (x) above if taken by a Restricted Subsidiary, then such ratio or amount shall be calculated giving pro forma effect thereto for such Test Period as if such Pro Forma Event had occurred at the beginning of such Test Period and (ii) that such determination of Consolidated Total Debt is determined after giving effect to the incurrence of the Indebtedness (and all simultaneous incurrences of Indebtedness) for which such ratio is being tested, and the application of proceeds thereof.  For purposes of this definition, “material” shall mean one or a series of related transactions with an aggregate value in excess of $500,000. “Pro Forma Event” has the meaning assigned to that term in the definition of “Pro Forma Basis”.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment or Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Projections” means the projections of the Company and its Subsidiaries for the period of Fiscal Year 2016 through and including Fiscal Year 2019, prepared on a quarterly basis for the 2016 Fiscal Year and the 2017 Fiscal Year and annually thereafter.

“Qualified Equity Interest” of any person shall mean any Equity Interests of such person that are not Disqualified Equity Interests.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Borrower or any Obligor in any real property.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinanced Indebtedness” has the meaning given thereto in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness (and the continuation or renewal of any Permitted Liens related thereto) so long as:

(a)                                 such refinancing, renewal, or extension does not result in an increase in the principal amount (or accreted value, if applicable) (other than any accrued or capitalized amounts) of the Indebtedness so refinanced, renewed, or extended (the “Refinanced

Indebtedness”), other than by the amount equal to the premiums paid thereon in connection with such refinancing, renewal or extension and fees and expenses incurred in connection therewith and by the amount of existing unfunded commitments thereunder,

(b)                                 such refinancing, renewal, or extension has a final maturity date equal to or later than the Refinanced Indebtedness and, except in the case of revolving credit Indebtedness, does not have a shorter Weighted Average Life to Maturity,

(c)                                  to the extent the terms or conditions of such refinancing, renewal or extension differ from the terms and conditions of the Refinanced Indebtedness, such term and conditions, taken as a whole, are not and would reasonably be expected to be materially adverse to the interests of the Lenders,

(d)                                 if the Refinanced Indebtedness was subordinated in right of payment to the Obligations, such refinancing, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (as determined in good faith by the Board of Directors) as those that were applicable to the Refinanced Indebtedness, and

(e)                                  no person is an obligor with respect to such refinancing, renewal or replacement that was not an obligor with respect to such Refinanced Indebtedness.

“Register” has the meaning set forth in Section 2.05(b).

“Reimbursement Date” has the meaning set forth in Section 2.03(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Loans at such time. The Revolving Commitment and Loans of any Defaulting Lender and Disqualified Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means any of the President, Chief Executive Officer, Treasurer, director, General Counsel and Chief Financial Officer of the applicable Obligor, or any person designated by any such Obligor in writing to the Administrative Agent from time to time, acting singly.

“Restricted Payment” means any dividend, repurchase, redemption or other distribution (whether in cash, securities or other property other than Qualified Equity Interests of such Person) with respect to any Equity Interests in the Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property other than Qualified Equity Interests of such Person), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of such Person or any option, warrant or other right to acquire any such Equity Interests of such Person.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.  Unless otherwise stated, any reference to the Parent and its Restricted Subsidiaries herein or in any other Loan Document shall, prior to the consummation of a Holdco Transaction, include any Additional Borrower and, on and after the consummation of a Holdco Transaction, shall include the Company and each Additional Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11 or Section 2.12, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 11.04. The initial amount of each Lender’s Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $150,000,000.

“Revolving Commitment Period” means the period from the Effective Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11 or 2.12, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 9.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Loans of that Lender, (b) in the case of Issuing Banks, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by the Lenders in such Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“S&P” means Standard and Poor’s, a Division of the McGraw Hill Financial, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of the Ukraine).

“Sanctioned Entity” means, at any time, (a) a Sanctioned Country or (b) an agency of the government of a country, an organization directly or indirectly controlled by a country or its government or a person or entity resident in or determined to be resident in a country or territory, in each case, that is subject to or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S.

Department of the Treasury, by the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means the Agents, the Issuing Banks, any Lender or any Indemnitee (or any of their respective successors or assigns).

“Security Agreement” means the Pledge and Security Agreement to be executed between the Obligors and the Collateral Agent, in substantially the form attached hereto as Exhibit K (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Security Supplement” has the meaning assigned to that term in the Security Agreement.

“Series” means a series of Loans.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Parent substantially in the form of Exhibit E.

“Solvent” means, with respect to the Parent and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Parent and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Parent and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Parent and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Parent and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Parent and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Acquisition” means the acquisition to be effected after the Effective Date and described in Section 1.01C of the Borrower Disclosure Letter.

“Specified Acquisition Agreement Representations” means, with respect to an Limited Conditions Acquisition, the representations and warranties contained in the acquisition agreement in respect to such Limited Conditions Acquisition as are material to the interests of the Lenders providing such New Revolving Loan Commitments, but only to the extent that the Company or any of its Affiliates has the right (taking into account applicable cure provisions) to terminate its respective obligations under such acquisition agreement (or the right not to consummate such Limited Conditions Acquisition pursuant to such acquisition agreement) (in each case, in accordance with the terms thereof) as a result of a failure of such representation or warranty to be true and correct.

“Specified Representations” means, in respect of any Limited Conditions Acquisition, each representation and warranty set forth in Sections 3.01, 3.02, 3.03(c), 3.09, 3.14, 3.15, 3.16, and 3.17.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one, minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any subsidiary of any Obligor, as applicable. Unless otherwise qualified, all references to a “Subsidiary” of or to the “Subsidiaries” of the Parent herein or in any other Loan Document shall include the Borrower (other than prior to the consummation of a Holdco Transaction, the Company).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Subsidiary Guarantors” means those Subsidiaries listed on Section 5.11 of the Borrower Disclosure Letter and party hereto and any future Domestic Subsidiary of the Borrower that has delivered a joinder agreement pursuant to Section 5.11 hereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent and its Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

A “Test Period” in effect at any time means, subject to the proviso in the definition of Consolidated Adjusted EBITDA, the period of four consecutive Fiscal Quarters ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such Fiscal Quarter have been or were required to be delivered pursuant to Section 5.01.

“Title Insurance Company” has the meaning set forth in Section 5.10(b)(iii).

“Title Policy” has the meaning set forth in Section 5.10(b)(iii).

“Total Exposure” means, for any Lender at any time, the sum of  (i) the aggregate principal amount of all outstanding Loans of such Lender plus (ii) such Lender’s Applicable Percentage of the Letter of Credit Usage.

“Total Net Leverage Ratio” means, at any date, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date (determined, with respect to periods ending prior to December 31, 2016, in accordance with the proviso contained in the definition of Consolidated Adjusted EBITDA).

“Trade Date” has the meaning set forth in Section 11.04(e).

“Transactions” means the execution, delivery and performance by the Obligors of each Loan Document to which it is a party, the borrowing of Loans, the payment of related fees and expenses and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(d).

“Unrestricted Cash” means, as of any date of determination, such Cash that (a) does not appear (and is not required to appear) as “restricted” on the consolidated balance sheet of the Parent (unless such appearance is related to the Liens granted to the Collateral Agent to secure the Obligations), (b) is not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties and (c) is otherwise generally available for use by the Parent or any other Obligor.

“Unrestricted Subsidiary” means any Subsidiary of the Parent and that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.12. The Subsidiaries of the Parent that are Unrestricted Subsidiaries as of the Effective Date are set forth on Section 5.12 of the Borrower Disclosure Letter.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S.” or “United States” means the United States of America.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the U.S. or by any agent or instrumentality thereof, provided that the full faith and credit of the U.S. is pledged in support thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, any as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly-Owned Subsidiaries, all of the Equity Interests of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.                          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03.                          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  Unless the context indicates otherwise and except as set forth in Section 1.05, reference herein to “the Borrower” shall be deemed to refer to the Company and any Additional Borrower, as applicable.

Section 1.04.                          Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), compliance shall be determined based on the consolidated financial statements of the Company with respect to the Fiscal Quarter ended June 30, 2016, and delivered pursuant to Section 3.04(a) hereof.

Section 1.05.                          Borrower Agent. Each Additional Borrower hereby appoints the Company as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender, and each Additional Borrower releases the Company from any restrictions on representing several Persons and self-dealing under any applicable laws or regulations (the Company, acting on its behalf and on behalf of any Additional Borrower pursuant to such agency, the “Borrower Agent”).  The Company hereby accepts such appointment as representative and agent of each Additional Borrower.  Notwithstanding any other provision of this Agreement:

i.                                          each of the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Funding Notice or any Interest Election Request) delivered on behalf of an Additional Borrower by the Borrower Agent;

ii.                                       the Administrative Agent, the Issuing Banks and the Lenders may give any notice to or make any other communication with any Additional Borrower hereunder to or with the Borrower Agent (and shall not be required to give any notice to or make any other communication to any other Borrower);

iii.                                    in the case of any provision requiring the consent of, or consultation with, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may seek the consent of, or consult with any Additional Borrower or the Borrower Agent (and shall not be required to seek the consent of, or consult with, any other Borrower);

iv.                                   the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents; and

v.                                      each Additional Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.

Section 1.06.                          Obligations Joint and Several.  Each agreement in any Loan Document by the Company or any other Borrower to make any payment, to take any action or otherwise to be bound by the terms thereof is a joint and several agreement of the Borrower (including the Company and any Additional Borrower), and each obligation the Company or any other Borrower under any Loan Document shall be a joint and several obligation of the Borrower (including the Company and any Additional Borrower).

ARTICLE 2
LOANS AND LETTERS OF CREDIT

Section 2.01.                          Loans. (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower in Dollars from time to time, in an aggregate amount such that, after giving effect thereto, the Total Exposure of such Lender does not exceed such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Loans, in no event shall the Aggregate Total Exposure exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving

Commitment Termination Date, and all Loans and all other amounts owed hereunder with respect to the Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Loans.

(i)                                     Except pursuant to Section 2.03(d), Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount, and Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.

(ii)                                  Subject to Section 2.24, whenever the Borrower desires that Lenders make Loans, Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) in the case of a Eurodollar Rate Loan, 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date and (y) in the case of a Base Rate Loan, either (1) not later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date or (2) not later than 10:00 a.m. (New York City time) on the proposed Credit Date; provided that the aggregate principal amount of Loans requested pursuant to this Section 2.01(b)(ii)(y)(2) on any one day shall not exceed $20,000,000. Except as otherwise provided herein, a Funding Notice for a Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a Borrowing in accordance therewith. Notwithstanding the foregoing, the Administrative Agent may agree to shorter time periods with respect to the requirements set forth above.

(iii)                               Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender with reasonable promptness.

(iv)                              Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02.                          [Reserved].

Section 2.03.                          Issuance of Letters of Credit and Purchase of Participations Therein.

(a)                                 Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit (or amend, renew, increase or extend an outstanding Letter of Credit) at the request and for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided that (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to such Issuing Bank; (iii) after giving effect to such issuance or increase, in no event shall (x) the Aggregate Total Exposure exceed the Revolving Commitments then in effect or (y) any Lender’s Total Exposure exceed such Lender’s Revolving Commitment; (iv) after giving effect to such issuance or increase, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (v) after giving effect to such issuance or increase, unless otherwise agreed to by the applicable Issuing Bank in writing, in no event shall the Letter of Credit Usage with respect to the Letters of Credit issued by such Issuing Bank exceed the Letter of Credit Issuer Sublimit of such Issuing Bank then in effect and (vi) in no event shall any Letter of Credit have an expiration date later than the earlier of (A) the fifth Business Day prior to the Maturity Date and (B) the date which is twelve months from the original date of issuance of such Letter of Credit. Subject to the foregoing, an Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period and provides notice to that effect to the Borrower; provided that such Issuing Bank is not required to extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, that if any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit unless the applicable Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage (in an amount equal to the Agreed L/C Cash Collateral Amount with respect thereto) at such time on terms reasonably satisfactory to the applicable Issuing Bank. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP 98 shall apply to each Letter of Credit.  Notwithstanding anything to the contrary set forth herein, an Issuing Bank shall not be required to issue a Letter of Credit if the issuance of such Letter of Credit would violate any laws binding upon such Issuing Bank and/or the issuance of such Letters of Credit would violate any policies of the Issuing Bank applicable to Letters of Credit generally.

(b)                                 Notice of Issuance. Subject to Section 2.24, whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to each of the Administrative Agent and an Issuing Bank an Issuance Notice and Application no later than 12:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance or such shorter period as may be agreed to by such Issuing Bank in any particular instance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by such Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the USA Patriot Act or as otherwise customarily requested by such Issuing Bank. Upon satisfaction or waiver of the conditions set forth in Section 4.02, such Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.03(e).

(c)                                  Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, an Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit that appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary. As between the Borrower and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by each Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Banks’ rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.03(c), the Borrower shall retain any and all rights it may have against any Issuing Bank for any liability solely resulting from the gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)                                 Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent, and the Borrower shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing. If the Borrower fails to timely reimburse an Issuing Bank on the Reimbursement Date, the Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(d) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the applicable Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, the Lenders shall, on the Reimbursement Date, make Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Loans are not received by such Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Loans, if any, which are so received. Nothing in this Section 2.03(d) shall be deemed to relieve any Lender from its obligation to make Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Loans under this Section 2.03(d).

(e)                                  Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the applicable Issuing Bank as provided in Section 2.03(d), such Issuing Bank shall promptly notify the Administrative Agent (who, in turn, will promptly notify each Lender) of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share. Each Lender shall make available to the Administrative Agent, for the account of such Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which the Principal Office of the Administrative Agent is located) after the date notified by such Issuing Bank. In the event that any Lender fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.03(e), an Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the applicable Issuing Bank for the correction of errors among banks and thereafter at the Alternate

Base Rate. Nothing in this Section 2.03(e) shall be deemed to prejudice the right of any Lender to recover from an Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.03 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence, bad faith or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of such Issuing Bank. In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.03(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent (who, in turn, will distribute to each Lender which has paid all amounts payable by it under this Section 2.03(e) with respect to such honored drawing such Lender’s Pro Rata Share thereof) all payments subsequently received by such Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on its Administrative Questionnaire or at such other address as such Lender may request.

(f)                                   Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Loans made by the Lenders pursuant to Section 2.03(d) and the obligations of the Lenders under Section 2.03(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against an actual or purported beneficiary or any actual or purported transferee of any Letter of Credit (or any Persons for whom any such actual or purported transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower or any of its Subsidiaries, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the actual or purported beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) the occurrence or continuance of an Event of Default or a Default or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)                                  Indemnification. Without duplication of any obligation of the Borrower under Section 11.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable and documented fees, out-of-pocket expenses and disbursements of outside counsel (limited to one outside counsel per applicable jurisdiction and, in the case of a conflict of interest where the person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected person)), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit by an Issuing Bank, other than as a result of the gross negligence, bad faith or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, (B) the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (C) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)                                 Resignation and Removal of Issuing Bank. An Issuing Bank may resign as an Issuing Bank upon 60 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)                                     Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon on or before the Business Day following the day of such demand (or if such demand is given to the Borrower prior to 4:00 p.m. on a Business Day, on such Business Day); provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.01(g), (h) or (i) or, if the maturity of the Loans has been accelerated. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Issuing Banks with Letter of Credit Usage representing greater than 50% of the total

Letter of Credit Usage), be applied to satisfy the other Obligations.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within seven Business Days after all Events of Default have been cured or waived, so long as no other Event of Default occurs prior to the return of such Cash Collateral to the Company.  Notwithstanding anything to the contrary herein, if as of the expiration date of any Letter of Credit any obligation thereunder  remains outstanding, the Borrower shall, at the request of the applicable Issuing Bank, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon on or before the Business Day following the day of such request (or if such request is given to the Borrower prior to 4:00 p.m. on a Business Day, on such Business Day).

(j)                                    Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall apply.

Section 2.04.                          Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Alternate Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Credit Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the

Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, and the Administrative Agent has already made such corresponding amount available to the Borrower, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Type of Loans. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05.                          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                                 Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of, and principal amount of and interest on the Loans owing to, and drawings under Letters of Credit owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its Affiliates) shall be limited to the entries with respect to such Lender including the Revolving Commitment of, or principal amount of and stated interested on the Loans owing to such Lender. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 11.04, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees” entitled to the benefits of Section 11.03.

(c)           Notes. If so reasonably requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Effective Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.04) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after the Borrower’s receipt of such notice) a note or notes in substantially the form of Exhibit D to evidence such Lender’s Loan (each, a “Note”).

Section 2.06.         Interest on Loans.

(a)           Except as otherwise set forth herein, each Type of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Alternate Base Rate plus the Base Rate Margin; and

(ii)           if a Eurodollar Rate Loan, at the LIBO Rate plus the LIBO Rate Margin.

(b)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Interest Election Request, as the case may be.

(c)           In connection with Eurodollar Rate Loans there shall be no more than seven Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Interest Election Request, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as), or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Interest Election Request, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower and each Lender.

(d)           Interest payable pursuant to Section 2.06(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)           Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

(f)            The Borrower agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect Base Rate Loans.

(g)           Interest payable pursuant to Section 2.06(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the applicable Issuing Bank of any payment of interest pursuant to Section 2.06(f), such Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.03(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.07.         [Reserved].

Section 2.08.         Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (b), (g), (h) or (i) hereunder, to the then-outstanding overdue principal amount of the Loans and, to the extent permitted by law, any interest payments or draws thereunder or any other fees overdue hereunder and such fees shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such interest and fees, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall be automatically converted into Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.09.         Fees.

(a)           The Borrower agrees to pay to Lenders (other than Defaulting Lenders):

(i)            unused commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Loans plus (y) the Letter of Credit Usage, multiplied by (B) the Commitment Fee Rate; and

(ii)           a Letter of Credit participation fee equal to the Commitment Fee Rate, multiplied by the aggregate undrawn amount of the Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.09(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)           The Borrower agrees to pay directly to the applicable Issuing Bank, for its own account, the following fees:

(i)            a fronting fee equal to 0.125%, per annum, multiplied by the face amount of such Letters of Credit issued during such year without regard to whether any such Letter of Credit remains outstanding; and

(ii)           such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the applicable Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)           All fees referred to in Section 2.09(a) and Section 2.09(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed (including the first day but excluding the last day) and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Revolving Commitment Termination Date.

(d)           In addition to any of the foregoing fees, the Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.10.         Prepayment of Loans. Except as otherwise provided herein, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.11), subject to prior notice as provided for herein.

Section 2.11.         Voluntary Prepayments/Commitment Reductions.

(a)           Voluntary Prepayments.

(i)            Any time and from time to time:

(1)                                       with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount (or if less, the remaining outstanding principal amount of such Loans); and

(2)                                       with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount (or if less, the remaining outstanding principal amount of such Loans).

(ii)           All such prepayments shall be made:

(1)                                       upon written notice on the date of such prepayment in the case of Base Rate Loans; and

(2)                                       upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans.

in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent will promptly transmit such original notice by telefacsimile or other electronic image scan transmission (e.g., pdf via email) to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, if a notice of prepayment is given in connection with a conditional notice of termination, such notice may be revoked by written notice to the Administrative Agent on or prior to the date of prepayment, subject to Section 2.16(c). Any such voluntary prepayment shall be applied as specified in Section 2.13(a).

(b)           Voluntary Commitment Reductions.

(i)            The Borrower may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which original written notice the Administrative Agent will promptly transmit by telefacsimile or other electronic image scan transmission (e.g., pdf via email) to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Aggregate Total Exposure at the time of such proposed termination or reduction; provided, any partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)           The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and if the Revolving Commitments are not being terminated, the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, however, if a notice of commitment termination or reduction is given in connection with a conditional transaction or financing, such notice may be revoked by written notice to the Administrative Agent given on or prior to the date of such termination or reduction, subject to Section 2.16(c).

(iii)          If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess (including a corresponding reduction to each Issuing Bank’s Letter of Credit Issuer Sublimit (ratably) unless otherwise agreed by the Borrower and each applicable Issuing Bank).

Section 2.12.         Mandatory Prepayments.

(a)           No later than the tenth calendar day following the date of receipt by any Obligor or any of its Restricted Subsidiaries of any Net Asset Sale Cash Proceeds from any Asset Sale, the Company shall apply all such Net Asset Sale Cash Proceeds to repay any outstanding Loans as set forth in Section 2.13(a); provided that, if the Borrower provides written notice to the Administrative Agent within seven calendar days of the date any such Net Asset Sale Cash Proceeds are so received of its intention to undertake such an investment, then so long as no Event of Default shall have occurred and be continuing, the Company shall have the option, directly or indirectly or through one or more of its Restricted Subsidiaries, to invest such Net Asset Sale Cash Proceeds within twelve months of receipt thereof in assets of the general type used in the business of the Parent and its Restricted Subsidiaries; provided, further, that, if any portion of such Net Asset Sale Cash Proceeds have not been so reinvested at the end of such twelve-month period, the Borrower shall apply an amount equal to the amount of Net Asset Sale Cash Proceeds that have not been so reinvested as set forth in Section 2.13(a).

(b)           If at any time, the Aggregate Total Exposure exceeds the aggregate Revolving Commitments then in effect, the Borrower shall forthwith prepay first, Loans, and second Cash

Collateralize the outstanding amount of Letter of Credit Usage at the Agreed L/C Cash Collateral Amount, to the extent necessary so that the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect (or, in the case of Letter of Credit Usage, such amounts are fully Cash Collateralized in compliance with the Agreed Cash Collateral Amount).

(c)           If, after giving effect to any termination of or reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess (including a corresponding reduction to each Issuing Bank’s Letter of Credit Issuer Sublimit (ratably) unless otherwise agreed by the Borrower and each applicable Issuing Bank).

Section 2.13.         Application of Prepayments/Reductions.

(a)           Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Base Rate Loans to the full extent thereof; and

second, to repay outstanding Eurodollar Rate Loans to the full extent thereof, as the Administrative Agent may determine.

(b)           Considering each Type of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16(c).

Section 2.14.         General Provisions Regarding Payments.

(a)           All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may, in the sole discretion of the Administrative Agent, be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest and any other related amounts owed, including pursuant to Section 2.16(c), on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such

Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)           Notwithstanding the foregoing provisions hereof, if any Interest Election Request is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)            The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to Base Rate Loans.

Section 2.15.         Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the Funding Notice and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Funding Notice. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.15. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section 2.15(b), the Borrower shall notify the Administrative Agent of such election by email or telephone by the time that a Funding Notice would be required under Section 2.01(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic image scan transmission (e.g., pdf via email) of an Interest Election Request to the Administrative Agent.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.01(b):

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue to any Borrowing of Loans if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date.

Section 2.16.         Making or Maintaining Eurodollar Rate Loans.

(a)           Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, the

Administrative Agent shall on such date give notice (by telefacsimile, other electronic image scan transmission (e.g., pdf via email) or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Interest Election Request given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower or, at the Borrower’s request, made as a Base Rate Loan.

(b)           Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile, other electronic image scan transmission (e.g., pdf via email) or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (w) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (x) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or an Interest Election Request, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (y) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (z) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or an Interest Election Request, the Borrower shall have the option, subject to the provisions of Section 2.16(c), to rescind such Funding Notice or Interest Election Request as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above or at any time thereafter prior to the date of the applicable Borrowing, continuation or conversion, as applicable (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)           Compensation for Breakage or Non Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in an Interest Election Request or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.20) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower. The Borrower shall not be required to compensate a Lender pursuant to this Section 2.16(c) for any losses, expenses and liabilities incurred more than 180 days prior to the date that such Lender delivers written request for compensation to the Borrower.

(d)           Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 2.17.         Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Rate Loan (or, in the case of a Change in

Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments hereunder or the Loans made by, or participations in Letters of Credit held by, such Lender to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s bona fide policies and the bona fide policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefore; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18.         Taxes.

(a)           For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)           Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.18, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(A), (ii)(B), (ii)(D) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(1)                                       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)                                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed copies of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L- 1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, if applicable); or

(D)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(3)                                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)                                       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18(h) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments, or the requirement to Cash Collateralize Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.19.         Pro Rata Treatment; Sharing of Set-offs.

(a)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.23(b) or this paragraph (c) or paragraph (b) of this Section 2.19, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20.         Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.16 or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, Section 2.17 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.17, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to  Section 2.18, (iii) any Lender is an Affected Lender (and Lenders constituting Required Lenders are not Affected Lenders) or (iv) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation pursuant to Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any assignment resulting from a Lender becoming an Affected Lender, the applicable assignee shall not be an Affected Lender, (v) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21.         [Reserved].

Section 2.22.         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a)           (i) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of a Defaulting Lender, and (ii) no Defaulting Lender shall be entitled to receive any Revolving Commitment fees pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);

(b)           the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c)           if any Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments, and (y) the sum of any Non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Letter of Credit Usage does not exceed such Non-Defaulting Lender’s Revolving Commitment; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day following notice by Administrative Agent, Cash Collateralize for the benefit of each applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(i) for so long as such Letter of Credit Usage is outstanding;

(iii)          if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (i) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is Cash Collateralized;

(iv)          if all or any portion of such Defaulting Lender’s Letter of Credit Usage is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(a)(i) and Section 2.09(a)(ii) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(v)           if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage that is not so reallocated or Cash Collateralized shall be payable to the applicable Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or Cash Collateralized; and

(d)           so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.22(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a holding company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the applicable Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each of the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.23.         Incremental Facilities.

(a)           The Borrower may by written notice to the Administrative Agent elect to request prior to the Revolving Commitment Termination Date, an increase to the existing Loan Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually in the case of the first such New Revolving Loan Commitment and not less than $5,000,000 individually in the case of each subsequent New Revolving Loan Commitment (or, in each case, such lesser amount which shall be approved by the Administrative Agent). Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than seven Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as the Administrative Agent may agree) and (ii) the identity of each Lender or other Person that is an eligible assignee under Section 11.04(b) (which, if not a Lender, an Approved Fund or an Affiliate of a Lender), shall be reasonably satisfactory to the Administrative Agent and the Issuing Banks (in each case, not to be unreasonably withheld or delayed) (each, a “New Revolving Loan Lender”) to whom the Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that any Person approached to provide all or a portion of any New Revolving Loan Commitments may elect or decline to participate in its sole discretion.  Such New Revolving Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) both before and after giving effect to such New Revolving Loan Commitments, as applicable, each of the conditions set forth in Section 4.02 (with the exception of Section 4.02(a)) shall be satisfied, including, for the avoidance of doubt, the making of the representations and warranties contained in Section 3.04(b) hereof (provided that, in the case of any New Revolving Loan Commitments the proceeds of which are to be used primarily to consummate a Limited Conditions Acquisition substantially concurrently with the effectiveness of such New Revolving Loan Commitments, to the extent agreed to by the Borrower and the Lenders providing such New Revolving Loan

Commitments, (x) the only representations and warranties the accuracy of which shall be a condition to the effectiveness of such New Revolving Loan Commitments shall be the Specified Representations and the Specified Acquisition Agreement Representations, and (y) the condition set forth in Section 4.02(c) shall be tested on the date the acquisition agreement with respect to such Limited Conditions Acquisition is signed (provided that, on the date such New Revolving Loan Commitments are effective, no Event of Default under Section 9.01(a), (b), (g), (h) or (i) shall exist or result therefrom)); (2) any New Revolving Loan Commitments and New Revolving Loans made pursuant hereto shall be on the same terms as the existing Revolving Commitments and Loans made pursuant thereto (including, for the avoidance of doubt, with respect to maturity date and pricing), as set forth in and pursuant to the Loan Documents, with such additional amendments thereto as may be necessary or appropriate in the judgment of the Administrative Agent to effect such New Revolving Loan Commitments, and (3) as a condition to the effectiveness of such New Revolving Loan Commitments, the Borrower shall deliver or cause to be delivered any customary legal opinions or other certificates reasonably requested by the Administrative Agent in connection with any such transaction. Each joinder agreement with a New Revolving Loan Lender not previously a Lender shall be subject to the consent (not to be unreasonably withheld or delayed) of the Issuing Banks.

(b)           On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Revolving Exposure shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (ii) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Loan, (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto, and (iv) each existing Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each New Revolving Loan Lender, and each New Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed Assignment and Assumption of participations, all of the Lenders’ (including each New Revolving Loan Lender) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Loan Commitments (after giving effect to any increase in the Loan Commitment pursuant to this Section 2.23). Notwithstanding anything to the contrary herein, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph (b).

(c)           The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Revolving Loan Commitments and the New Revolving Loan Lenders and (ii) each Lender’s Revolving

Commitment Loans and participation interests in Letters of Credit after giving effect to the assignments contemplated by this Section 2.23.

Section 2.24.         Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic or email notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such telephonic notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of a discrepancy between a telephone notice and the written Notice, the written Notice shall govern. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any notice (telephonic or written) referred to above that the Administrative Agent believes in good faith to have been given by a Responsible Officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.25.         Additional Borrowers  The Company may, upon not less than ten (10) Business Days’ written notice (or such shorter period as may be agreed by the Administrative Agent) to the Administrative Agent and the Lenders, request that the Administrative Agent approve the designation of any Domestic Restricted Subsidiary (an “Applicant Borrower”) that is a Wholly-Owned Subsidiary of the Parent as an Additional Borrower hereunder by delivery to the Administrative Agent of an Additional Borrower Joinder Agreement executed by such Domestic Restricted Subsidiary and the Company.  An Applicant Borrower shall become an Additional Borrower upon (i) the approval of the Administrative Agent on behalf of the Lenders, and (ii) the receipt by the Administrative Agent of the Company’s written approval of such amendments or other modifications to this Agreement and the other Loan Documents, if any, as may reasonably be requested by the Administrative Agent to effect the addition of such Applicant Borrower as an Additional Borrower (collectively, the “Applicant Borrower Amendments”), it being understood, notwithstanding anything to the contrary in Section 11.02, that any Applicant Borrower Amendments shall be effective when executed and delivered by the Company and the Administrative Agent.  The Administrative Agent shall send a notice to the Lenders specifying the effective date upon which the requested Applicant Borrower shall constitute an Additional Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Additional Borrower to receive Loans hereunder, on the terms and conditions set forth herein (as amended by the Applicant Borrower Amendments), and each of the parties hereto agrees that such Applicant Borrower shall for all purposes of this Agreement be a party hereto and an Additional Borrower under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor represents and warrants to the Lenders and the Issuing Banks that:

Section 3.01.         Organization; Powers. Each of the Obligors and its respective Subsidiaries is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.         Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.         Governmental Approvals; No Conflicts. The Transactions  (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of any Obligor or any of its Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon any Obligor or any of its Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by any Obligor or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than the Liens granted to the Collateral Agent for the benefit of the Secured Parties and, after the Effective Date, the Liens permitted under Section 6.02).

Section 3.04.         Financial Condition; No Material Adverse Change.

(a)           The Company has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Years ended December 31, 2015 and December 31, 2014, reported on by Ernst & Young and (ii) as of and for the Fiscal Quarters ended March 31, 2016 and June 30, 2016. As of the Effective Date, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Since December 31, 2015, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05.         Properties.

(a)           Each of the Obligors and its Subsidiaries has good and marketable title to, or valid leasehold interests in or rights to use, all its real and tangible personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Such properties and assets are free and clear of Liens (other than Liens permitted by Section 6.02).

(b)           Each of the Obligors and its Subsidiaries owns or is licensed to use or otherwise has the rights to use, all trademarks, trade names, service marks. copyrights, patents, designs, software, internet domain names, trade secrets, know-how and other intellectual property rights, including any registrations and applications for registration of, and all goodwill associated with, the foregoing (“Intellectual Property Rights”), reasonably necessary for the conduct of their respective businesses as currently conducted, except to the extent such failure to own or be licensed or otherwise have the rights to use any such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) to the knowledge of the Obligors, the use of such Intellectual Property as described in the first sentence of this clause (b) by the Obligors and their respective Subsidiaries and the operation of the respective businesses of the Obligors and their respective Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any other Person and (ii) no such claims or litigations are pending or, to the knowledge of the Obligors, threatened in writing.

(c)           As of the Effective Date, Section 5.10 of the Borrower Disclosure Letter contains a true, accurate and complete list of all Material Real Estate Assets.

Section 3.06.         Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Obligors, affecting any Obligor or any of its Subsidiaries or threatened in writing against any Obligor or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)           Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Obligors or their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) has knowledge of any fact that would subject the Borrower or any of its Subsidiaries to any Environmental Liability.

Section 3.07.         No Defaults. None of the Obligors or their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except in each case or in the aggregate, where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 3.08.         Compliance with Laws and Agreements. Each of the Obligors and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09.         Investment Company Status. None of the Obligors or their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10.         Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Obligors and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Obligors and their respective Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Obligors and their respective Subsidiaries as a whole for the periods covered thereby and (iii) each of the Obligors and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11.         Disclosure. All written information (other than any financial projections, budgets, estimates, forecasts and other forward looking information and other than information of a general economic or industry nature) that has been or will be made available by or on behalf of the Obligors to the Administrative Agent or any Lender or potential Lender in connection with the negotiation of this Agreement, in connection with the Transactions or delivered hereunder or under any Loan Document is, and will be at the time it is delivered, when taken as a whole, accurate in all material respects and does not and will not at the time it is delivered, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates thereto); provided that, with respect to any projected financial information or other forward looking information, each of the Obligors represents only that such information has been or will be prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that such projected financial information is subject to significant uncertainties and contingencies, are based on information reasonably available at the time of preparation, that no assurance can be given that any particular projections will be realized and that actual results may differ and such differences may be material).

Section 3.12.         Subsidiaries. Section 3.12 of the Borrower Disclosure Letter sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Parent therein. The Equity Interests or other ownership interests of all Subsidiaries of the Parent are fully paid and non-assessable and are owned by the Parent, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.  The Equity Interests or other ownership interests of the Borrower (other than, prior to the consummation of a Holdco Transaction, the Equity Interests or other ownership interests of the Company) are fully paid and non-assessable and are owned by the Parent and, on and after the consummation of a Holdco Transaction, will be and will remain owned by the Parent, directly or indirectly, free and clear of all Liens.

Section 3.13.         ERISA.

(a)           Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, as applicable, covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event or Non-U.S. Plan Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Except as would not have a Material Adverse Effect, the excess of each Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA did not exceed the current value of such Pension Plan’s assets, determined in accordance with the assumptions for funding by the Plan pursuant to Section 412 of the Code for the most recently computed plan year.

(c)           If each of the Obligors and its Subsidiaries and the ERISA Affiliates were to withdraw in a complete withdrawal as of the date this assurance is given, the Withdrawal Liability that would be incurred to Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.

(d)           There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Obligors, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e)           Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.14.         Solvency. As of the Effective Date, the Obligors and their respective Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and other Obligations being incurred in connection herewith will be, Solvent.

Section 3.15.         Anti-Terrorism Law.

(a)           None of the Obligors or their respective Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).

(b)           None of (x) the Obligors or their respective Subsidiaries, or any of their respective directors or officers or (y) to the knowledge of the Obligors, any of the employees of the Obligors or their respective Subsidiaries, is any of the following:

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Sanctioned Entity or a Sanctioned Person.

(c)           None of the Obligors or their respective Subsidiaries (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(b)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

(d)           No part of the proceeds of the Loans or any Letter of Credit will be used or otherwise made available, directly or indirectly, to any Person described in Section 3.15(b)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(v) above or in any other manner that would violate any Anti-Terrorism Laws or applicable Sanctions.

(e)           The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Obligors, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions, and the Obligors, their respective Subsidiaries and the officers and directors of the Obligors and their respective Subsidiaries, and, to the knowledge of the Obligors, the employees of the Obligors or their respective Subsidiaries, are in compliance in all material respects with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

Section 3.16.         FCPA; Anti-Corruption.

(a)           None of the Obligors or their respective Subsidiaries, any of the directors or officers of the Obligors or their respective Subsidiaries or, to the knowledge of the Obligors, any of the employees of the Obligors or their respective Subsidiaries, has taken or will take any action, with respect to the business of the Obligors or their respective Subsidiaries, in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given, or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

(b)           No part of the proceeds of the Loans or any Letter of Credit will be used or otherwise made available, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws.

(c)           No action, suit or proceeding is pending or, to the knowledge of the Obligors, threatened, by or before any court or governmental or regulatory authorities or any arbitrator against any Obligor or any of their respective Subsidiaries for its or their violation of applicable Anti- Corruption Laws.

Section 3.17.         Federal Reserve Regulations. None of the Obligors or their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Section 3.18.         Collateral Documents.

(a)           The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Collateral is delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), the Lien created under the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Obligors in such

Pledged Collateral to the extent security interests in such Pledged Collateral can be perfected by such delivery, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral to the extent security interests in such Collateral can be perfected by the filing of financing statements, prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b)           Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified in the Perfection Certificate, the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in the United States registered and applied for Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by such filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights filed, issued or acquired by the Obligors after the date hereof).

(c)           Each of the Mortgages (if any) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

ARTICLE 4
CONDITIONS

Section 4.01.         Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document to which any Obligor is a party, signed on behalf of such party.

(b)           The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Effective Date.

(c)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the date of the date hereof) of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d)           The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors (or comparable governing body) of each Obligor approving the transactions contemplated by the Loan Documents to which such Obligor is a party and the execution and delivery of such Loan Documents to be delivered by such Obligor on the Effective Date, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of such Obligor and authorization of the transactions contemplated hereby (including, but not limited to, a copy of the current constitutional documents of each Obligor).

(e)           The Administrative Agent shall have received a certificate of a Responsible Officer of each Obligor certifying the names and true signatures of the officers of such Obligor authorized to sign the Loan Documents to which it is a party, to be delivered by such Obligor on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f)            The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Parent by a Responsible Officer of the Parent, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.02 as of the Effective Date.

(g)           In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Collateral (subject to Liens permitted by Section 6.02), each Obligor shall have delivered to the Collateral Agent:

(i)            a completed Perfection Certificate dated the Effective Date and executed by a Responsible Officer of each Obligor, together with all attachments contemplated thereby;

(ii)           all Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office required to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described in the Collateral Documents in proper form for filing; and

(iii)          (x) originals of certificated securities pledged pursuant to the Collateral Documents, together with an undated stock power or other appropriate instrument of transfer (if any) for each such certificated security executed in blank by a Responsible Officer of the pledgor thereof and (y) originals of each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Collateral Documents endorsed in blank (or accompanied by an executed instrument of transfer form in blank) by a Responsible Officer of the pledger thereof.

(h)           The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on or prior to the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three Business Days prior to the Effective Date, on or before the Effective Date.

(i)            The Administrative Agent shall have received, at least five Business Days prior to the Effective Date (or such shorter period as may be agreed to by the Administrative Agent), to the extent reasonably requested by the Administrative Agent or any of the Lenders at least ten Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(j)            The Administrative Agent shall have received an executed Solvency Certificate in form, scope and substance reasonably satisfactory to the Administrative Agent and demonstrating that the Parent and its Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and incurrence of all Indebtedness and Obligations being incurred in connection herewith will be, Solvent.

(k)           The Administrative Agent shall have received the financial statements described in Section 3.04(a) and the Projections.

The Administrative Agent shall notify the Parent and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 10, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02.         Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type) and of the Issuing Banks to issue Letters of Credit, and the effectiveness of any New Revolving Loan Commitment pursuant to Section 2.23, is subject to the satisfaction, or waiver in accordance with Section 11.02, of the following conditions:

(a)           except in the case of the effectiveness of any New Revolving Loan Commitment pursuant to Section 2.23, the Administrative Agent (and in the case of an issuance of a Letter of Credit, the applicable Issuing Bank) shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(b)           the representations and warranties of the Obligors and their respective Subsidiaries, set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects on and as of such earlier date and (ii) in each case such materiality qualifier shall not be applicable to any representations and warranties that are already qualified by materiality in the text thereof; provided, further, that, if such Credit Event consists of a Borrowing of Loans the proceeds of which shall be used primarily to fund a Limited Conditions Acquisition to be consummated on the date of such Borrowing, the condition set forth in this clause (b) shall be limited to the accuracy of the Specified Representations and the Specified Acquisition Agreement Representations;

(c)           at the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing; provided that, if such Credit Event consists of a Borrowing of Loans the proceeds of which shall be used primarily to fund a Limited Conditions Acquisition to be consummated on the date of such Borrowing, the condition set forth in this clause (c) shall be limited to the absence of an Event of Default under Sections 9.01(a), (b), (g), (h) and (i); and

(d)           on or before the date of issuance of any Letter of Credit, the Administrative Agent and the applicable Issuing Banks shall have received all other information required by the applicable Issuance Notice and Application.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (b) and (c) of this Section 4.02 have been satisfied as of the date thereof.

Section 4.03.         Initial Credit Event in Respect of Each Additional Borrower. The obligations of the Lenders to make Loans to and of the Issuing Banks to issue Letters of Credit for the account of each Additional Borrower not a party hereto on the date hereof shall be subject to the satisfaction of the following additional conditions precedent on the date of the initial Borrowing by or Letter of Credit issuance for such Additional Borrower:

(a)     the Administrative Agent shall have received such documents, legal opinions and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent the concept is applicable in such jurisdiction) of such Additional Borrower, the authorization of the Transactions insofar as they relate to such Additional Borrower and any other legal matters relating to such Additional Borrower, its Additional Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent; and

(b)     the Administrative Agent and the Lenders, to the extent requested by the Administrative Agent or any Lender, shall have received all documentation and other information with respect to such Additional Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount (or other credit support satisfactory to the applicable Issuing Bank has been provided), the Borrower and each other Obligor covenants and agrees with the Lenders and the Issuing Banks that:

Section 5.01.         Financial Statements and Other Information. The Parent will furnish to the Administrative Agent (for distribution to each Lender):

(a)           (i) prior to an IPO, within 120 days after the end of each Fiscal Year, and (ii) on and after an IPO, within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young, or other independent public accountants of recognized international standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Revolving Commitments and the Loans at the Maturity Date) and, except in the case of any Subsidiary or business acquired by the Borrower or the Subsidiaries, in respect of events prior to the acquisition thereof, without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04(a) (or the most recent financial statements delivered under clause (a) or (b) above) had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate, (iii) setting forth the Total Net Leverage Ratio calculation and (iv) certifying as to the current list of Unrestricted Subsidiaries appropriately designated as such pursuant to Section 5.12(a);

(d)           prior to an IPO, concurrently with any delivery of financial statements under clause (a) above, an annual plan for the Parent and its Subsidiaries to include balance sheets, statements of income and cash flows for each Fiscal Quarter of such Fiscal Year prepared in detail and, in summary form and accompanied by a certificate of a Financial Officer of the Parent stating that such plan is based on estimates, information and assumptions believed to be reasonable at the time prepared;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Obligor or any of its Subsidiaries with any national securities exchange or regulator, including without limitation the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)            promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Obligors or any of their respective Subsidiaries, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, subject to the restrictions in the last section of Section 5.06;

(g)           except during a Collateral Release Period, upon the annual renewal of the applicable insurance policy, a certificate from the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage under such policy maintained as of the date of such certificate by the Parent and its Restricted Subsidiaries;

(h)           each year, except during any Collateral Release Period, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(a), the Parent shall deliver to the Collateral Agent a certificate of its Responsible Officer (i) either confirming that there has been no change in the information contained in the Perfection Certificate since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement and (ii) certifying that, to the knowledge of the Parent, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (i) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period); and

(i)            each quarter, except during any Collateral Release Period, at the time of delivery of quarterly financial statements with respect to the preceding Fiscal Quarter pursuant to Section 5.01(a) or (b), as applicable, the Parent shall deliver to the Collateral Agent a certificate of its Responsible Officer (i) either confirming that there has been no change in the information relating to the Intellectual Property Rights of each Obligor contained in the Perfection Certificate since the Effective Date or the date of the most recent certificate delivered pursuant to this

Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement.

The Borrower and other Obligors promptly will cooperate with requests by any Agent, Lender or Issuing Bank with respect to providing “know-your-customer” or similar information.

Following an IPO, information required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such information, or provides a link thereto on the Parent’s website on the Internet at http://www.blueapron.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Parent’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (x) to the extent the Administrative Agent or any Lender so requests, the Parent shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Parent shall notify the Administrative Agent (by facsimile or email) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02.         Notices of Material Events. Promptly upon obtaining knowledge thereof, the Parent will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any other Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.         Existence; Conduct of Business. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (with respect to the Parent and the Borrower, in a United States jurisdiction) and the rights (charter and statutory), licenses, permits, privileges, approvals, franchises and Intellectual Property Rights material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or dissolution permitted under Section 6.03 and

(b) none of the Borrower or any other Obligor or any of their respective Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights (charter and statutory), licenses, permits, privileges, approvals, franchises or Intellectual Property Rights where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04.         Payment of Taxes and Other Claims. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, have or would become a Lien upon any properties of the Borrower or any other Obligor or any of their respective Restricted Subsidiaries not otherwise permitted under Section 6.02, in each case except where (a) in the case of any Tax or claim, (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) to the extent required by GAAP, the Borrower, any other Obligor or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) except during any Collateral Release Period, in the case of any Tax or claim which has or would become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or Claim.

Section 5.05.         Maintenance of Properties; Insurance. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including any Flood Insurance as required by Section 5.10. Except as otherwise agreed by the Collateral Agent, except during a Collateral Release Period, (i) each such policy shall (a) name the Collateral Agent, on behalf of the Secured Parties, and in the case of any liability insurance policy, each Secured Party, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of cancellation of such policy and (ii) promptly deliver evidence reasonably satisfactory to the Collateral Agent of the requirements set forth in clause (i), but in any event, for policies required to be in effect on the Effective Date, within 30 days of the Effective Date (or such later date as may be agreed to by the Administrative Agent).

Section 5.06.         Books and Records; Inspection Rights. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts of its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower, such other Obligor or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Agreement, none of the Borrower, the other Obligors or any of their respective Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (c) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.07.         Compliance with Laws and Agreements.

(a)           The Borrower and each Obligor will, and will cause each of their respective Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           The Company has, and will maintain in effect and enforce (and, on and after a Holdco Transaction, Holdings will have and will maintain) policies and procedures designed to promote compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

Section 5.08.         ERISA-Related Information.  The Parent and/or the Company shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly, and in any event within 30 days, after the Borrower, any Guarantor, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event that would reasonably be expected to result in a Material Adverse Effect has occurred, a certificate of the most senior Financial Officer of the Parent describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Guarantor, Restricted Subsidiary or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (b) of the definition thereof that would reasonably be expected to result in a Material Adverse Effect, in no event shall notice be given later than the occurrence of the ERISA Event; and (b) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in unfunded pension liabilities that would reasonably be expected to result in a Material Adverse Effect, (ii) the existence of potential withdrawal liability under Section 4201 of ERISA that would reasonably be expected to result in a Material Adverse Effect, if the Borrower, any Guarantor, any Restricted Subsidiary or any ERISA Affiliates withdraw from any Multiemployer Plan, or (iii) the adoption of, or commencement of contributions to, or any amendment to, a Plan subject to Title IV of ERISA or Section 412 of the Code or Section

302 of ERISA that would reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the most senior Financial Officer of the Parent.

Section 5.09.         Use of Proceeds. The proceeds of the Loans or the Letters of Credit will be used only for working capital and general corporate purposes including, without limitation, to finance Permitted Acquisitions. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other violations of any/and rule or regulation of any Governmental Authority. The Borrower will not request any Borrowing or Letter of Credit, and the Obligors shall not use, directly or indirectly, and shall procure that their respective Subsidiaries and its and their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10.         Further Assurances.

(a)           At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrower and each other Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and take such further actions as the Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower and each other Obligor shall take such actions as the Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) except during a Collateral Release Period, are secured by (x) substantially all of the assets of the Obligors and their respective Domestic Restricted Subsidiaries (whether now owned or hereafter acquired) and (y) all of the outstanding Equity Interests of the Subsidiaries of the Obligors (subject, in each case to the limitations and exceptions contained in the Loan Documents and the Collateral Documents, including that only 65% of the outstanding voting Equity Interests of any CFC or Foreign Subsidiary need be pledged). If at any time the Collateral Agent receives a notice from a Lender or otherwise becomes aware that any Mortgaged Property has become a Flood Hazard Property, the Collateral Agent shall, within 45 days of receipt of such notice, deliver such notice to the Borrower, and the Borrower shall take, or shall cause to be taken, all actions as described in Section 5.10(b)(iv) required as a result of such change; provided that the Borrower shall not be required to take, or cause to be taken, such actions during a Collateral Release Period; provided, however, if a Collateral Redelivery Trigger subsequently occurs, the Borrower shall take, or cause to be taken, all actions as described in Section 5.10(b)(i) that have not been taken and would have been required if a Collateral Release Date had not occurred.

(b)           Unless a Collateral Release Period is then in effect, with respect to each Mortgaged Property, prior to the Collateral Release Date, the Borrower or such other Obligor (as applicable) shall deliver or cause to be delivered to the Collateral Agent, within 90 days of the date upon which the Mortgaged Property is acquired or becomes a Mortgaged Property:

(i)            a fully executed Mortgage encumbering the Mortgaged Property in form suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties;

(ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in the state in which the Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as are customary and as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii)  (A) a lender’s policy or policies or marked up unconditional binder of title insurance issued by a nationally recognized title insurance company (each, a “Title Insurance Company”) insuring the Lien of the Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Encumbrances, in an amount acceptable to the Collateral Agent (but not to exceed the fair market value), together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may request and which are available at commercially reasonable rates in the jurisdiction where such Mortgaged Property is located (each, a “Title Policy”), and (B) evidence satisfactory to the Collateral Agent that the Borrower or such Obligor has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for the Mortgaged Property;

(iv)          (A) a completed standard “life of loan” flood hazard determination form, (B) if the improvement(s) to the Mortgaged Property is located in a special flood hazard area as set forth by FEMA (any such Mortgaged Property, a “Flood Hazard Property”) a notification to the Borrower or such Obligor, countersigned by the Borrower or such Obligor, that such improvement(s) is located in a special flood hazard area and (if applicable) notification that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community where the Mortgaged Property is located does not participate in the NFIP, and (C) if the notice described in clause (B) is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: a flood insurance policy with such coverage reasonably acceptable to the Collateral Agent (“Flood Insurance”), the Borrower’s or such Obligor’s application for Flood Insurance plus proof of premium payment, a declaration page confirming that Flood Insurance has been issued, or such other evidence of Flood Insurance reasonably satisfactory to the Collateral Agent;

(v)           a survey of the Mortgaged Property showing all improvements, easements and other customary matters for which all necessary fees (where applicable) have been paid and which is complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey, certified to the Collateral Agent and the Title Insurance Company and in a form sufficient for the Title Insurance Company to delete the standard survey exception; and

(vi)          if requested by the Collateral Agent and required to comply with the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, an appraisal of the Mortgaged Property.

Section 5.11.         Guarantors. (a) If any Person shall have become a Domestic Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Parent (other than an Excluded Subsidiary), then the Parent, as applicable, shall, within 45 days thereafter (or such longer period of time as the Administrative Agent may agree in its sole discretion), cause such Domestic Restricted Subsidiary to (i) enter into a joinder agreement (a “Joinder Agreement”) in substantially the form of Exhibit J hereto, (ii) become a Grantor under the Security Agreement and enter into a Joinder Agreement (as defined in the Security Agreement) and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by the Administrative Agent or the Collateral Agent or required under the Loan Documents. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Parent in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any Joinder Agreement delivered pursuant to this Section 5.11, dated as of the date of such Joinder Agreement.

(b)           Substantially simultaneously upon the consummation of a Holdco Transaction, Holdings shall become a Guarantor hereunder, in which case (i) Holdings shall pledge its interest in the Collateral, including without limitation 100% of the Equity Interests in the Company, and (ii) thereafter, each reference in this Agreement to the Parent shall be deemed to be a reference to Holdings.

Section 5.12.         Designation of Restricted and Unrestricted Subsidiaries.

(a)           The Board of Directors may designate any Subsidiary of the Parent (other than the Borrower), including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i)            such Subsidiary does not own any Equity Interest of any Obligor or any other Restricted Subsidiary;

(ii)           the Parent would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value of all Investments of the Obligors and their Restricted Subsidiaries in such Subsidiary;

(iii)          any guarantee or other credit support thereof by any Obligor or any other Restricted Subsidiary is permitted under Section 6.01 or Section 6.06;

(iv)          none of the Obligors or their respective Restricted Subsidiaries has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.06;

(v)           immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result from such designation; and

(vi)          no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of the Obligors or their respective Restricted Subsidiaries.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b)           A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections 5.12(a)(i), 5.12(a)(iii), 5.12(a)(iv) or 5.12(a)(vi) of this Section 5.12 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d). The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c)           Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)            all existing Investments of the Obligors and their respective Restricted Subsidiaries therein (valued at the Borrower’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii)           all existing Indebtedness of any Obligor or its Restricted Subsidiaries held by it will be deemed incurred at that time, and all Liens on property of any Obligor or its Restricted Subsidiaries held by it will be deemed incurred at that time;

(iii)          all existing transactions between it and any Obligor or any Restricted Subsidiary will be deemed entered into at that time;

(iv)          it is released at that time from the Loan Documents to which it is a party and all related security interests on its property shall be released; and

(v)           it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d)           Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.12(b),

(i)            all of its Indebtedness will be deemed incurred at that time for purposes of Section 6.01;

(ii)           Investments therein previously charged under Section 6.06 will be credited thereunder;

(iii)          if it is a Domestic Subsidiary and a Wholly-Owned Subsidiary of the Parent (unless it is an Excluded Subsidiary), it shall be required to become a Guarantor pursuant to this Agreement; and

(iv)          it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e)           Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors giving effect to the designation and a certificate of an officer of the Parent certifying that the designation complied with the foregoing provisions.

Section 5.13.         Collateral Release.  (a)Following the delivery of financial statements pursuant to Section 5.01 (a) or (b) (commencing with the financial statements for the period ending December 31, 2016) evidencing results for the most recent consecutive four Fiscal Quarter period of which (i) Consolidated Adjusted EBITDA exceeds $100,000,000 and (ii) the Total Net Leverage Ratio as of the last day of the Test Period covered by such financial statements is less than 3.00:1.00, then, so long as no Default or Event of Default shall have occurred and be continuing, the Parent shall have the right, by written notice to the Collateral Agent, to request that all Collateral then in effect be released from the security interest created by the Collateral Documents and the Collateral Agent shall use commercially reasonable efforts to cause such release to occur, and at the Obligors’ expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of the Collateral from the assignment and security interest granted pursuant to the Loan Documents, within 30 days of the Parent’s request (the date of such request, the “Collateral Release Date”).

(b)           If, at any time following a Collateral Release Date, financial statements delivered by the Borrower pursuant to Section 5.01(a) or (b) demonstrate that (x) Consolidated Adjusted EBITDA is equal to or below $100,000,000 and (ii) the Total Net Leverage Ratio as of the last day of the Test Period covered by such financial statements is equal to or greater than 3.00:1.00, (any such failure, event or condition, a “Collateral Redelivery Trigger”) each Obligor shall, at the Obligors’ expense, execute, acknowledge and deliver all instruments, agreements and other documents as the Administrative Agent and/or the Collateral Agent shall reasonably request in order to cause the Obligations to be secured by a first priority perfected Lien on (x) substantially all of the assets of the Obligors and their respective Domestic Restricted Subsidiaries (whether now owned or hereafter acquired) and (y) all of the outstanding Equity Interests of the Subsidiaries of the Parent (subject, in each case to the limitations and exceptions contained in the Loan Documents and the Collateral Documents, including that only 65% of the outstanding voting Equity Interests of any CFC or Foreign Subsidiary need be pledged), including, without limitation, any actions described in Section 5.10 that were not previously taken by the Borrower or another Obligor due to the existence of a Collateral Release Period, in each case, within 60 days of the occurrence of such Collateral Redelivery Trigger unless such Collateral is foreign

Collateral, in which case, each Obligor shall comply with clauses (x) and (y) within 90 days of the occurrence of such Collateral Redelivery Trigger.

ARTICLE 6
NEGATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount (or other credit support reasonably satisfactory to the applicable Issuing Bank has been provided), the Borrower and each other Obligor covenants and agrees with the Lenders that:

Section 6.01.         Indebtedness. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           Obligations of the Obligors under the Loan Documents;

(b)           Indebtedness existing on the date hereof and set forth in Section 6.01 of the Borrower Disclosure Letter and any refinancing, refundings, renewals or extensions thereof;

(c)           Capital Lease Obligations, purchase money Indebtedness and loans incurred to acquire or improve equipment or other physical plant or real property of the Parent or any Restricted Subsidiary; provided that (i) such Indebtedness does not exceed the purchase price plus expenses of the asset or assets acquired (or the improvement thereon, as applicable) and (ii) any Lien that secures such Indebtedness does not apply to any other property or assets of the Parent or its Restricted Subsidiaries; provided, further the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed, at any time outstanding, the greater of (x) $150,000,000 or (y) the amount of such Indebtedness and purchase money Indebtedness, if, immediately after giving effect thereto, the Total Net Leverage Ratio determined on a Pro Forma Basis, is less than 3.00:1.00.

(d)           Indebtedness of (i) any Restricted Subsidiary to any Obligor or to any other Restricted Subsidiary or (ii) any Obligor to any other Obligor or any other Restricted Subsidiary; provided that (i) except during a Collateral Release Period, all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to an Obligor, shall be subject to a Lien under the Collateral Documents, (ii) all such Indebtedness shall be unsecured and, if owed by an Obligor, subordinated in right of payment to payment in full of the Obligations, as set forth in the Intercompany Note, and (iii) such Indebtedness is permitted as an Investment under Section 6.06(c);

(e)           Indebtedness incurred by the Borrower or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in an Acquisition permitted hereunder), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with Acquisitions permitted hereunder or permitted dispositions of any business or assets (including stock of a Subsidiary);

(f)            Indebtedness in respect of any Hedging Transaction entered into for the purpose of hedging risks associated with the operations of the Obligors and their respective Subsidiaries and not for speculative purposes;

(g)           Indebtedness of the Obligors and their respective Restricted Subsidiaries which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (j) of Section 9.01;

(h)           Guarantees by the Parent of Indebtedness of a Restricted Subsidiary or Guarantees by a Restricted Subsidiary of Indebtedness of the Parent or any Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that (i) if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of Guarantees by an Obligor of the obligations of a Restricted Subsidiary that is not a Guarantor, such Guarantees shall be permitted by Section 6.06(c);

(i)            Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, and refinancing of such Indebtedness in respect thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) the aggregate principal amount of all such outstanding Indebtedness permitted by this clause (i) shall not exceed $25,000,000 at any time;

(j)            other Indebtedness of the Borrower and the other Restricted Subsidiaries not otherwise permitted by this Section 6.01 so long as, immediately after giving effect thereto, the Total Net Leverage Ratio determined on a Pro Forma Basis, would not exceed 2.50:1.00;

(k)           (i) Indebtedness owing to insurance companies to finance insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case under clause (i) or (ii), in the ordinary course of business;

(l)            Indebtedness under or in connection with (i) any commercial credit card program, (ii) purchasing or “p-card” program or (iii) similar programs, arising in the ordinary course of business;

(m)          Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements entered into in the ordinary course of business with an officer or employee of any Obligor or its Subsidiaries;

(n)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(o)           Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business and consistent with past practice;

(p)           other unsecured Indebtedness not permitted by the foregoing in an aggregate principal amount outstanding at any one time not exceeding $20,000,000;

(q)           Indebtedness in respect of letters of credit or bankers’ acceptances supporting facility leases in an aggregate principal or face amount not exceeding $5,000,000 at any time outstanding;

(r)            Refinancing Indebtedness in respect of Sections 6.01(b), 6.01(c), 6.01(h), 6.01(j), 6.01(p) and 6.01(t);

(s)            Disqualified Equity Interests in an aggregate principal amount not exceeding $5,000,000; and

(t)            Indebtedness incurred by the Parent or its Restricted Subsidiary to acquire, construct or improve the New Fulfillment Center; provided that (i) such Indebtedness does not exceed the purchase price of the New Fulfillment Center (or improvement thereon, as applicable) plus expenses, and (ii) any Lien that secures such Indebtedness does not apply to property or assets of the Parent or its Restricted Subsidiaries other than assets that are or will be a part of the New Fulfillment Center; provided, further that the aggregate principal amount of Indebtedness permitted by this clause (t) shall not exceed, at any time outstanding, $50,000,000.

Section 6.02.         Liens. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Parent or any Restricted Subsidiary existing on the date hereof and set forth in Section 6.02 of the Borrower Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any Refinancing Indebtedness in respect thereof;

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted under Section 6.01(c), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed capital assets plus expenses, and (iv) such security interests shall not apply to any other property or assets of the Parent or any Restricted Subsidiary;

(e)           (i) non-exclusive licenses, non-exclusive sublicenses, leases or subleases and (ii) licenses of intellectual property that are exclusive as to territory only as to geographical areas outside of the United States, granted to others in the ordinary course of business not interfering in any material respect with the business of the Obligors or any of their respective Subsidiaries;

(f)            the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Parent or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g)           in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h)           in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related Joint Venture or similar agreement, in each case, in favor of the other parties to such Joint Venture;

(i)            Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j)            Liens on earnest money deposits of Cash or Cash Equivalents made in connection with any Acquisition not prohibited hereunder;

(k)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(l)            Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Parent or any Restricted Subsidiaries in the ordinary course of business;

(m)          any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of any Obligor or any Restricted Subsidiary, and (iii) such Lien secures only (x) those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and (y) any Refinancing Indebtedness with respect thereto;

(n)           Liens on cash deposits in respect of rental agreements in the ordinary course of business;

(o)           Liens securing the Obligations;

(p)           Liens securing Indebtedness incurred pursuant to Section 6.01(j); provided that (i) the Obligations shall be equally and ratably secured (or secured on a senior basis) by the collateral securing such Indebtedness on terms reasonably satisfactory to the Administrative Agent, and (ii) the agreements governing such Indebtedness shall provide that such Indebtedness shall be unsecured at any time that a Collateral Release Period is in effect;

(q)           Liens consisting of restricted cash balances not exceeding $5,000,000 at any time to secure merchant credit card processing and similar services in the ordinary course of business;

(r)            Liens on cash pledged to secure obligations in respect of letters of credit or bankers’ acceptances permitted under Section 6.01(q);

(s)            Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(t)            Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of such goods;

(u)           Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(v)           Liens on securities that are the subject of repurchase agreements constituting Permitted Investments;

(w)          Liens on amounts deposited to secure obligations in connection with the making or entering into of bids, tenders, agreements or leases in the ordinary course of business and not in connection with the borrowing of money;

(x)           Liens on the New Fulfillment Center or improvements thereon; provided that (i) such Liens secure Indebtedness permitted under Section 6.01(t) (and Refinancing Indebtedness in relation to such Indebtedness), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving the New Fulfillment Center plus expenses, and (iv) such security interests shall not apply to property or assets of the Parent or any Restricted Subsidiary other than assets that are or will be a part of the New Fulfillment Center; and

(y)           Liens not otherwise permitted by the foregoing provisions of this Section 6.02 securing Indebtedness permitted by this Agreement or other obligations of the Obligors or their respective Restricted Subsidiaries in an aggregate amount not to exceed (i) prior to the first anniversary of the Effective Date, $15,000,000 or (ii) on and after the first anniversary of the Effective Date, $20,000,000, in each case, outstanding at any one time.

Section 6.03.         Fundamental Changes; Asset Sales; Conduct of Business.

(a)           The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Obligors and their respective Restricted Subsidiaries, taken as a whole, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i)            any Subsidiary or any other Person (other than Holdings) may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity; provided that any such merger or consolidation involving the Company must result in the Company as the surviving entity;

(ii)           any Person (other than the Borrower or Holdings) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity;

(iii)          any Subsidiary that is an Obligor may sell, transfer, lease or otherwise dispose of its assets to another Subsidiary that is not an Obligor; provided that the aggregate amount of sales, transfers, leases and other dispositions under this clause (a)(iii), plus the aggregate amount of Investments pursuant to Section 6.06(c) and the aggregate amount of Acquisition Consideration paid pursuant to clause (vi) of the definition “Permitted Acquisition”, shall not exceed $40,000,000; provided, further, that any such sale, transfer, lease or other disposal must comply with Section 6.05;

(iv)          (x) any Obligor may sell, transfer, lease or otherwise dispose of its assets to any other Obligor, and (y) any Subsidiary that is not an Obligor may sell, transfer, lease or otherwise dispose of its assets to any Obligor or any other Subsidiary;

(v)           in connection with any Acquisition permitted hereunder, any Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Subsidiary; provided that (x) any such merger or consolidation involving an Obligor must result in an Obligor as the surviving entity, and (y) any such merger or consolidation involving the Borrower must result in the Borrower as the surviving entity;

(vi)          any Subsidiary (other than the Borrower) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is an Obligor, the entity receiving the assets of such Subsidiary upon such liquidation or dissolution shall also be an Obligor; and

(vii)         a Holdco Transaction may be consummated.

Notwithstanding anything to the contrary herein, including the foregoing, no sale or other disposition of all or substantially all assets of the Obligors and their respective Restricted Subsidiaries taken as a whole shall be permitted.

(b)           The Borrower and each other Obligor will not, and will not permit any of their respective Restricted Subsidiaries to, sell, lease (as lessor or sublessor), sell and leaseback or license (as licensor or sublicensor), exchange, transfer or otherwise dispose to, any Person, in one transaction or a series of transactions any property of the Obligors or any of their respective Restricted Subsidiaries (including receivables and leasehold interests), whether now owned or hereafter acquired, including, in the case of any Restricted Subsidiary, issuing or selling any shares of such Restricted Subsidiary’s Equity Interests to any Person, except for:

(i)            any sale, transfer, license, lease or other disposition not constituting an Asset Sale;

(ii)           dispositions of assets acquired pursuant to a Permitted Acquisition consummated within 12 months of the date of such Permitted Acquisition is consummated; provided that (v) the consideration for such assets shall be in an amount at least equal to the fair market value thereof, (w) no less 75% of the consideration received shall be in Cash or Cash Equivalents, (x) the assets to be so disposed are not necessary or economically desirable in the reasonable business judgement of the Parent in connection with the business of the Obligors and their respective Subsidiaries, taken as a whole, (y) the assets to be so disposed are readily identifiable as assets acquired pursuant to such Permitted Acquisition, and (z) such Obligor or such Restricted Subsidiary shall comply with its obligations, if any, in respect of Asset Sales under Section 2.12; and

(iii)          any other sale, lease (as lessor or sublessor), sale and leaseback or license (as licensor or sublicensor), exchange, transfer or otherwise disposition pursuant to this clause (ii) by the Parent or any Restricted Subsidiary, so long as (w) the Net Asset Sale Cash Proceeds of all such Asset Sales since the Effective Date do not exceed $150,000,000, (x) the consideration for such assets shall be in an amount at least equal to the fair market value thereof, (y) no less than 75% of the consideration received shall be in Cash or Cash Equivalents, and (z) the Parent or such Restricted Subsidiary shall comply with its obligations, if any, in respect of Asset Sales under Section 2.12.

(c)           The Borrower and each other Obligor will not, and will not permit any of their respective Restricted Subsidiaries to, engage to any material extent in any business other than the type conducted by the Obligors and their respective Restricted Subsidiaries on the Effective Date or businesses reasonably related or complementary thereto.

Section 6.04.         Restricted Payments. The Borrower and each other Obligor will not, and will permit any of its Restricted Subsidiaries to, declare, make, order, pay any sum for, or set apart assets for a sinking or other analogous fund for, directly or indirectly, any Restricted Payment except for:

(a)           in the case of the Borrower or any Restricted Subsidiary, the declaration and payment of dividends or other distributions to its equity holders, so long as any such dividends or other distributions to the Obligors and other Restricted Subsidiaries that are equity holders are at least pro rata to the relevant portion of equity held by such Obligor and such other Restricted Subsidiaries;

(b)           in the case of the Parent and any of its Subsidiaries, the declaration and payment of dividends or other distributions payable solely in its Equity Interests;

(c)           after the issuance by the Parent of its Equity Interests in connection with an IPO, Restricted Payments by the Parent to holders of its Equity Interests in an amount not exceeding 6% per annum of the net proceeds received in such IPO; provided that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(d)           Restricted Payments in an aggregate amount pursuant to this clause (d) not in excess of the Available Amount; provided that (i)  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect thereto, the Total Net Leverage Ratio determined on a Pro Forma Basis, does not exceed 2.50:1.00;

(e)           the Company or any Restricted Subsidiary may make Restricted Payments to the Parent, the other Restricted Subsidiaries of the Parent and other holders of its equity securities, provided that the portion of any Restricted Payments paid to holders of its equity securities other than the Obligors and their respective Restricted Subsidiaries is not greater than the percentage of equity securities of such Obligor or such Restricted Subsidiary, as applicable, owned by such other Persons;

(f)            the Parent may (i) repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (ii) make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent and (iii) “net exercise” or “net share settle” warrants or options; provided that the aggregate principal amount of all such Restricted Payments permitted by this clause (f) shall not exceed (x) $15,000,000 in any Fiscal Year prior to an IPO or (y) 5% of the total market capitalization of the Parent following an IPO;

(g)           The Parent may repurchase its Equity Interests owned by employees of the Obligors or their respective Subsidiaries or make payments to employees of the Obligors or their respective Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $10,000,000 in any Fiscal Year and $30,000,000 in the aggregate since the Effective Date;

(h)           so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, other Restricted Payments not permitted by the foregoing provisions of this Section 6.04 in an aggregate amount not to exceed $7,5000,000 in any Fiscal Year; provided that, to the extent the aggregate amount of Restricted Payments made during any Fiscal Year pursuant to this clause (h) is less than $7,500,000, an amount equal to (i) $7,500,000, minus (ii) the amount of Restricted Payments made in such Fiscal Year in reliance on this clause (g) (such amount, the “Carry-Forward Amount”) may be carried forward into the immediately succeeding Fiscal Year; provided, however, that (i) no Carry-Forward Amount may be carried-forward beyond the Fiscal Year immediately following the Fiscal Year in which it arose; and (ii) any Restricted Payments made in a Fiscal Year with respect to which any Carry-Forward Amount is available shall be counted against such Carry-Forward Amount prior to the use of the amount otherwise permitted pursuant to this clause (h) with respect to such Fiscal Year;

(i)            so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, other Restricted Payments not permitted by the foregoing provisions of this Section 6.04 in an aggregate amount not to exceed $30,000,000; and

(j)            so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, other Restricted Payments not otherwise permitted by this Section 6.04, so long as, immediately after giving effect thereto, the Total Net Leverage Ratio determined on a Pro Forma Basis, does not exceed 2.00:1.00.

Section 6.05.         Transactions with Affiliates. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates except:

(a)           any such transaction on terms and conditions not less favorable to such Obligor or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that after an IPO, any such transaction or series of transactions with an aggregate fair market value exceeding $25,000,000 shall be approved by a majority of the disinterested members of the Board of Directors;

(b)           payment of reasonable directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of any Obligor or any of its Subsidiaries;

(c)           transactions between or among Obligors;

(d)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited hereby;

(e)           Restricted Payments permitted by Section 6.04 and Investments permitted by Section 6.06;

(f)            following an IPO, the distribution or dividend of Equity Interests (other than Disqualified Equity Interests permitted by Section 6.01(s)) of the Parent to the management of any Obligor or any of its Subsidiaries; and

(g)           any other transactions involving payments in an aggregate amount not to exceed $2,000,000 at any time.

Section 6.06.         Investments. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           Investments existing on the date hereof or made pursuant to binding commitments in effect on the date hereof and, except in the case of Investments by the Obligors and their respective Restricted Subsidiaries in their respective Subsidiaries, set forth on Section 6.06 of the Borrower Disclosure Letter;

(b)           Investments in any Subsidiary Guarantor or Additional Borrower and, in the case of Holdings, following the consummation of a Holdco Transaction, the Company;

(c)           Investments in Joint Ventures, Unrestricted Subsidiaries and Restricted Subsidiaries that are not Guarantors; provided that the aggregate amount for all Investments under this clause (c), plus the aggregate amount of sales, transfers, leases and other dispositions pursuant to Section 6.03(a)(iii) and the aggregate amount of Acquisition Consideration paid pursuant to clause (vi) of the definition “Permitted Acquisition”, shall not exceed $40,000,000;

(d)           payroll, travel and similar advances to directors and employees of any Obligor or any of its Subsidiaries to cover matters that are expected at the time of such advances to be treated as expenses of such Obligor or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(e)           loans or advances to directors and employees of any Obligor or any of its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $500,000;

(f)            Permitted Acquisitions; provided that the total Acquisition Consideration (other than any Acquisition Consideration paid by issuance or exchange of Equity Interests, or with the net proceeds from a substantially concurrent sale of Equity Interests) paid in connection with all Permitted Acquisitions occurring on or after the Effective Date shall not exceed, from the date of this Agreement, an amount equal to $100,000,000;

(g)           Investments in an aggregate amount pursuant to this clause (g) not to exceed the Available Amount; provided that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(h)           (i) in the event that any Obligor or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, Investments consisting of the Equity Interests issued by such Person to such Obligor or such Subsidiary; and (ii) Investments consisting of any additional Equity Interests issued by a Wholly-Owned Subsidiary of a Person to such Person;

(i)            non-cash loans and advances to employees, officers, and directors of any Obligor or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Parent;

(j)            Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(k)           Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(l)            Investments consisting of Guarantees or other contingent obligations permitted under Section 6.01;

(m)          Investments which are required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(n)           extensions of trade credit in the ordinary course of business;

(o)           the Specified Acquisition; and

(p)           Investments not otherwise permitted by the foregoing provisions of this Section 6.06 in an aggregate amount in an aggregate amount for all such Investments under this clause (p) not to exceed $35,000,000 at any time outstanding.

Notwithstanding anything herein to the contrary, the Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, allow or cause any Domestic Subsidiary to be a subsidiary of a Foreign Subsidiary (other than any Domestic Subsidiary that is an existing subsidiary of an acquired Foreign Subsidiary at the time of the Permitted Acquisition).

Section 6.07.         Restrictive Agreements. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of (i) any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Obligor or any other Restricted

Subsidiary, (ii) on and after the consummation of a Holdco Transaction, Holdings to repay loans or advances to the Borrower or (iii) any Obligor or any other Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Obligor under the Loan Documents (other than Indebtedness with respect to which such Person is the primary obligor); provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the date hereof identified on Section 6.07 of the Borrower Disclosure Letter (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition, restriction or condition), (iii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary (other than the Borrower) or assets of any Obligor or any of its Subsidiaries pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement, prohibition, or restriction or condition in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition restriction or condition), (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to purchase money Indebtedness or Capital Lease Obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness and are not materially more restrictive, taken as a whole, than the comparable restrictions and provisions in the Loan Documents; provided, further, that such restrictions and prohibitions do not prohibit the Obligations from being equally and ratably secured as required by this Agreement (or secured on a senior basis) on terms reasonably satisfactory to the Administrative Agent, (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business or restrictions imposed by the terms of a Lien permitted under Section 6.02 on the property subject to such Lien and (x) the foregoing shall not apply to any consents or approvals required by the Organizational Documents (as defined in the Security Agreement) of the Parent or any stockholder’s or investor’s rights or similar agreements of the Parent.

Section 6.08.         Use of Proceeds.  The Borrower will not request any Borrowing, and the Obligors shall not use, and shall procure that their respective Subsidiaries and its and their respective directors and senior officers shall not use, the proceeds of any Loan or issuance of any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws or Anti-Terrorism Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7
[RESERVED]

ARTICLE 8
GUARANTY

Section 8.01.         Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations (other than, in the case of any Guarantor, any such Obligations with respect to which such Person is the primary obligor) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law) (collectively, the “Guaranteed Obligations”).

Section 8.02.         Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03.         Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and the cancellation or expiration or Cash Collateralization of all Letters of Credit in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the applicable Issuing Bank (or other credit support satisfactory to the applicable Issuing Bank has been provided))), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under applicable law.

Section 8.04.         Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Obligor or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and the cancellation or expiration or Cash Collateralization of all Letters of Credit in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the applicable

Issuing Bank (or other credit support satisfactory to the applicable Issuing Bank has been provided)); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment); (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05.         Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired without being drawn or been cancelled or Cash Collateralized (or other credit support satisfactory to the applicable Issuing Bank has been provided), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other guarantor (including the Guarantors) or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower or any other guarantor (including the Guarantors) with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower or any other guarantor (including the Guarantors), and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and the cancellation or expiration or Cash Collateralization of all Letters of Credit in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the applicable Issuing Bank (or other credit support satisfactory to the applicable Issuing Bank has been provided)) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired without being drawn or been cancelled or Cash Collateralized in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the applicable Issuing Bank (or other credit support satisfactory to the applicable Issuing Bank has been provided), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each

Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor (including the Guarantors), shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06.         Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 8.07.         Continual Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired without being drawn or been cancelled or Cash Collateralized in the Agreed L/C Cash Collateral Amount (or other credit support satisfactory to the applicable Issuing Bank has been provided). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08.         Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09.         Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each

Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 8.10.         Bankruptcy, Etc.

(a)           So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 8.10(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE 9
EVENTS OF DEFAULT

Section 9.01.         Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, the Maturity Date, or at a date fixed for prepayment thereof or otherwise (as applicable) or (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 9.01) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Parent or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made or, in the case of any such representation or warranty qualified by materiality, incorrect in any respect;

(d)           The Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03, Section 5.09 or in Article 6;

(e)           The Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 9.01), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) receipt by the Administrative Agent of the notice required to be given by the Borrower pursuant to Section 5.02(a);

(f)            The Parent or any Restricted Subsidiary shall (i) fail to pay any principal, interest or other amount, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond any applicable grace period or (ii) after giving effect to any grace period, fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness, if the failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity (or in the case of any such Indebtedness constituting a Guarantee in respect of Indebtedness to become payable) or become subject to a mandatory offer purchase by the obligor.

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Parent or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 9.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any binding action for the purpose of effecting any of the foregoing;

(i)            the Parent or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Parent, any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged or unpaid for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed;

(k)           a Change in Control shall occur;

(l)            one or more ERISA Events or Non-U.S. Plan Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or

(m)          at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and the cancellation or expiration or Cash Collateralization of all Letters of Credit in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the applicable Issuing Bank (or other credit support reasonably satisfactory to the applicable Issuing Bank has been provided)) shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made and the cancellation or expiration or Cash Collateralization of all Letters of Credit in the Agreed L/C Cash Collateral Amount on terms reasonably satisfactory to the applicable Issuing Bank (or other credit support reasonably satisfactory to the applicable Issuing Bank has been provided)) in accordance with the terms hereof) or shall be declared null and void, or at any time other than during a Collateral Release Period, Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Obligor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders or Letters of Credit to be issued, under any Loan Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;

then, and in every such event (other than an event with respect to any Obligor described in clause (g), (h) or (i) of this Section 9.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments and the obligations of the Issuing Banks to issue any Letter of Credit, and thereupon the Revolving Commitments shall terminate immediately, (ii)(A) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (B) require that the Borrower Cash Collateralize the Letters of Credit in the Agreed L/C Cash Collateral Amount; and in case of any event with respect to the any Obligor described in clause (g), (h) or (i) of this Section 9.01, the Revolving Commitments shall automatically terminate, each Issuing Bank shall have no obligation to issue Letters of Credit hereunder and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower or such Guarantor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor, and (iii) Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

Section 9.02.         Application of Funds. After the exercise of remedies provided for in Section 9.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Agents and amounts payable pursuant to Sections 2.17 and 2.18) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks and amounts payable pursuant to Sections 2.17 and 2.18)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans, Letter of Credit Usage and other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal and Letter of Credit Usage, ratably among the Secured Parties, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable Issuing Banks, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit at the Agreed L/C Cash Collateral Amount; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clauses Fifth above shall be applied to satisfy drawings under such Letters of Credit or amounts due on account of such Obligations as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without being drawn, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above.

ARTICLE 10
THE AGENTS

Each of the Lenders (including in any Lender’s other capacity hereunder) and each of the Issuing Banks (each of the foregoing referred to as the “Lenders” for purposes of this Article 10) hereby irrevocably appoints Morgan Stanley Senior Funding, Inc., as each of the Administrative Agent and Collateral Agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to any Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Agent is hereby expressly authorized by the Lenders to (i) execute any and all documents (including any release) with respect to the Collateral, as contemplated by and in accordance with the provisions of this Agreement and any other Loan Document, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the discretion of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (iii) to approve or disapprove of any transaction described in Section 6.03. Except, in each case, as set forth in the sixth paragraph of this Article 10, the provisions of this Article 10 are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the

Parent or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither Agent: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02 or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent and each Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and each Arranger may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent and each Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, either Agent may resign at any time by notifying the Lenders and the Borrower; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; so long as no Event of Default shall have occurred and be continuing, the Parent shall have the right to consent to such successor Administrative Agent (such consent not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of its appointment as either Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent (as applicable), and the retiring Administrative Agent or Collateral Agent (as applicable) shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article 10). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article 10 and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents,

except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, an Issuing Bank or a Lender hereunder.

Further, each Secured Party hereby irrevocably authorizes the Collateral Agent:

(a)           to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon satisfaction of any conditions to release specified in any Collateral Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than an Obligor, (iii) subject to Section 11.02, if approved, authorized or ratified in writing by the Required Lenders or such other percentage of Lenders required thereby, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under this Agreement, (v) in accordance with Section 5.13(a) or (vi) as expressly provided in the Collateral Documents;

(b)           to release any Guarantor from its obligations hereunder if such Person ceases to be a Domestic Restricted Subsidiary that is a Wholly-Owned Subsidiary as a result of a transaction permitted hereunder; and

(c)           upon request of the Borrower, to take such actions as shall be required to subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted by Section 6.02 or to enter into any intercreditor agreement with the holder of any such Lien.

Upon request by the Collateral Agent at any time, the Required Lenders (or Lenders, as applicable) will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this paragraph. In each case as specified in this Article 10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted pursuant to the Loan Documents, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of this Article 10.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent, each Lender and each other Secured Party hereby agree that (i) no Secured Party (other than the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the

Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Any such release of Guaranteed Obligations or otherwise shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

ARTICLE 11
MISCELLANEOUS

Section 11.01.      Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other electronic image scan transmission (e.g., pdf via email)), as follows:

(i)            if to the Borrower or any other Obligor, to the Company at:

Blue Apron, LLC
5 Crosby Street
Attention: Brad Dickerson, Chief Financial Officer
Email Address: brad.dickerson@blueapron.com
Telephone No.: 1.888.278.4349

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Attention: Matthew Edward Schernecke
Email Address: matthew.schernecke@morganlewis.com
Telephone No.: 1.212.309.6135

(ii)           if to the Administrative Agent, to it at Morgan Stanley Senior Funding, Inc., 1 New York Plaza, 41st Floor, New York, New York, 10004, Attention: Agency Team, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Stephanie L. Teicher; and

(iii)          if to any Lender or Issuing Bank to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)           Notices and other communications to the Lenders or any Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Borrower and each other Obligor agrees that the Administrative Agent and the Collateral Agent may make the Communications (as defined below) available to the Lenders or the Issuing Banks by posting the Communications on IntraLinks, the Internet or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 11.02.      Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan

Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the other Obligors and the Required Lenders or by the Borrower and the other Obligors and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender or Issuing Bank directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Revolving Commitment, or extend the expiration date for any Letter of Credit beyond the Maturity Date, without the written consent of each Lender or Issuing Bank directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 11.02(b), (x) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.08 and (y) any waiver of a Default or any modification of the definition of “Total Net Leverage Ratio” or any component thereof shall not constitute a reduction of interest for this purpose, (iv) change Section 2.19(a), Section 2.19(b), or any other Section hereof providing for the ratable treatment of the Lenders or change the definition of “Pro Rata Share”, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty, or the Collateral without the written consent of each Lender and each Issuing Bank, except to the extent the release of any Guarantor or Collateral is permitted pursuant to Section 5.13(a), Article 10 or Section 11.17 (in which case such release may be made by the Collateral Agent and/or the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made or Letters of Credit issued on the Effective Date, Section 4.02, without the written consent of each Lender and each Issuing Bank (as applicable) and (viii) affect the rights or duties of an Issuing Bank hereunder without the prior written consent of such Issuing Bank.  Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (iii) this Agreement may be amended to provide for a New Revolving Loan Commitment in the manner contemplated by Section 2.23 without the consent of the Required Lenders.

Section 11.03.      Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Lenders and the Arrangers in connection with the syndication of the Loans and with the preparation, negotiation, execution and delivery of the Loan Documents and any security arrangements in connection therewith and any amendment, waiver or other modification (including proposed amendments, waivers or other modifications) with respect thereto (including reasonable fees, out-of-pocket expenses and disbursements of outside counsel (limited to one outside counsel per applicable jurisdiction and, in the case of a conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected Person)) for the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, taken as a whole; provided that the Borrower’s obligations under this clause (i), solely with respect to the preparation, execution and delivery of the Loan Documents on the Effective Date, shall be subject to the limitations provided for in the Engagement Letter and (ii)  all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders (including reasonable fees, out-of-pocket expenses and disbursements of outside counsel (limited to one outside counsel per applicable jurisdiction and, in the case of a conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected Person)) in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 11.03, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent, Arrangers, the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs or expenses, including the reasonable legal fees and expense of any outside counsel (limited to one outside counsel per applicable local jurisdiction and, in the case of an actual or potential conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected Person) for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Obligors or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Obligors or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto) (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.18, (x) with respect to such losses, claims, damages, liabilities, costs or reasonable and documented expenses that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee and (y) resulting from any dispute between and among Indemnitees, that does not involve an act or omission by the Obligors or their respective Subsidiaries (as determined by a court of competent jurisdiction in a final non-appealable decision) (other than any proceeding against the Agents, the Issuing Banks or the Arrangers or any other Person acting as an agent or arranger with respect to the revolving credit facility provided hereunder, in each case, acting in such capacity).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, as applicable, in its capacity as such.

(d)           Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 11.03(b) or of the Lenders pursuant to Section 11.03(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)           All amounts due under this Section 11.03 shall be payable promptly after written demand therefor.

Section 11.04.      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower, nor, on and after the consummation of a Holdco Transaction, Holdings may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender and each Issuing Bank (and any attempted assignment or transfer by the Borrower or Holdings without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby), Participants (to the extent provided in paragraph (c) of this Section 11.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b) (ii) below, any Lender may assign to one or more assignees (but not to any Obligor, any Subsidiary or an Affiliate thereof or any Disqualified Institution or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)                                       the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to such assignment or, if an Event of Default under Section 9.01(a), (b), (g), (h) or (i) has occurred and is continuing, any other assignee; provided, further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof;

(2)                                       the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to any Lender, an Affiliate of a Lender or an Approved Fund; and

(3)                                       the Issuing Banks; provided that no consent of the Administrative Agent shall be required for an assignment to any Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(1)                                       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or

Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(2)                                       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(3)                                       unless otherwise agreed to by the Administrative Agent in its sole discretion, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(4)                                       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(5)                                       no such assignment shall be made to (1) any Obligor nor any Subsidiary or Affiliate of a Obligor, (2) any Defaulting Lender or any of its subsidiaries, or (3) any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (5); and

(6)                                       in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 11.04, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 11.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 11.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.04.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a Register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and amounts on the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register. In no event shall the Administrative Agent be obligated to ascertain, inquire into or monitor as to whether any Lender or prospective assignee is a Disqualified Institution or enforce compliance with the provisions hereof relating to Disqualified Institutions.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 11.04 and any written consent to such assignment required by paragraph (b)(i) of this Section 11.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.14(g), Section 2.19(c) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of, or notice to, the Borrower or any other Obligor, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (but not to the Parent, any Subsidiary or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c) (ii) of this Section 11.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17 (provided that it complies with the obligations contained therein) and Section 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.19(b) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(iii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           (i)  No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender, and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(f)            If any assignment is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment.

(g)           Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (i) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Obligors, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (ii) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(h)           The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (ii) provide the DQ List to each Lender requesting the same.

Section 11.05.      Survival. All covenants, agreements, representations and warranties made by the Obligors and their respective Subsidiaries herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 11.03 and Article 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the Letters of Credit, the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Issuing Bank, any Lender, or the termination of this Agreement or any provision hereof.

Section 11.06.      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., pdf via email) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07.      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.08.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower and each other Obligor against any of and all the obligations of the Borrower and each other Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09.      Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

(b)           THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.09(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER

BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12.      Confidentiality.

(a)           Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, or other services provided to the Obligors or their Subsidiaries except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, legal counsel, independent auditors, professionals and other experts, agent or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and advised of their obligation to keep such Information confidential), (ii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of their legal counsel (in which case the Administrative Agent and/or the Lenders, as applicable, agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority had requested otherwise), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (iii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over the Administrative Agent or the Lenders or any of their respective affiliates (in which case the Administrative Agent and/or the Lenders agree, as applicable, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority had requested otherwise)), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to the extent that such information is received by the Administrative Agent or any Lender from a third party that is not, to the Administrative Agent’s or such Lender’s knowledge, as applicable, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates, (vii) to the extent that such information is independently developed by the Administrative Agent or any Lender without use of the Information, (viii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that the disclosure of any such information to any assignee or prospective assignee or Participants or prospective Participants shall be made subject to the acknowledgment and acceptance by such assignee or prospective assignee or Participant or prospective Participant that the Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 11.12 or other provisions that are at least as restricted as this Section 11.12 or as is otherwise reasonably acceptable to the Borrower and the Administrative Agent or such Lender, as applicable, including, without limitation, in accordance with customary market standards for dissemination of such type of information), (ix) with the written consent of the Borrower, or (x) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.12. For the purposes of this Section 11.12, “Information” means all written information received from the Borrower, relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but not less than a reasonable degree of care.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement and the Revolving Commitments.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER AND EACH ISSUING BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.13.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14.      No Advisory or Fiduciary Responsibility.

(a)           In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Obligors acknowledge and agree, and acknowledge their respective Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Obligors and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Obligor or any of its Subsidiaries, or any other Person and (ii) none of the Administrative Agent, the Collateral Agent, any Arranger, the Issuing Banks nor any Lender has any obligation to any Obligor or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, any Arranger, the Issuing Banks nor any Lender has any obligation to disclose any of such interests to any Obligor or its Affiliates. Each of the Borrower and other Obligors agrees that it will not claim that any of the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

(b)           The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor as to whether any Participant, Lender or prospective assignee or Participant is a Disqualified Institution or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, inquire into or monitor as to whether any Participant, Lender or prospective assignee or Participant is a Disqualified Institution or enforce compliance with the provisions hereof relating to Disqualified Institutions or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 11.15.      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.16.      USA PATRIOT Act. Each Issuing Bank and each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes the name and address of the Borrower and each other Obligor and other information that will allow such Lender to identify the Borrower and each other Obligor in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent, such Issuing Bank or such Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 11.17.      Release of Guarantors. In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person that is not, and is not required to become, an Obligor, in a transaction permitted under this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

Section 11.18.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE APRON, INC.,
as the Company

By:	/s/ Brad Dickerson
	Name:	Brad Dickerson
	Title:	Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, as Collateral Agent, as Issuing Bank and as Lender

By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Authorized Signatory

CITIBANK, N.A.,
as a Lender and Issuing Bank

By:	/s/ Bill Allen
	Name:	Bill Allen
	Title:	SVP/Team Leader

JP MORGAN CHASE BANK, N.A.,
as a Lender and Issuing Bank

By:	/s/ Lauren Baker
	Name:	Lauren Baker
	Title:	Vice President

SUNTRUST BANK,
as a Lender and Issuing Bank

By:	/s/ Nicholas Hahn
	Name:	Nicholas Hahn
	Title:	Managing Director

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Guaranty Agreement identified below (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the revolving facility identified below (including without limitation any Letters of Credit and Guarantees included therein) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	Blue Apron, Inc., a Delaware corporation (the “Company”)

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Revolving Credit and Guaranty Agreement, dated as of August 26, 2016, among the Company, the other Obligors party thereto from time to time, the

Lenders and Issuing Banks party thereto, the Administrative Agent and Morgan Stanley Senior Funding, Inc., as the Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Revolving Commitment/Loans for all Lenders	Amount of Revolving Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(1)
Revolving Commitment/Loans	$	$		%

Effective Date:    , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

(1)         Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., AS
ADMINISTRATIVE AGENT

By:
Name:
Title:

[NAME OF ISSUING BANK], AS ISSUING BANK

By:
Name:
Title:

[Consented to:

BLUE APRON, INC.

By:
Name:
Title:](2)

(2)         To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

BLUE APRON, INC. CREDIT AGREEMENT

Standard Terms and Conditions for
Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Obligors, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements to be an assignee under Section 11.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to (or referenced to in) Section 3.04(a) and/or Section 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon

A-I-1

the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including compliance with the confidentiality provisions of Section 11.12.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

A-I-2

EXHIBIT B

FORM OF
ADMINISTRATIVE QUESTIONNAIRE

[See attached.]

B-1

BLUE APRON	ADMINISTRATIVE DETAILS REPLY FORM

Morgan Stanley Senior Funding, Inc.	Return to: David Min
Primary Docs	Telephone: 212-276-7315
1 New York Plaza	Fax: 718-233-2132
New York, NY 10004	E-mail : primarydocs@morganstanley.com
(cc : David.Min@morganstanley.com)

ADMINISTRATIVE QUESTIONNAIRE FOR:

Blue Apron, Inc.

Please accurately complete the following information and return via e-mail or fax to the attention of David Min at Morgan Stanley as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

CREDIT CONTACTS/NOTIFICATION METHODS:

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes	No

If yes:

1

•                  What is the country of incorporation or organization?

•                  Tax Form W-8BEN-E (or W-8BEN, if applicable), or W-8ECI or W-81MY (with required attachments) should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

If no:

•                  Please submit Tax Form W-9

Lender’s Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS—BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name:

Street Address:

City, State, Zip Code:

Telephone Number:

Fax Number:

E-Mail Address:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:

2

Routing Transit/
ABA Number of Bank where funds are to be
transferred:

Name of Account, if applicable:

Account Number:

Additional Information:

Swift Code:

Wiring Contact Name and Phone Number:

3

EXHIBIT C

FORM OF
INTEREST ELECTION REQUEST

Morgan Stanley Senior Funding, Inc., as Administrative Agent
for the Lenders party to the
Credit Agreement referred to below

1 New York Plaza
41st Floor
New York, New York 10004
Attention: Agency Team

[Date](1)

Ladies and Gentlemen:

The undersigned, [NAME OF BORROWER], a [         ] (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, modified, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined), among the Borrower, [Blue Apron, Inc., a Delaware corporation,](2) the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time party thereto (the “Lenders”) and you, as the Administrative Agent and the Collateral Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.15 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.15 of the Credit Agreement:

(i)                                     The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on [                       ], 20[      ] (the “Outstanding Borrowing”) in the principal amount of $                    and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Rate Loans with an Interest Period ending on [                    ], 20[     ].

(ii)                                  The Business Day of the Proposed [Conversion] [Continuation] is [                    ], 20[    ].

(1)         Shall be a Business Day at least one Business Day in advance of the date of the proposed election or the date of the proposed election in the case of Base Rate Loans that do not exceed $20,000,000 and at least three Business Days in advance of the proposed election in the case of Eurodollar Rate Loans, provided that any such notice shall be deemed to have been given on a certain day only if given before 10:00 a.m. (New York City time) on such day.

(2)         Include if Blue Apron, Inc. is not the Borrower.

(iii)                               The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Rate Loans with an Interest Period of                    ] [converted into a Borrowing of [Base Rate Loans] [Eurodollar Rate Loans with an Interest Period of [one/two/three/six/twelve months][insert period less than one month](3) ].(4)

[The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].(5)

[Signature Page Follows]

(3)         Interest Periods of twelve months or less than one month only available with the consent of each Lender.

(4)         In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

(5)         In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a Eurodollar Rate Loan or in the case of a continuation of a Eurodollar Rate Loan.

The Borrower has caused this Interest Election Request to be executed and delivered by its Responsible Officer as of the date first written above.

Very truly yours,

[BORROWER]

By:
Name:
Title:

EXHIBIT D

FORM OF
NOTE

[Date]

New York, New York

FOR VALUE RECEIVED, Blue Apron, Inc., a corporation organized and existing under the laws of Delaware and each Additional Borrower (as defined in the Credit Agreement referred to below) (collectively, the “Borrower”), hereby promises to pay to [        ] or its registered assigns (the “Lender”), in Dollars, in immediately available funds, at Principal Office (as defined in the Credit Agreement referred to below) of Morgan Stanley Senior Funding, Inc. (the “Administrative Agent”), the unpaid principal amount of all Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay to the Lender interest on the unpaid principal amount of each Loan incurred by the Borrower from the Lender in like money at said office from the date such Loan is made until paid in full at the rates and at the times specified in the Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016, among the Borrower, the other Obligors party thereto from time to time, the lenders (including the Lender) and the Issuing Banks party thereto, the Administrative Agent and Morgan Stanley Senior Funding, Inc., as the Collateral Agent (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined) and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date, and the Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be immediately due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS NOTE, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES

THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its Responsible Officer on the date first written above.

BLUE APRON, INC.

By:
Name:
Title:

[[ADDITIONAL BORROWERS]

By:
Name:
Title: ](1)

(1)  Add as applicable.

EXHIBIT E

FORM OF
SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.             I am the [Chief Financial Officer](1) of [Parent], a [      ] (the “Parent”).

2.             Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined), by and among the Parent, the other Obligors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and as the Collateral Agent.

3.             I am generally familiar with the businesses and assets of the Parent and its Subsidiaries and am duly authorized to execute this Solvency Certificate on behalf of the Parent pursuant to the Credit Agreement.

4.             I have reviewed the terms of the Credit Agreement (including, without limitation, Articles 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto), together with each of the Loan Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

5.             Based upon my review and examination described in paragraph 4 above, I certify in my capacity as a Financial Officer of the Parent and not in any individual capacity that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Parent and its Subsidiaries are on a consolidated basis, and after giving effect to the Transactions and incurrence of all Indebtedness and Obligations being incurred in connection with the Credit Agreement, will be, Solvent.

The foregoing certifications are made and delivered as of [   ].

Name:
Title: [Financial Officer]

(1)         This certificate shall be signed by the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

E-1

EXHIBIT F

FORM OF
COMPLIANCE CERTIFICATE

[Date]

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined), among Blue Apron, Inc., a Delaware corporation (the “Company”), the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent.

1.             I am the duly elected, qualified and acting [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of [the Company] [[     ], [             ]](1) (the “Parent”).

2.             I have reviewed and am familiar with the contents of this Certificate. I am providing this Compliance Certificate solely in my capacity as a Financial Officer of the Parent and not in an individual capacity.

3.             I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the Fiscal [Quarter] [Year] of the Parent ended [                       ] attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.01 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes](2).

4.             No Default or Event of Default has occurred and is continuing as of the date hereof[, except for                        ](3).

5.             There has been no material change in GAAP or in the application thereof applicable to the Parent and its consolidated Subsidiaries since the date of [the audited financial statements referred to in Section 3.04(a) of the Credit Agreement](4) [the most recent financial

(1)         Insert if the Company is not the Parent.

(2)         To be included only if the Compliance Certificate is certifying the quarterly financials.

(3)         Specify the details of any Default or Event of Default, if any, and any action taken or proposed to be taken with respect thereto.

(4)         To be included in the first Compliance Certificate.

statements delivered under Section 5.01(a) or (b) of the Credit Agreement](5) that has had an impact on the Financial Statements [, except for                               , the effect of which on the Financial Statements has been [    ]](6).

6.             Attached hereto as Schedule 1 is a calculation of the Total Net Leverage Ratio as of the end of the most recent Fiscal Quarter, which calculation is true and correct.

[Signature Page Follows]

(5)         To be included in Compliance Certificates after the initial Compliance Certificate.

(6)         If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04(a) of the Credit Agreement (or the most recent financial statements delivered under Section 5.01(a) or (b) of the Credit Agreement) had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

PARENT:

[ ]

By:
Name:
Title:

ANNEX I

TO EXHIBIT F

[Financial Statements to be attached]

F-I-1

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(A)	Total Net Leverage Ratio: Consolidated Total Net Debt to Consolidated Adjusted EBITDA

(1)	Consolidated Total Net Debt as of []:

(a)

all Indebtedness of the Parent and its Restricted Subsidiaries on such date, as would be required to appear as a liability on a consolidated balance sheet of the Parent and its Restricted Subsidiaries, prepared as of such date in accordance with GAAP:

$

(b)

minus the aggregate amount of cash of the Parent and its Restricted Subsidiaries that: (a) does not appear (and is not required to appear) as “restricted” on the consolidated balance sheet of the Parent (unless such appearance is related to the Liens granted to the Collateral Agent to secure the Obligations), (b) is not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties and (c) is otherwise generally available for use by the Parent or any other Obligor; provided that the aggregate amount of Unrestricted Cash deducted pursuant to this clause (b) shall not exceed $50,000,000.

$

Consolidated Total Net Debt (the sum of items 1(a) and 1(b)):				$

(2)	Consolidated Adjusted EBITDA for the period ending []:

	(a)	Consolidated Net Income:

		i.	net income or loss of the Parent and its Restricted Subsidiaries determined on a consolidated basis in conformity with GAAP:	$

1

ii.

minus (a) the income of any Person (other than Parent) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any Restricted Subsidiary (other than, following the consummation of a Holdco Transaction, the Company) during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than, following the consummation of a Holdco Transaction, the Company) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Restricted Subsidiary or any law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary:

$

(b)	plus (without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period):

	i.	income tax expense:	$

	ii.	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans):	$

	iii.	depreciation and amortization expense:	$

	iv.	amortization of intangibles (including, but not limited to, goodwill) and organization costs:	$

	v.	any extraordinary charges or losses determined in accordance with GAAP	$

	vi.	non-cash stock option and other equity-based compensation expenses:	$

	vii.	non-cash costs or expenses resulting from purchase accounting adjustments and non-cash costs or expenses resulting from Build to Suit Obligations:	$

2

viii.	proceeds from business interruption insurance not otherwise included in Consolidated Net Income and to the extent offsetting lost operating income received during such period:	$

ix.

all customary fees, costs and expenses incurred or paid in connection with (A) Investments permitted under the Credit Agreement (including Permitted Acquisitions) whether or not such Investment is consummated, (B) Asset Sales permitted under the Credit Agreement and (C) the issuance, prepayment or amendment or refinancing of Indebtedness permitted under the Credit Agreement or the issuance of Equity Interests of the Parent (including costs and expenses (including exploratory and preparatory costs) in connection with any IPO):

$

x.

non-recurring signing costs, retention or completion bonuses and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities):

$

xi.

the aggregate amount of one-time, non-recurring and extraordinary settlements of legal proceedings and regulatory matters; provided that the aggregate amount that may be added back pursuant to this item 2(b)(xi) may not exceed $25,000,000 for any period:

$

xii.

non-recurring restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, transition costs, costs related to closure and consolidation of facilities; provided that the aggregate amount that may be added back pursuant to this item 2(b)(xii) and the following item 2(b)(xiii) shall not exceed 25% of aggregate Consolidated Adjusted EBITDA for any period (determined without giving effect to any such adjustment pursuant to this item 2(b)(xii) and the following item 2(b)(xiii)):

$

3

xiii.

the amount of net cost savings and synergies projected in good faith to be realized as a result of actions taken after the Effective Date that are otherwise permitted under the Credit Agreement (including pursuant to internal procedures), in each case, no later than the date that is 18 months following the consummation of such action (calculated on a pro forma basis as though such cost savings, synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) a duly completed certificate signed by a Responsible Officer of the Parent shall be delivered to the Administrative Agent certifying that such cost savings and synergies are reasonably identifiable, factually supportable and reasonably expected to have a continuing impact, (ii) the benefits resulting therefrom are reasonably anticipated to be realized not later than 18 months of such actions having been taken, (iii) the aggregate amount that may be added back pursuant to the preceding item 2(b)(xii) and this item 2(b)(xiii) shall not exceed 25% of aggregate Consolidated Adjusted EBITDA for any period (determined without giving effect to any such adjustment pursuant to the preceding item 2(b)(xii) and this item 2(b)(xiii)), and (iv) no cost savings or synergies shall be added pursuant to this item 2(b)(xiii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period:

$

xiv.	all costs, charges, fees and expenses related to the Transactions:	$

xv.

any other non-cash charges, non-cash expenses or non-cash losses of Obligors or any of their respective Restricted Subsidiaries for such period, including, for the avoidance of doubt, non-cash foreign currency translation losses and any unrealized losses in respect of Swap Agreements (including non-cash losses related to currency remeasurement of Indebtedness) (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made:

$

4

(c)	minus (to the extent included in the statement of such Consolidated Net Income for such period the sum of:

	i.	income tax benefit:	$

	ii.	interest income:	$

	iii.	any extraordinary income or gains determined in accordance with GAAP:	$

iv.

any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to item 2(b)(vii) above), all as determined on a consolidated basis:

$

Consolidated Adjusted EBITDA (item 2(a)(1) minus item 2(a)(ii) plus the sum of items 2(b)(i) through 2(b)(vii) minus the sum of items 2(c)(i) through 2(c)(iv)):			$

Consolidated Net Debt to Consolidated Adjusted EBITDA(1)			: 1.00

(1)         [provided that, (i) with respect to the period ending June 30, 2016, actual Consolidated Adjusted EBITDA for the period from January 1, 2016, until such date, multiplied by 2, and (ii) with respect to the period ending September 30, 2016, actual Consolidated Adjusted EBITDA for the period from January 1, 2016, until such date, multiplied by 4/3; provided, further, that with respect to all assets and Persons acquired or disposed of, the calculation of Consolidated Adjusted EBITDA will be calculated on a Pro Forma Basis.

5

EXHIBIT G

FORM OF
FUNDING NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined), by and among [NAME OF BORROWER], a [       ] (the “Borrower”), [Blue Apron, Inc., a Delaware corporation,](1) the other Obligors party thereto from time to time, the Lenders and the Issuing Banks party thereto from time to time and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent.

Pursuant to Section 2.01 of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Revolving Loans

☐	Base Rate Loans:	$	[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$	[ , , ]

The Borrower hereby certifies that:

(i)            after making the Loans requested on the Credit Date, the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect;

(ii)           on and as of the Credit Date, the representations and warranties of the Obligors and their respective Subsidiaries, set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects on and as of such earlier date and (ii) in each case such materiality qualifier shall not be applicable to any representations and warranties that are already qualified by materiality in the text thereof; and

(iii)          on and as of the Credit Date, no Default or Event of Default has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby.

(1)  Include if Blue Apron, Inc. is not the Borrower.

The account details of the Borrower’s account into which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

Date: [mm/dd/yy]	BORROWER:

[BORROWER]

By:
Name:
Title:

EXHIBIT H

FORM OF
ISSUANCE NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined), by and among [NAME OF BORROWER], a [         ], (the “Borrower”), [Blue Apron, Inc., a Delaware corporation,](1) the other Obligors party thereto from time to time, the Lenders and the Issuing Banks party thereto from time to time and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of $[        ,        ,        ].

Attached hereto for each such Letter of Credit are the following:

(a)           the name and address of the beneficiary;

(b)           the expiration date; and

(c)           either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the applicable Issuing Bank to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(i)            after issuing such Letter of Credit requested on the Credit Date, the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect;

(ii)           on and as of the Credit Date, the representations and warranties of the Obligors and their respective Subsidiaries, set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects on and as of such earlier date and (ii) in each case such materiality qualifier shall not be applicable to any representations and warranties that are already qualified by materiality in the text thereof; and

(1)  Include if Blue Apron, Inc. is not the Borrower.

(iii)          on and as of the Credit Date, no Default or Event of Default has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby.

Date: [mm/dd/yy]	BORROWER:

[BORROWER]

By:
Name:
Title:

EXHIBIT I

FORM OF
INTERCOMPANY NOTE

[   ], 2016

Each of the parties identified on Schedule 1 hereto (each, an “Issuer”) hereby promises to pay, on demand, to the order of each applicable party identified on Schedule 2 hereto (each, a “Holder” and, together with the Issuers, a “Note Party”), in the currency owed in immediately available funds, at such locations as each such Holder shall from time to time designate, all amounts as may be owing from time to time on and after the date hereof by each such Issuer to such Holder in consideration of Indebtedness (as defined in the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms used but not defined herein being used herein as therein defined), by and among Blue Apron, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time a party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent).

Each Issuer shall pay all amounts owing under this Note to each applicable Holder on demand of such Holder or Holders. Any Holder may make demand for all or any subset of the amounts owing to such Holder under this Note, by any Issuer, without the consent or permission of any Issuer.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceedings of any jurisdiction relating to any Issuer, all amounts owed by such Issuer to any Holder shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note. FURTHER, ANY AND ALL INDEBTEDNESS REPRESENTED BY THIS NOTE IS FULLY SUBORDINATED TO THE PAYMENT IN CASH IN FULL OF ALL OBLIGATIONS (AS DEFINED IN THE CREDIT AGREEMENT).

Each Issuer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of any Holder in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against any party hereto unless the same shall be in writing and signed and delivered by such party. This Note shall be construed as a separate agreement with respect to each loan, advance or other extension of credit owed by an Issuer to a Holder and may be amended, modified, supplemented, waived or released with respect to any such Issuer or Holder with respect to such loan, advance or other extension of credit without the approval of any other party hereto and without affecting the obligations of any other Issuer hereunder.

Upon execution and delivery after the date hereof by any Obligor of a counterpart signature page hereto, such Obligor shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Pursuant to the Credit Agreement and the Collateral Documents, this Note shall be pledged by the Holders that are parties to the Credit Agreement in accordance with the terms of the Credit Agreement and such Collateral Documents.

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS NOTE, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

[The Remainder of this Page Intentionally Left Blank]

[NAME OF OBLIGOR]

By:
Name:
Title:

[NAME OF RESTRICTED SUBSIDIARY]

By:
Name:
Title:

SCHEDULE 1

ISSUERS

SCHEDULE 2

HOLDERS

FORM OF NOTE POWER

For value received, each signatory hereto hereby sells, transfers and assigns unto                      all of its right, title and interest in that certain Intercompany Note dated [   ], 2016 (the “Note”), and does hereby irrevocably constitute and appoint                      attorney to transfer the Note with full power of substitution in the premises.

Date

[NAME OF OBLIGOR]

By:
Name:
Title:

[NAME OF RESTRICTED SUBSIDIARY]

By:
Name:
Title:

EXHIBIT J

FORM OF
JOINDER AGREEMENT

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, the “Credit Agreement,” capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement) among Blue Apron, Inc., a Delaware corporation (the “Company”), the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and as the Collateral Agent.

W I T N E S S E T H:

WHEREAS, the Obligors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans for the benefit of Borrower; and

WHEREAS, pursuant to Section 5.11 of the Credit Agreement subject to certain limitations and exceptions set forth therein, the undersigned Subsidiary (the “New Loan Party”) is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Loan Party hereby agree as follows:

1.             Joinder as Guarantor. In accordance with Section 5.11 of the Credit Agreement, the New Loan Party by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor, but in any event subject to the same terms, provisions and limitations set forth in Article 8 of the Credit Agreement. The New Loan Party hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Loan Party.

2.             Representations and Warranties. The New Loan Party represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

3.             Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.             Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.             No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6.             Notices. All notices, requests and demands to or upon the New Loan Party, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.

7.             Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NAME OF NEW LOAN PARTY]

By:
Name:
Title:

Address for Notices:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT K

FORM OF
SECURITY AGREEMENT

[See attached.]

K-1

PLEDGE AND SECURITY AGREEMENT

dated as of

August 26, 2016

among

BLUE APRON, INC.,
as the Company,

the other GRANTORS party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Collateral Agent

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EXHIBITS

EXHIBIT A	FORM OF SECURITY SUPPLEMENT
EXHIBIT B	FORM OF JOINDER AGREEMENT
EXHIBIT C	FINANCING STATEMENTS
EXHIBIT D-1	FORM OF PATENT SECURITY AGREEMENT
EXHIBIT D-2	FORM OF TRADEMARK SECURITY AGREEMENT
EXHIBIT D-3	FORM OF COPYRIGHT SECURITY AGREEMENT
EXHIBIT E	FORM OF PERFECTION CERTIFICATE

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This PLEDGE AND SECURITY AGREEMENT, dated August 26, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”), among BLUE APRON, INC., a Delaware corporation (the “Company”), the other Obligors (as defined in the Credit Agreement referenced below) from time to time party hereto  (collectively, with the Company, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (herein in such capacity, the “Collateral Agent”).

RECITALS

1.                                      The Company and the other Obligors from time to time party thereto, the Lenders and the Issuing Banks from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Agent have entered into a Revolving Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2.                                      The Credit Agreement requires each Grantor to deliver a duly executed copy of this Agreement as a condition precedent to the initial extensions of credit thereunder.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, each Grantor and the Collateral Agent, on behalf of itself and each other Secured Party (and each of their respective permitted successors, assigns and novatees), hereby agree as follows:

SECTION 1

DEFINITIONS; RULES OF INTERPRETATION

Section 1.1                                   Definition of Terms Used Herein

Unless the context otherwise requires, and except as set forth in Section 1.2, all capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

Section 1.2                                   UCC

Terms used herein that are defined in the UCC but not defined herein have the meanings given to them in the UCC (and if defined in more than one Article of the UCC, shall have the meaning given in Article 8 or 9 thereof), including the following which are capitalized herein:

Account Debtor
Account
Certificate of Title
Certificated Security
Chattel Paper
Commercial Tort Claim
Commodity Account
Commodity Contract
Commodity Intermediary
Deposit Account
Document
Electronic Chattel Paper
Equipment
Fixtures
General Intangible
Goods
Instrument
Inventory
Investment Property
Jurisdiction of Organization
Letter-of-Credit Right
Money
Payment Intangible
Proceeds
Record
Securities Account
Securities Intermediary
Security
Security Entitlement
Supporting Obligation
Tangible Chattel Paper
Uncertificated Security

Section 1.3                                   General Definitions In this Agreement:

“Accounts Receivable” means (a) all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, Liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and (b) rights to receive amounts payable under the following:

(i)                                     any and all rights to license products retained by any Grantor;

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(ii)                                  all sales, leases or licenses of any other goods or products or the rendering of any other services and all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing;

(iii)                               any and all tax refunds and tax refund claims; and

(iv)                              all money, reserves and property relating to any of the foregoing whether now or at any time hereafter in the possession or under the control of any Grantor or any agent or custodian for any Grantor.

“Additional Grantor” has the meaning assigned to such term in Section 5.2.

“Agreement” has the meaning assigned to such term in the Preamble.

“Collateral” has the meaning assigned to such term in Section 2.1, subject to the limitations set forth in Section 2.2.

“Collateral Agent” has the meaning assigned to such term in the Preamble.

“Collateral Support” means all property (real or personal) collaterally assigned, hypothecated or otherwise securing any Collateral described in Section 2.1(a) through (q) and includes any security agreement or other agreement granting a Lien in such real or personal property.

“Contracts” means all contracts, leases and other agreements entered into by any Grantor.

“Copyright Licenses” means any and all agreements and  licenses (whether a Grantor is licensee or licensor, thereunder) (whether or not in writing) providing for the granting of any right in or to any Copyright, including without limitation agreements referred to in Schedule 11B of the Perfection Certificate.

“Copyrights” means all United States and foreign copyrights, including but not limited to copyrights in software and in and to databases, all protected designs within the meaning of 17 U.S.C. § 1301 et seq. and community designs, and all mask works fixed in semiconductor chip products (as defined in 17 U.S.C. § 901(a)(1)), whether statutory or common law, whether registered or unregistered and whether published or unpublished, as well as all moral rights, reversionary interests, and termination rights, now or hereafter in force throughout the world, and, with respect to any and all of the foregoing: (i) all registrations and pending applications therefor in the applicable Intellectual Property Registry including, without limitation, the registrations referred to in Schedule 11B of the Perfection Certificate, (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations, or other violations of any of the foregoing and (iv) all

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Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” has the meaning assigned to such term in the Recitals.

“Dividends” means, in relation to any Equity Interests, all present and future: (a) dividends and distributions of any kind and any other sum received or receivable in respect of such Equity Interests, (b) rights, shares, money or other assets accruing or offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of such Equity Interests, (c) allotments, offers and rights accruing or offered in respect of such Equity Interests and (d) other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, such Equity Interests.

“Excluded Assets” means, collectively, (a) motor vehicles and other equipment for which Certificates of Title have been issued, (b) Letter-of-Credit Rights, (c) all leasehold interests in real property (other than fixtures) and all fee interests in real property (other than fixtures) that are not Material Real Estate Assets, (d) (i) any asset, licensed right or property right of Grantor of any nature if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of such asset or property right or such Grantor’s loss of use of such asset or property right or (B) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) to which such Grantor is party and (ii) any asset or property right of any Grantor of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided that in any event, immediately upon the ineffectiveness, lapse or termination of any such provision or prohibition described in clauses (d)(i) and (d)(ii), the term “Excluded Assets” shall not include all such rights and interests, (e) Equity Interests in any Person acquired after the Effective Date (other than a Wholly-Owned Subsidiary) to the extent the pledge of such Equity Interests is not permitted by the terms of such Person’s Organizational Documents or any joint venture documents (other than as a result of provisions entered into or created in contemplation of this clause (e)), (f) any Equity Interest which is specifically excluded from the definition of Pledged Stock, Pledged Partnership Interests, or Pledged LLC Interests by virtue of the proviso to the respective definition thereof, (g) any Equity Interest constituting Margin Stock, (h) any United States trademark or service mark application filed on the basis of a Grantor’s intent-to-use such mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance by the US Patent and Trademark Office of a verified “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (i) any Commercial Tort Claims, (j) any tangible or intangible assets of a Grantor as to which the cost of obtaining a security interest therein is

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excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, as agreed by the Collateral Agent and the Company, which agreement shall not be unreasonably withheld, (k) any plant or equipment or other property subject to a Capital Lease Obligation or any other arrangement to the extent that a grant of a security interest therein would violate or invalidate such Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than any Grantor or any other Restricted Subsidiary) (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) and (l) any Excluded Deposit Account.

“Exclusive Copyright Licenses” means any and all Copyright Licenses pursuant to which a Grantor is granted an exclusive license in respect of any Copyright registered with the United States Copyright Office.

“Excluded Deposit Account” means any Deposit Account (a) used exclusively for payroll, payroll taxes or other employee wage and benefit payments or (b) having an average monthly credit balance equal to or less than $125,000 individually and an aggregate balance in all such accounts equal to or less than $250,000.

“Grantor” has the meaning assigned to such term in the Preamble.

“Insurance” means all contracts and policies of insurance of any kind now or in the future taken out by or on behalf of any Grantor or (to the extent of such Grantor’s interest) in which it now or in the future has an interest.

“Intellectual Property” means, collectively, all intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Patents, Trademarks, Trade Secrets, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses, intangible rights in internet domain names, software and databases not otherwise included in the foregoing, and the right to sue at law or in equity or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Registry” means the United States Patent and Trademark Office, the United States Copyright Office, any state intellectual property registry and any foreign counterpart of any of the foregoing.

“Intellectual Property Security Agreement” has the meaning assigned to such term in Section 4.8(a).

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“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit B to this Agreement, executed by an Additional Grantor and delivered to the Collateral Agent.

“LLC” means (a) as of the date of this Agreement, any limited liability company set forth in Section 1(a) of the Perfection Certificate and (b) any limited liability company in which any Grantor acquires an interest after the date of this Agreement.

“LLC Agreement” means the limited liability company agreement or such analogous agreement governing the operation of any LLC.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Federal Reserve Board of Governors.

“Partnership” means (a) any partnership set forth in Section 1(a) of the Perfection Certificate and (b) any partnership in which any Grantor acquires an interest after the date of this Agreement.

“Partnership Agreement” means the partnership agreement of any Partnership or such analogous agreement governing the operation of any Partnership.

“Patent Licenses” means all agreements and licenses (whether a Grantor is licensee or licensor thereunder) (whether or not in writing) providing for the granting of any right in or to any Patent.

“Patents” means all United States and foreign patents, certificates of invention and industrial designs, and pending applications for any of the foregoing throughout the world, including, without limitation: (i) each patent and patent application referred to in Schedule 11A of the Perfection Certificate, and (ii) all divisions, continuations, continuations-in-part, reissues, renewals, reexaminations or extensions of the foregoing, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations or other violations of any of the foregoing and (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Perfection Certificate” means, with respect to any Grantor, a certificate dated as of the date hereof, substantially in the form of Exhibit E (with any changes that such Grantor and the Collateral Agent shall have approved), completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Collateral Agent, and signed by a Responsible Officer of such Grantor.

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Grantor to the extent that the same constitutes Collateral, all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing and all Dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in

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exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles, Investment Property, Instruments or any other category of Collateral.

“Pledged LLC Interests” means all of any Grantor’s right, title and interest as a member of any LLC and all of such Grantor’s right, title and interest in, to and under any LLC Agreement to which it is a party, to the extent that the same constitutes Collateral; provided that “Pledged LLC Interest” shall not include more than 65% of the total outstanding voting membership interest of any Foreign Subsidiary.

“Pledged Notes” means all of any Grantor’s right, title and interest in each Instrument evidencing Indebtedness with an outstanding principal balance of $500,000 or more individually and $2,500,000 in the aggregate owed to such Grantor, and all cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” means all of any Grantor’s right, title and interest as a limited and/or general partner in any Partnership and all of such Grantor’s right, title and interest in, to and under any Partnership Agreement to which it is a party to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged Partnership Interest” shall not include more than 65% of the total outstanding voting Partnership interest of any Foreign Subsidiary.

“Pledged Stock” means (a) the shares of Stock listed in Schedule 7 of the Perfection Certificate and (b) any shares of Stock and any other Equity Interests (excluding Pledged LLC Interests and Pledged Partnership Interests) in which any Grantor acquires an interest after the date of this Agreement, in each case, to the extent that the same constitutes Collateral; provided that “Pledged Stock” shall not include more than 65% of the total outstanding voting Stock of any Foreign Subsidiary.

“Secured Obligations” has the meaning assigned to such term in Section 2.1.

“Security Interest” means, collectively, the continuing security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties pursuant to Section 2.1.

“Security Supplement” means any supplement to this Agreement in substantially the form of Exhibit A, executed by a Responsible Officer of the applicable Grantor.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock) of or in a corporation, whether voting or non-voting and all rights to subscribe for, purchase or otherwise acquire any of the foregoing.

“Trade Secret Licenses” means any and all agreements and licenses (whether a Grantor is licensee or licensor thereunder) (whether or not in writing) providing for the granting of any

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right in or to Trade Secrets and all extensions and renewals thereof and all rights of any Grantor under any such agreements, licenses and covenants.

“Trade Secrets” means all trade secrets and all other confidential and proprietary information, know-how, processes, designs, inventions, technology, compilations, data, databases, and computer programs (whether in source code, object code, or other form) and all rights in documentation (including without limitation user manuals and training materials) related thereto, and proprietary methodologies and algorithms, to the extent not covered by the definitions of Patents, Trademarks and Copyrights, whether or not reduced to a writing or other tangible form, and with respect to any and all of the foregoing, (i) the right to sue or otherwise recover for past, present and future infringements, misappropriations, and other violations thereof and (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Trademark Licenses” means any and all agreements and licenses (whether a Grantor is licensee or licensor thereunder) (whether or not in writing) providing for the granting of any right in or to any Trademark.

“Trademarks” means all United States, state and foreign trademarks, trade names, trade dress, service marks, certification marks, collective marks, slogans, logos and other source or business identifiers, all registrations and pending applications for any of the foregoing, whether registered or unregistered, and whether or not established or registered in an Intellectual Property Registry in any country or any political subdivision thereof, and with respect to any and all of the foregoing: (i) all common law rights related thereto, (ii) the trademark registrations and pending applications referred to in Schedule 11A of the Perfection Certificate, (iii) all extensions, continuations, reissues and renewals of any of the foregoing, (iv) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (v) the right to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing or for any injury to goodwill and (vi) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of, or remedies with respect to a security interest is governed by the Uniform Commercial Code or other personal property security laws of any jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code or other personal property security laws as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection, priority or remedies and for the definitions related to such provisions.

Section 1.4                                   Rules of Interpretation

The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement; provided that, unless the context requires otherwise, all references herein to

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Sections and Exhibits shall be construed to refer to Sections of, and Exhibits to, this Agreement. Unless otherwise specified, the Exhibits to this Agreement, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, are incorporated herein by reference. Other than this Section 1.4, if any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. If any conflict or inconsistency exists between this Agreement and any Loan Document other than the Credit Agreement, this Agreement shall govern. All references herein to provisions of the UCC include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2

GRANT OF SECURITY

Section 2.1                                   Grant of Security

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Obligations at any time owed or owing to the Secured Parties (or any of them) (collectively, the “Secured Obligations”), each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

(a)                                 all Accounts;

(b)                                 all Chattel Paper;

(c)                                  all Contracts, including without limitation all Trademark Licenses, Copyright Licenses, Patent Licenses and Trade Secret Licenses;

(d)                                 all Documents;

(e)                                  all General Intangibles, including without limitation all Intellectual Property owned by such Grantor and that portion of the Pledged Collateral constituting General Intangibles;

(f)                                   all Goods whether tangible or intangible, wherever located, including without limitation all Inventory, Equipment, Fixtures and Money;

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(g)                                  all Instruments, including without limitation that portion of the Pledged Collateral constituting Instruments;

(h)                                 all cash and Deposit Accounts;

(i)                                     all Insurance;

(j)                                    all Investment Property, including without limitation that portion of the Pledged Collateral constituting Investment Property;

(k)                                 all Accounts Receivable;

(l)                                     all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests;

(m)                             all books and Records;

(n)                                 all Money or other property of any kind which is received by such Grantor in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Grantor or any of its property or income;

(o)                                 all causes of action and all Money and other property of any kind received therefrom, and all Money and other property of any kind recovered by any Grantor;

(p)                                 all Collateral Support and Supporting Obligations relating to any of the foregoing; and

(q)                                 all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

Section 2.2                                   Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the term “Collateral” include, and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets); provided, however, that, in any event, the Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests identified in Schedule 7 of the Perfection Certificate hereof shall constitute “Collateral”.

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Section 2.3                                   Grantors Remain Liable

(a)                                 Anything contained herein to the contrary notwithstanding:

(i)                                     except to the extent permitted by the Credit Agreement, each Grantor shall remain liable under any contracts and agreements to which it is a party or affecting its property, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

(ii)                                  the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts and agreements; and

(iii)                               neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any such contracts and agreements by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)                                 Neither the Collateral Agent nor any other Secured Party nor any purchaser at a foreclosure sale under this Agreement shall be obligated to assume any obligation or liability under any contracts and agreements unless the Collateral Agent, such other Secured Party or such purchaser, as the case may be, otherwise expressly agrees in writing to assume any or all of said obligations.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties, on and as of the Effective Date, that:

Section 3.1                                   Title

Such Grantor owns the Collateral purported to be owned by it free and clear of any and all Liens, other than Permitted Encumbrances. Such Grantor has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (b) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any Intellectual Property Registry in any jurisdiction or (c) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for (i) filings with respect to Permitted Encumbrances and (ii) any financing statement or analogous

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document, assignment, security agreement or similar instrument or Record evidencing Liens being terminated on or prior to the date hereof.

Section 3.2                                   Names, Locations

(a)                                 The Perfection Certificate sets forth with respect to such Grantor, (i) under Section 1(a), its exact legal name, as such name appears in the public record of its Jurisdiction of Organization which shows such Grantor to have been organized, (ii) under Section 1(d), each other legal name that such Grantor has had in the past five years, together with the date of the relevant change (if applicable), (iii) under Section 1(f), the United States federal employer identification number of such Grantor (if any) and (iv) under Section 1(e), the jurisdiction of organization of such Grantor and its organizational identification number or statement that such Grantor has no such number.

(b)                                 Section 2 of the Perfection Certificate sets forth, with respect to such Grantor, the chief executive office and “location” (within the meaning of Section 9-307 of the UCC) of such Grantor. Except as set forth in Section 1(d) of the Perfection Certificate, such Grantor has not changed its jurisdiction of organization, chief executive office or other such “location” in the past five years.

(c)                                  Schedule 2(g) of the Perfection Certificate sets forth with respect to such Grantor, the names and addresses of all Persons other than such Grantor or the Collateral Agent that have actual possession of any of the Collateral of such Grantor with a value in excess of $100,000 per Person and $600,000 in the aggregate.

(d)                                 Except as set forth in Section 1(d) of the Perfection Certificate, such Grantor has not changed its identity or organizational structure in any way in the past five years. Changes in identity or organizational structure would include mergers, consolidations and acquisitions, as well as any change in the form or jurisdiction of organization of such Grantor. If any such change has occurred, Section 1(d) of the Perfection Certificate sets forth the date of such change and the exact legal name of each acquiree or constituent party to a merger or consolidation.

Section 3.3                                   Filings, Consents

Attached hereto as Exhibit C are copies of all UCC financing statements required to be made in each relevant jurisdiction. Such financing statements are all of the filings that are necessary to perfect a Security Interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by the filing of a UCC-1.

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Section 3.4                                   Security Interests

The Security Interest constitutes a legal and valid security interest in all Collateral that is subject to Article 8 or Article 9 of the UCC securing the payment and performance of the Secured Obligations. Subject to the completion of the filings described in Section 3.3 and to value being given, the Security Interest is, and shall be, a validly created and perfected security interest in all Collateral in which a security interest may be perfected by filing of a financing statement in the United States pursuant to the UCC, prior to any other Lien on any of the Collateral, other than Permitted Encumbrances that have priority as a matter of law.

Section 3.5                                   Accounts Receivable

No Account Receivable constituting Collateral of an amount greater than $125,000 individually and $250,000 in the aggregate is evidenced by, or constitutes an Instrument or Chattel Paper that has not been delivered to, or otherwise subjected to the control (within the meaning of Section 9-105 of the UCC) of, the Collateral Agent to the extent required by, and in accordance with, Section 4.6.

Section 3.6                                   Pledged Collateral, Deposit Accounts

(a)                                 Schedule 10 of the Perfection Certificate sets forth all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest. Such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account listed thereon beside its name, and such Grantor has not consented to, and is not otherwise aware of, any Person having “control” (as defined in Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any Securities or other property credited thereto, in each case subject to Permitted Encumbrances.

(b)                                 Schedule 9 of the Perfection Certificate sets forth all of the Deposit Accounts in which such Grantor has an interest and such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person having “control” (as defined in Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein, in each case subject to Permitted Encumbrances. Each Deposit Account listed in Schedule 9 of the Perfection Certificate and designated with an asterisk is an Excluded Deposit Account on and as of the Effective Date.

(c)                                  Schedule 8 of the Perfection Certificate sets forth all of the Pledged Notes.

(d)                                 Schedule 7 of the Perfection Certificate sets forth all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of such Grantor. The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Grantor constitute, as of the date hereof, that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth in

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Schedule 7 of the Perfection Certificate. Schedule 7 of the Perfection Certificate identifies any such Pledged Stock, Pledged Partnership Interests or Pledged LLC Interests that are represented by Certificated Securities.

(e)                                  All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(f)                                   As of the date hereof, no Person other than such Grantor (or its agent or designee) or the Collateral Agent has “control” (as defined in Sections 8-106 and 9-106 of the UCC) over any Pledged Collateral of such Grantor and, other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, there is no Pledged Collateral other than Pledged Collateral that is represented by Certificated Securities, Instruments or Tangible Chattel Paper that has been, or will be, substantially concurrently with the effectiveness of this agreement, delivered to the Collateral Agent (or its agent or designee)).

(g)                                  There are no restrictions on transfer in the LLC Agreement governing any Pledged LLC Interests or in the Partnership Agreement governing any Pledged Partnership Interests or in any stockholders’ agreement or other similar agreement governing the Pledged Collateral which would limit or restrict (i) the grant of a security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, (ii) the perfection of such security interest, (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock or (iv) the transfer of the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, in each case as contemplated by this Agreement. Further, the terms of any Pledged LLC Interests and Pledged Partnership Interests either (i) expressly provide, and any certificates representing such Pledged LLC Interests or Pledged Partnership Interests expressly provide, that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in any jurisdiction, including, without limitation, the “issuer’s jurisdiction” (as such term is defined in the UCC in effect in such jurisdiction) of each issuer thereof, or (ii) (A) are not traded on securities exchanges or in securities markets, (B) are not “investment company securities” (as defined in Section 8-103(b) of the UCC) and (C) do not provide, in the related LLC Agreement or Partnership Agreement, as applicable, certificates, if any, representing such Pledged LLC Interests or Pledged Partnership Interests, as applicable, or otherwise that they are securities governed by the Uniform Commercial Code of any jurisdiction.

(h)                                 To the knowledge of the relevant Grantor, each of the Pledged Notes constitutes the legal and valid obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

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Section 3.7                                   Intellectual Property

(a)                                 Schedule 11A and 11B of the Perfection Certificate sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Trademarks, Patents and Copyrights issued or registered by, or applied-for with, an Intellectual Property Registry and, in each case, owned by such Grantor (the “Registered Intellectual Property”) and (ii) all Exclusive Copyright Licenses (including all Copyrights licensed therein).

(b)                                 Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Registered Intellectual Property listed as owned by such Grantor in Schedule 11A and 11B of the Perfection Certificate, free and clear of all Liens, other than licenses of Intellectual Property granted in the ordinary course of business that do not materially interfere with such Grantor’s ability to conduct its business as currently conducted.

(c)                                  On the date hereof, all Registered Intellectual Property and all applications or registrations for Intellectual Property that are exclusively licensed by such Grantor are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, nor are any of the Patents included in the Collateral the subject of a reexamination proceeding, except in each case as could not reasonably be expected to have a Material Adverse Effect, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain in full force and effect any and all Registered Intellectual Property owned by and material to the business of such Grantor.

(d)                                 Such Grantor owns, licenses or otherwise has the right to use all Intellectual Property material or necessary to conduct its business as currently conducted, taken as a whole, free and clear of all Liens (other than Permitted Encumbrances).

(e)                                  No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, or such Grantor’s right to register, own or use, any Intellectual Property (except for non-final, ordinary course office actions related to any United States or foreign Intellectual Property registration efforts), and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(f)                                   Such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, except, in each case, to the extent that any failure to so comply would not reasonably be expected to have a Material Adverse Effect.

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(g)                                  Such Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks material to the business of the Obligors and their respective Restricted Subsidiaries, taken as a whole, in each case, consistent with industry standards, and has taken commercially reasonable action necessary to ensure that all licensees of such Trademarks comply with the standards of quality of the Obligors and their Restricted Subsidiaries, taken as a whole.

(h)                                 Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets constituting Intellectual Property material to the business of the Obligors and their respective Restricted Subsidiaries, taken as a whole, to maintain the confidentiality of all such Trade Secrets the value of which to the Borrower and its Restricted Subsidiaries is contingent upon maintaining the confidentiality thereof.

(i)                                     To the knowledge of such Grantor, the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned or controlled by any other Person, except as could not reasonably be expected to result in a Material Adverse Effect. No claim has been made against such Grantor, or, to such Grantor’s knowledge, threatened in writing, that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any Person, except as could not reasonably be expected to result in a Material Adverse Effect.

(j)                                    To such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property included in the Collateral, except as could not reasonably be expected to have a Material Adverse Effect.

(k)                                 No settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases in relation to rights to Intellectual Property included in the Collateral, have been entered into by such Grantor or bind such Grantor in a manner that could reasonably be expected to have a Material Adverse Effect (it being understood that such Grantor shall have the right to enter into or become bound by settlements, consents, covenants not to sue, co-existence agreements, non-assertion assurances or releases that such Grantor determines in good faith and in its reasonable business judgment are desirable and in the reasonable best interests of the business of the Obligors and their respective Subsidiaries).

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SECTION 4

COVENANTS

Section 4.1                                   Change of Name; Place of Business

Unless a Grantor has given the Collateral Agent at least 10 days prior written notice (or such shorter period as the Collateral Agent may agree), such Grantor will not change (i) its legal name, (ii) its jurisdiction of organization, (iii) in the case of a Grantor that is not a registered organization formed under the law of a state of the United States, the location of its chief executive office or “location” (within the meaning of Section 9-307 of the UCC), (iv) its type of organization or (v) its organizational identification number (if any) or federal employer identification number (if any). Each Grantor agrees to cooperate with the Collateral Agent, at the expense of the Grantors, in making all filings that are required in order for the Collateral Agent to continue at all times following any such change to have a legal, valid and perfected first-priority Security Interest (subject to Permitted Encumbrances) in all the Collateral.

Section 4.2                                   Periodic Certification

In accordance with Section 5.01(g) of the Credit Agreement and from time to time as requested by the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent the information required by Section 5.01(g) of the Credit Agreement and a Security Supplement, together with all amendments or supplements to the schedules to the Perfection Certificate.

Section 4.3                                   Protection of Security

Each Grantor shall, at its own cost and expense, take (a) any and all actions necessary or reasonably requested by the Collateral Agent to maintain the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien (except Permitted Encumbrances) and (b) commercially reasonable actions of deemed to be prudent in the applicable Grantor’s reasonable business judgment to defend the Collateral and such Security Interest against the claims and demands of all Persons, subject in each case to such claims or demands permitted by the Credit Agreement and the rights (if any) of such Grantor under the Loan Documents to dispose of, or settle claims with respect to, Collateral. Except as permitted by the Credit Agreement and the express rights (if any) of such Grantor under the Loan Documents to dispose of, or settle claims with respect to, Collateral, or otherwise consented to by the Collateral Agent, no Grantor shall take or cause to be taken any action that could be reasonably expected to impair the Collateral Agent’s rights in the Collateral.

Section 4.4                                   Insurance

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent

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(and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of the Collateral under Insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the Proceeds of such Insurance and for making all determinations and decisions with respect thereto; provided, however, that the Collateral Agent shall not take any of such actions until after the occurrence and during the continuance of an Event of Default. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the Insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of such Grantor hereunder or without waiving any Event of Default, in its sole discretion and at such Grantor’s expense, obtain and maintain such Insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.

Section 4.5                                   Equipment and Inventory

(a)                                 Each Grantor hereby covenants and agrees that except as permitted by the Credit Agreement, it shall not deliver any Document evidencing any of its Equipment or Inventory to any Person other than (i) the issuer of such Document to claim the Goods evidenced thereby, (ii) the Collateral Agent (or its agent or designee) or (iii) any other Grantor.

(b)                                 Each Grantor hereby covenants and agrees that, upon the occurrence and during the continuance of an Event of Default, such Grantor shall not permit any Equipment, Inventory or other Goods of such Grantor having a value greater than $1,000,000, individually, or $3,000,000, in the aggregate, to be in the possession or control of any third party (including warehousemen, bailees, agents or processors) at any time, unless such third party shall have been notified of the Collateral Agent’s Security Interest. The requirements of this Section 4.5(b) shall not apply to Equipment, Inventory or other Goods in transit, out for repair or at other locations for purposes of onsite maintenance, repair or demonstration, movable computer equipment and related hardware and software that is temporarily removed by employees or Equipment consisting of tools leased by Grantor to its customers, in each case in the ordinary course of the applicable Grantor’s business.

Section 4.6                                   Accounts Receivable

(a)                                 Each Grantor hereby covenants and agrees that it shall keep and maintain at its own cost and expense records of its Accounts Receivable, and its material dealings therewith, in each case consistent with such Grantor’s ordinary course of business and complete and accurate in all material respects. At any time following the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall promptly (i) cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances

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for, the Accounts Receivable, (ii) deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts Receivable, including all original orders, invoices and shipping receipts and (iii) furnish to the Collateral Agent the contact information and other information regarding any Account Debtor under any Accounts Receivable.

(b)                                 The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify (with a copy to the relevant Grantor), or require any Grantor to notify, any Account Debtor of the Collateral Agent’s Security Interest in the Accounts Receivable and any Supporting Obligation and the Collateral Agent may in such circumstances: (i) direct the Account Debtors under any Accounts Receivable to make payment of all amounts due or to become due to any Grantor thereunder directly to the Collateral Agent, (ii) notify, or require a Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Accounts Receivable have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent, (iii) communicate with obligors under the Accounts Receivable to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable and (iv) enforce, at the expense of any Grantor, collection of any such Accounts Receivable and to adjust, settle or compromise the amount or payment thereof. If the Collateral Agent notifies a Grantor that it has elected to collect the Accounts Receivable in accordance with the preceding sentence, all amounts and Proceeds (including cash, checks, non-cash items and other instruments) received by such Grantor in respect of the Accounts Receivable, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Accounts Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon without the prior written consent of the Collateral Agent. All amounts and Proceeds while held by the Collateral Agent (or by a Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 7.3 hereof.

(c)                                  If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account in excess of $250,000, to the extent permissible under the document granting a security interest without the requirement of any notice to, or consent or other action by, such Account Debtor or such other Person, such Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status

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of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(d)                                 With respect to any Accounts Receivable in excess of $125,000 individually or $250,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Accounts Receivable hereafter arising, as soon as practicable, and in any event within ten days of such Grantor acquiring rights therein. With respect to any Accounts Receivable in excess of $125,000 individually or $250,000 in the aggregate that constitutes Electronic Chattel Paper, each Grantor shall take all steps necessary to give the Collateral Agent “control” (as defined in Section 9-105 of the UCC) over such Accounts Receivable (x) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (y) with respect to any such Accounts Receivable hereafter arising, within ten days of such Grantor acquiring rights therein. Any Accounts Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this Section 4.6 shall be delivered or subjected to such control upon the request of the Collateral Agent following the occurrence and continuance of an Event of Default.

Section 4.7                                   Pledged Collateral

(a)                                 Except as permitted by the Credit Agreement, each Grantor hereby covenants and agrees that, without the prior written consent of the Collateral Agent, it shall not vote or take any other action to amend or terminate any Partnership Agreement, LLC Agreement, certificate of incorporation, by-laws or other Organizational Documents in any way that adversely affects the validity, perfection or priority of the Collateral Agent’s Security Interest. Each Grantor hereby covenants and agrees that, on or after the date hereof, without the prior written consent of the Collateral Agent, it will not designate or specify in any applicable document or contract that any of the Pledged LLC Interests or the Pledged Partnership Interests are governed by Article 8 of the UCC unless it shall cause certificates to be issued in respect of such Equity Interest and deliver such certificates to the Collateral Agent in accordance with the terms of Section 4.7(e)(iii) hereof.

(b)                                 Each Grantor will cause any Indebtedness held by such Grantor having a principal amount greater than $500,000 individually and $2,500,000 in the aggregate (other than Investment Property held through a Securities Intermediary) to be evidenced by a duly executed promissory note, bond, debenture or similar instrument that is pledged and delivered to the Collateral Agent pursuant to the terms hereof and, if required for perfection purposes, duly indorsed to the order of the Collateral

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Agent or in blank (or accompanied by a customary instrument of transfer executed in blank).

(c)                                  Each Grantor hereby covenants and agrees that, in the event it establishes or acquires rights in any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), Securities Accounts, Commodity Accounts or Deposit Accounts (other than any Excluded Deposit Accounts) or any Excluded Deposit Account ceases to be an Excluded Deposit Account, such Grantor shall promptly deliver to the Collateral Agent, but in any event not later than the delivery of the Compliance Certificate with respect to the Fiscal Quarter in which such event occurred (or such later date as is acceptable to the Collateral Agent in its sole discretion), a completed Security Supplement together with all supplements to the relevant Perfection Certificate, reflecting such new Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), Securities Accounts, Commodity Accounts or Deposit Accounts (with each Excluded Deposit Account listed in such supplements to the Perfection Certificate being indicated by an asterisk). Notwithstanding the foregoing, it is understood and agreed that the Security Interest of the Collateral Agent shall attach to all Pledged Collateral, Securities Accounts, Commodities Accounts and Deposit Accounts (other than Excluded Deposit Accounts) immediately upon such Grantor’s acquisition of rights therein (or upon a Deposit Account ceasing to be an Excluded Deposit Account) and shall not be affected by the failure of such Grantor to deliver a Security Supplement or any required supplement to the Perfection Certificate as required hereby.

(d)                                 Each Grantor hereby covenants and agrees that it shall enforce its rights with respect to any Pledged Collateral, Deposit Accounts, Commodity Accounts and Securities Accounts as is consistent with its ordinary course of business.

(e)                                  Each Grantor agrees that with respect to any Pledged Collateral and any Securities, Instruments, Tangible Chattel Paper, that it shall comply with the provisions of this Section 4.7(e) promptly, and in any event, except as set forth below, within 15 days (or such later date as is acceptable to the Collateral Agent in its sole discretion) of such Grantor acquiring rights therein, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(i)            With respect to any Pledged Collateral constituting Certificated Securities and any Instruments or Tangible Chattel Paper acquired or pledged on or after the date hereof, other than as agreed to by the Collateral Agent in its reasonable discretion, it shall deliver or cause to be delivered to the Collateral Agent (or its agent or designee) all such Certificated Securities, Instruments and Tangible Chattel Paper, stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the

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Collateral Agent and all other instruments and documents as the Collateral Agent may reasonably request or that are necessary to give effect to the pledge granted hereby; provided, however that any such Pledged Collateral owned on the Effective Date shall be delivered to the Collateral Agent on the Effective Date.

(ii)           With respect to any Pledged Collateral constituting Uncertificated Securities, upon the reasonable request of the Collateral Agent, it shall cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to promptly (but in any event within 30 days of such request (or such later date as the Collateral Agent may agree in its sole discretion)) agree in writing with such Grantor and the Collateral Agent that such issuer will comply with instructions originated by the Collateral Agent with respect to such Uncertificated Security without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent.

(iii)          Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to the Grantors, to (A) transfer all or any portion of the Pledged Collateral to its name or the name of its nominee or agent and (B) exchange any certificates or Instruments representing any Investment Property for certificates or Instruments of smaller or larger denominations.

(f)                                   Voting and Distributions

(i)                                     So long as no Event of Default shall have occurred and be continuing:

(A)                               except as otherwise provided in this Section 4.7 or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement or the other Loan Documents, unless the result thereof could reasonably be expected to materially and adversely affect the rights and remedies of any of the Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

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(B)                               the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered), at the expense of such Grantor, to each Grantor all proxies and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent that it is entitled to exercise the same pursuant to clause (f)(i)(A) above and to receive the cash Dividends that it is entitled to receive pursuant to clause (f)(i)(C) below; and

(C)                               each Grantor shall be entitled to receive and retain any and all cash Dividends, interest, principal, distributions, Securities or other property paid on the Pledged Collateral to the extent and only to the extent that such cash Dividends, interest, principal, distributions, Securities or other property are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws. All noncash Dividends, interest, principal, distributions, Securities or other property, and all Dividends, interest, principal, distributions, Securities or other property paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions made on or in respect of the Pledged Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral without any further action.

(ii)                                  Upon the occurrence and during the continuance of an Event of Default:

(A)                               (i) the Collateral Agent shall have the sole and exclusive right to receive any and all Dividends, payments or other Proceeds paid in respect of the Pledged Stock and other Investment Property and make application thereof to the Secured Obligations in the manner set forth in Section 9.02 of the Credit Agreement, (ii) the Collateral Agent shall have the sole and exclusive right (but shall be under no obligation) to register any or all of the Pledged Collateral in

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the name of the Collateral Agent or its nominee, (iii) all rights of each Grantor to exercise or refrain from exercising the voting, corporate, consensual and other rights and privileges pertaining to the Pledged Collateral to which such Grantor would otherwise be entitled shall automatically cease and become vested in the Collateral Agent, and (iv) the Collateral Agent or its nominee shall have (except to the extent, if any, specifically waived in each instance by the Collateral Agent in writing in its sole discretion) the sole and exclusive right to exercise or refrain from exercising, but under no circumstances is the Collateral Agent obligated by the terms of this Agreement or otherwise to exercise, (x) all voting, corporate or other organizational, consensual and other rights and privileges pertaining to the Pledged Collateral, whether at any meeting of shareholders of the relevant issuer, by written consent in lieu of a meeting or otherwise, and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange, at its discretion, any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to the Pledged Collateral, and in connection therewith, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine in its sole discretion), all without liability, but the Collateral Agent shall have no duty to any Grantor or any other Person to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(B)                               Each Grantor hereby appoints the Collateral Agent as such Grantor’s true and lawful attorney-in-fact, with full power of substitution, and grants to the Collateral Agent this IRREVOCABLE PROXY, to vote all or any part of the Pledged Stock and other Investment Property from time to time following the occurrence and during the continuance of an Event of Default, in each case in any manner the Collateral Agent deems advisable in its sole discretion for or against any or all matters submitted, or which may be submitted, to a vote of shareholders, partners or members,

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as the case may be, and to exercise all other rights, powers, privileges and remedies to which any such shareholders, partners or members would be entitled. The power-of-attorney and irrevocable proxy granted hereby are effective automatically upon the occurrence of an Event of Default without the necessity that any action (including, without limitation, that any transfer of any of the Pledged Collateral be recorded on the books and records of the issuer of the relevant Pledged Collateral or that any of the Pledged Collateral be registered in the name of the Collateral Agent or otherwise) be taken by any Person (including the issuer of the relevant Pledged Collateral or any officer or agent thereof), are coupled with an interest and shall be irrevocable, shall survive the bankruptcy, dissolution or winding up of each relevant Grantor, and shall terminate only on the termination of this Agreement.

(C)                               upon written notice by the Collateral Agent to the Grantors, all rights of the Grantors to Dividends, interest or principal that any Grantor is authorized to receive pursuant to clause (f)(i)(C) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such Dividends, interest or principal and to apply them to the Obligations in accordance with this Agreement and the other Loan Documents.

After all Event of Defaults have been cured or waived or the underlying notice (if applicable) has been rescinded, each Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of clause (f)(i) above.

Section 4.8                                   Intellectual Property

(a)                                 In the case of any Collateral (whether now owned or hereafter filed or acquired) consisting of (i) registrations of or applications for U.S. Patents, Trademarks and Copyrights, or (ii) Exclusive Copyright Licenses, each Grantor shall execute and deliver to the Collateral Agent short-form security agreements substantially in the form of Exhibit D-1, Exhibit D-2 or Exhibit D-3 (each, an “Intellectual Property Security Agreement”)  covering all such Patents, Trademarks, Copyrights and Exclusive Copyright Licenses, respectively, in appropriate form for recordation with the United States Patent and Trademark Office or United States Copyright Office with respect to the Security Interest of the Collateral Agent on the Effective Date and, in respect of Collateral hereafter filed or acquired, pursuant to paragraph (b) below.

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(b)                                 In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files or acquires a registration of or application (unless an Excluded Asset) for any U.S. Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any successor thereto, or becomes a party to any Exclusive Copyright License,  during any Fiscal Quarter, such Grantor shall deliver to the Collateral Agent a completed Security Supplement together with all supplements to Section 11A and 11B with respect to the Perfection Certificate not later than the delivery of the Compliance Certificate for such Fiscal Quarter, and shall execute and deliver Intellectual Property Security Agreements covering all such Patents, Trademarks, Copyrights and Exclusive Copyright Licenses, respectively, in appropriate form for recordation with the United States Patent and Trademark Office or United States Copyright Office and any and all other agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s Security Interest in such Patent, Trademark, Copyright or Exclusive Copyright License.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License, Trademark License or Trade Secret License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

Section 4.9                                   Covenants in Credit Agreement

Each Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

SECTION 5

FURTHER ASSURANCES; ADDITIONAL GRANTORS

Section 5.1                                   Further Assurances

(a)                                 Each Grantor agrees that from time to time, at its expense, it shall promptly execute and deliver to the Collateral Agent (or its agent or designee) all further instruments and documents and take all further action that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any Security Interest granted or purported to be granted hereby or to enable the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor shall:

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(i)                                     execute, acknowledge, deliver or cause to be duly filed (as applicable) all such further instruments, documents, endorsements, powers of attorney or notices, and take all such actions as the Collateral Agent may deem necessary (by notice to such Grantor) or from time to time reasonably request, to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith;

(ii)                                  take all actions the Collateral Agent may deem necessary (by notice to such Grantor) or from time to time reasonably request, to ensure the recordation of appropriate evidence of the Security Interest granted hereunder in the Intellectual Property owned by a Grantor with any Intellectual Property Registry in which said Intellectual Property is registered or in which an application for registration is pending; and

(iii)                               at the Collateral Agent’s request, appear in and defend any action or proceeding that could reasonably be expected to materially and adversely affect such Grantor’s title to or the Collateral Agent’s Security Interest in all or any part of the Collateral.

Notwithstanding anything contained in this Agreement to the contrary, no Grantor shall be required to take any action hereunder (including, without limitation, with respect to the perfection or priority of the Security Interest granted herein) to the extent that the cost or burden of such action is excessive in relation to the benefit to the Secured Parties of the taking of such action as reasonably agreed by the Collateral Agent and the Company.

(b)                                 All instruments, agreements or other documents executed, authorized or delivered pursuant to Section 5.1(a) shall contain terms and conditions no more onerous or burdensome with respect to any Grantor than the terms and provisions of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, following the occurrence and during the continuance of an Event of Default, with notice thereof to such Grantor, to supplement this Agreement by supplementing the Perfection Certificate or adding additional schedules hereto to identify specifically any asset or item of Collateral that constitutes registered or applied-for Copyrights, Patents or Trademarks or any Exclusive Copyright Licenses.

(c)                                  Each Grantor hereby authorizes the Collateral Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States

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jurisdictions and with all filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Collateral Agent herein, without the signature of such Grantor, which Records, in any event, shall include the financing statements attached hereto as Exhibit C. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired” or words of similar import. The Collateral Agent agrees to make available copies of all such Records to the applicable Grantor upon the recordation thereof by each applicable filing office. Each Grantor agrees that a photographic or other reproduction of a financing statement shall be sufficient as a financing statement and may be filed as a financing statement in the jurisdictions listed in Section 2(c) of the Perfection Certificate.

Section 5.2                                   Additional Grantors

From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Joinder Agreement. Upon delivery of any such Joinder Agreement to the Collateral Agent, notice of which is hereby waived by the Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.1                                   Power of Attorney

For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Agreement and the other Loan Documents at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all duly authorized officers or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent, proxy and attorney-in-fact, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s reasonable discretion, to take any and all actions and to execute any and all instruments and documents that the

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Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including but not limited to the following:

(a)                                 solely upon the occurrence of an Event of Default which is continuing,

(i)                                     to receive, endorse, assign, collect and deliver any and all notes, acceptances, checks, drafts, money orders or other instruments, documents and Chattel Paper or other evidences of payment relating to the Collateral;

(ii)                                  to ask for, demand, collect, sue for, recover, compound, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(iii)                               to sign the name of such Grantor on any invoice, Document, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices or other document relating to any of the Collateral;

(iv)                              to send verifications of Accounts Receivable or Contracts to any Account Debtor or parties to the Contracts, as applicable;

(v)                                 to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(vi)                              to settle, compromise, compound, adjust or defend any claims, actions, suits or proceedings relating to all or any of the Collateral;

(vii)                           to notify and direct, or to require such Grantor to notify and direct, Account Debtors or parties to the Contracts to make payment directly to the Collateral Agent or as the Collateral Agent shall direct;

(viii)                        to exercise the right to vote the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, and all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including without limitation giving or withholding written consents of stockholders, calling special meetings of stockholders and voting at such meetings), with full power of substitution to do so; and such proxy shall be effective automatically and without the necessity of any action (including any transfer of any Pledged Stock, Pledged LLC Interests or

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Pledged Partnership Interests on the record books of the issuer thereof) by any Person (including, without limitation, the issuer of the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests, or any officer or agent thereof);

(ix)                              to collect and receive all cash dividends, interest, principal and other distributions made on the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests;

(x)                                 to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral;

(xi)                              to prepare, sign and file for recordation in any Intellectual Property Registry, appropriate evidence of the Security Interest granted herein in Intellectual Property included in the Collateral in the name of such Grantor as assignor;

(xii)                           to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge Taxes or Liens (other than Permitted Encumbrances) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(xiii)                        generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Security Interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, and

(b)                                 to prepare, execute and file Records (including UCC financing statements) as further described in Section 5.1(c).

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Section 6.2                                   No Duty on the Part of Collateral Agent or Secured Parties

Notwithstanding any other provision of this Agreement, and without limiting any provision of the Credit Agreement, nothing herein contained shall be construed as requiring or obligating the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of each Grantor for the purposes set forth above is coupled with an interest and is irrevocable as to each Grantor until this Agreement is terminated and all Security Interests created hereby with respect to the Collateral of such Grantor are released. The provisions of this Section 6.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents of any other or further right that it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantors for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct, as determined by a court of competent jurisdiction in a final non appealable judgment.

Section 6.3                                   Authority, Immunities and Indemnities of Collateral Agent

Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, also be governed by the Credit Agreement and that the Collateral Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Collateral Agent, including Article 10 thereof, as fully as if such Secured Party were a Lender. The Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority

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so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7

REMEDIES

Section 7.1                                   Remedies Upon Event of Default

(a)                                 Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law, and without limiting the foregoing, also may pursue any of the following separately, successively or simultaneously:

(i)            with respect to any Collateral consisting of Intellectual Property, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any or all of such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained);

(ii)           require a Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(iii)          with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and to enter without breach of the peace any premises owned or leased by the Grantors where the Collateral may be located for the purpose of taking possession of or removing the Collateral;

(iv)          prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for

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disposition in any manner to the extent the Collateral Agent deems appropriate;

(v)           exercise dominion and control over any Cash Collateral Account maintained with the Collateral Agent constituting part of the Collateral;

(vi)          without prior notice except as specified below, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale or at any broker’s board or on any securities exchange, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem reasonable; provided that (A) the Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, (B) upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold, (C) each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and (D) each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted;

(vii)         with respect to any Collateral consisting of contracts or agreements, the Collateral Agent may notify or require a Grantor to notify any counterparty to such contract or agreement to make all payments thereunder directly to the Collateral Agent; and

(viii)        each Grantor hereby agrees to cause (in the case of any issuer that is not a Subsidiary of the Parent, to use commercially reasonable efforts to cause) the issuer of any Pledged Collateral to reflect the right of the Collateral Agent to vote such Pledged Collateral in the applicable books and records of such issuer (including any share register of such issuer).

(b)                                 The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any sale thereof and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the

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purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(c)                                  Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under the UCC or other applicable law, any notice made shall be deemed reasonable if sent to such Grantor or the Company, addressed as set forth in the notice provisions of the Credit Agreement, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times during ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Grantors shall not be entitled to the return of the Collateral or any portion thereof subject thereto, even if, after the Collateral Agent shall have entered into such an agreement, all Events of Default are remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been

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obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(d)                                 If the Proceeds of any sale or other disposition of the Collateral are insufficient to pay the entire outstanding amount of the Secured Obligations, the Grantors shall be jointly and severally liable for any deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(e)                                  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f)                                   The Collateral Agent shall have no obligation to marshal any of the Collateral.

Section 7.2                                   Intellectual Property

For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties only, an irrevocable during the term of this Agreement, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, now owned or hereafter acquired by such Grantor, and wherever the same may be located, or Patent Licenses, Trademark Licenses or Copyright Licenses, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that only upon the occurrence and during the continuance of an Event of Default following any applicable cure period, may such license to the Collateral Agent be exercised, at the option of the Collateral Agent.

Section 7.3                                   Application of Proceeds

At such intervals as may be agreed upon by the Company and the Collateral Agent, or, if and whenever any Event of Default has occurred and is continuing, the Collateral Agent shall apply

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all or any part of the Proceeds consisting of Collateral or the Collateral as set forth in Section 9.02 of the Credit Agreement.

Section 7.4                                   Securities Act, Etc.

(a)                                 Each Grantor understands that compliance with United States federal securities laws, including but not limited to the Securities Act, might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion exercised in good faith, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under United States federal securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 7.4 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices might exceed substantially the price at which the Collateral Agent sells.

(b)                                 If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.1, and if in the reasonable opinion of the Collateral Agent it is necessary or advisable to have the sale of the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use commercially reasonable efforts (i) to cause the issuer thereof to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register the sale of Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) to

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cause the registration statement relating thereto to become effective and to remain effective for a period of six months from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold and (iii) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use commercially reasonable efforts to cause such issuer to comply with the provisions of the applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect of any and all jurisdictions which the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(c)                                  Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant hereto valid and binding and in compliance with any and all other applicable laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

SECTION 8

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment at least substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantors or otherwise.

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SECTION 9

MISCELLANEOUS

Section 9.1                                   Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.01 of the Credit Agreement.

Section 9.2                                   Security Interest Absolute

All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on collateral other than the Collateral, or any release or amendment or waiver of or consent under or departure from any Collateral Document or guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantors in respect of the Secured Obligations or this Agreement (other than the indefeasible payment in full in cash of the Secured Obligations).

Section 9.3                                   Survival of Agreement

All covenants, agreements, representations and warranties made by the Grantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall survive the execution and delivery hereof and be considered to have been relied upon by the Secured Parties and shall survive the making by the Secured Parties of any Credit Extension, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

Section 9.4                                   Binding Effect, Successors and Permitted Assigns

This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and permitted assigns, except that no Grantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest in the Collateral (and any such assignment or transfer shall be null and void) except as expressly contemplated by this Agreement or the Credit Agreement, and nothing herein, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns and, to the extent expressly contemplated hereby or

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the Credit Agreement, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any Collateral. All references to any Grantor will include any Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any insolvency, bankruptcy or similar proceeding.

Section 9.5                                   Collateral Agent’s Fees and Expenses; Indemnification

This Agreement incorporates herein the indemnity and reimbursement provisions set forth in the Credit Agreement as if such provisions were set forth herein, mutatis mutandis.

Section 9.6                                   Applicable Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 9.7                                   Waivers; Amendment

(a)                                 No failure or delay on the part of the Collateral Agent to exercise any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such a power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by the Grantors therefrom shall in any event be effective unless the same shall be permitted by paragraphs (b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into

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by the Collateral Agent and the Grantors, subject to any consent required in accordance with the Credit Agreement.

(c)                                  Notwithstanding the foregoing, the Collateral Agent may, with the consent of the Grantors and without the consent of any Lender, Secured Party or other Person, amend, modify or supplement this Agreement in writing to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank.

Section 9.8                                   Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.9                                   Severability

In case any provision in or obligation under this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

Section 9.10                            Counterparts; Effectiveness

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery to the Collateral Agent of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed

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counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

Section 9.11                            Section Headings

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 9.12                            Consent to Jurisdiction and Service of Process

(a)                                 ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

(b)                                 THE COMPANY AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE COMPANY OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE COMPANY AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY

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OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION 9.12(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.13                            Termination, Release

(a)                                 This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Article 10 of the Credit Agreement.

(b)                                 A Grantor (other than the Parent or the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or a Restricted Subsidiary of the Parent.

(c)                                  Upon a Collateral Release Date, each Grantor shall be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be released in accordance with Section 5.13 of the Credit Agreement.

(d)                                 Upon any sale or other disposition by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or this Agreement, the Security Interest in such Collateral shall be automatically released.

(e)                                  In connection with any termination or release pursuant to paragraphs (a), (b), (c) or (d) of this Section 9.13, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless (i) in the case of paragraph (c), the Guarantors have complied with Section 5.13 of the Credit Agreement and (ii) in the case of paragraphs (a), (b), or

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(d), such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent in its sole discretion, written request for release describing the item of Collateral and the consideration, if any, to be received in the sale, transfer, other disposition or other transaction and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the sale, transfer, other disposition or other transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 9.13 shall be without recourse to or warranty by the Collateral Agent.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective authorized officers thereunto duly authorized as of the date first written above.

BLUE APRON, INC., as Grantor

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

EXHIBIT A
TO
PLEDGE AND SECURITY AGREEMENT

FORM OF SECURITY SUPPLEMENT

This SECURITY SUPPLEMENT, dated as of [                       ], 20[   ], is delivered pursuant to the Pledge and Security Agreement, dated as of August 26, 2016 (as it may from time to time be amended, restated, amended and restated, modified or supplemented, the “Security Agreement”), among BLUE APRON, INC., a Delaware corporation (the “Company”), the other OBLIGORS from time to time party thereto (collectively, with the Company, the “Grantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (herein in such capacity, the “Collateral Agent”).  Capitalized terms used herein but not defined herein are used with the meanings given them in the Security Agreement.

Each Grantor confirms that it pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as set forth in and subject to the terms and conditions of the Security Agreement, a continuing security interest in and Lien on all of its right, title and interest in, to and under the Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations.

Each Grantor represents and warrants as of the date hereof that the attached supplements to the Perfection Certificate accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such supplements to the Perfection Certificate shall constitute part of the Perfection Certificate to the Security Agreement.

This Security Supplement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

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[Signature Page Follows]

2

IN WITNESS WHEREOF, each Grantor has caused this Security Supplement to be duly executed and delivered by a Responsible Officer as of [                        , 20[  ]].

[GRANTOR]

By
Name:
Title:

[ADDITIONAL GRANTORS]

3

EXHIBIT B
TO PLEDGE AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [                          ], 20[  ], is delivered pursuant to Section 5.2 of the Pledge and Security Agreement, dated as of August 26, 2016 (as it may from time to time be amended restated, amended and restated, modified or supplemented, the “Pledge and Security Agreement”), among BLUE APRON (the “Company”), the other OBLIGORS from time to time party thereto (collectively, with the Company, the “Grantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (herein in such capacity, the “Collateral Agent”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Pledge and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 5.2 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, hereby:

(a) pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations;

(b) expressly assumes all obligations and liabilities of a Grantor under the Pledge and Security Agreement; and

(c) hereby authorizes the Collateral Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States jurisdictions and with all filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Collateral Agent herein, without the signature of such Grantor, which Records, in any event, shall include the financing statement attached hereto as Exhibit A. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection (or release) of the Security Interest in the Collateral granted to the Collateral Agent herein, including describing such property as

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“all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” or words of similar import.

The information set forth in Exhibit B hereto is hereby added to the information set forth in the Perfection Certificate to the Pledge and Security Agreement.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 3 (Representations and Warranties) of the Pledge and Security Agreement applicable to it is true and correct (subject to all materiality qualifiers contained therein) as if made on and as of the date hereof; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct (subject to all materiality qualifiers contained therein) on and as of such earlier date.

This Joinder Agreement and the rights and obligations of the parties hereto (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the state of New York. The terms and provisions of Section 9.12 of the Pledge and Security Agreement are incorporated by reference herein with respect hereto as if fully set forth herein.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By
Name:
Title:

2

ACKNOWLEDGED AND AGREED

as of the date first above written:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Collateral Agent

By
Name:
Title:

3

EXHIBIT D-1
TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of                                              , 20   (as amended restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among each OBLIGOR listed on the signature pages hereto (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (as defined in the Pledge and Security Agreement referred to below) (herein in such capacity, the “Collateral Agent”).

RECITALS

(A)                               BLUE APRON, INC., a Delaware corporation (the “Company”), the other OBLIGORS party thereto, the LENDERS and the ISSUING BANKS from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Agent, have entered into a Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”).

(B)                               The Grantors are party to a Pledge and Security Agreement, dated as of August 26, 2016, in favor of the Collateral Agent (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)                               Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Collateral Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(D)                               In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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SECTION 1         Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement or provided by reference in the Credit Agreement.

SECTION 2         Grant of Security Interest in Patent Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Patent Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

“Patent” means all United States and foreign patents, certificates of invention and industrial designs, and pending applications for any of the foregoing throughout the world, including, without limitation: (i) each patent and patent application referred to in Schedule 11A of the Perfection Certificate, and (ii) all divisions, continuations, continuations-in-part, reissues, renewals, reexaminations or extensions of the foregoing, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations or other violations of any of the foregoing and (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Patent Collateral” means each Grantor’s right, title and interest in, to and under:

(a)           all Patents owned by such Grantor, including those referred to on Schedule I hereto; and

(b)           to the extent not already included in the foregoing, all Proceeds of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

SECTION 3         Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Patent if the grant of such Security Interest shall constitute or result in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest therein.

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SECTION 4         Pledge and Security Agreement

This Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and is expressly subject to the terms and conditions thereof, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.

SECTION 5         Termination, Release

(a)           This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Section 9.13 of the Pledge and Security Agreement.

(b)           A Grantor (other than the Parent or the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or a Restricted Subsidiary of the Parent.

(c)           Upon a Collateral Release Date, each Grantor shall be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be released in accordance with Section 5.13 of the Credit Agreement.

(d)           Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or the Pledge and Security Agreement, the Security Interest in such Collateral shall be automatically released.

(e)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the

3

consideration to be received in the sale, transfer, or other disposition and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 5 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6         Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.12 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN.

SECTION 7         Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

4

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be duly executed and delivered by its duly authorized offer as of the date first set forth above.

[ ]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

5

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

6

SCHEDULE I

PATENTS

(A)                               PATENTS

Patent No.	Country	Name of Invention

(B)                               PATENT APPLICATIONS

Patent No.	Country	Name of Invention

7

EXHIBIT D-2
TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of                                           , 20   (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among each OBLIGOR listed on the signature pages hereto (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (as defined in the Pledge and Security Agreement referred to below) (herein in such capacity, the “Collateral Agent”).

RECITALS

(C)                               BLUE APRON, INC., a Delaware corporation (the “Company”), the other OBLIGORS party thereto, the LENDERS from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Agent, have entered into a Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(D)                               The Grantors are party to a Pledge and Security Agreement, dated as of August 26, 2016, in favor of the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(E)                                Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Collateral Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(F)                                 In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1

SECTION 1         Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement or provided by reference in the Credit Agreement.

SECTION 2         Grant of Security Interest in Trademark Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Trademark Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

“Trademark” means all United States, state and foreign trademarks, trade names, trade dress, service marks, certification marks, collective marks, slogans, logos and other source or business identifiers, all registrations and pending applications for any of the foregoing, whether registered or unregistered, and whether or not established or registered in an Intellectual Property Registry in any country or any political subdivision thereof, and with respect to any and all of the foregoing: (i) all common law rights related thereto, (ii) the trademark registrations and pending applications referred to in Schedule 11A of the Perfection Certificate, (iii) all extensions, continuations, reissues and renewals of any of the foregoing, (iv) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (v) the right to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing or for any injury to goodwill and (vi) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Trademark Collateral” means each Grantor’s right, title and interest in, to and under:

(a)                                 all Trademarks owned by such Grantor, including those referred to on Schedule I hereto; and

(b)                                 to the extent not already included in the foregoing, all Proceeds of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

2

SECTION 3         Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall (i) the Trademark Collateral include and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Trademark if the grant of such Security Interest shall constitute or result in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest therein, or (ii) the security interest granted under Section 2 hereof attach to any United States trademark or service mark application filed on the basis of a Grantor’s intent-to-use such mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance by the US Patent and Trademark Office of a verified “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 4         Pledge and Security Agreement

This Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and is expressly subject to the terms and conditions thereof, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.

SECTION 5         Termination, Release

(a)           This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Section 9.13 of the Pledge and Security Agreement.

(b)           A Grantor (other than the Parent or the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or a Restricted Subsidiary of the Parent.

(c)           Upon a Collateral Release Date, each Grantor shall be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be released in accordance with Section 5.13 of the Credit Agreement.

3

(d)           Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or the Pledge and Security Agreement, the Security Interest in such Collateral shall be automatically released.

(e)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the consideration to be received in the sale, transfer, or other disposition and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 5 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6         Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.12 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN.

SECTION 7         Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver

4

the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

5

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be duly executed and delivered by its duly authorized offer as of the date first set forth above.

[ ]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

6

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

7

SCHEDULE I

TRADEMARKS

(G)                               REGISTERED TRADEMARKS

Trademark	Country	Reg. No.	Date

(H)                              TRADEMARK APPLICATIONS

Trademark	Country	App. No.	Date

8

EXHIBIT D-3
TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of                                , 20   (as amended, restated, amended and restated,  supplemented or otherwise modified from time to time, this “Agreement”), among each OBLIGOR listed on the signature pages hereto (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (as defined in the Pledge and Security Agreement referred to below) (herein in such capacity, the “Collateral Agent”).

RECITALS

(I)                                   BLUE APRON, INC., a Delaware corporation (the “Company”), the other Obligors party thereto, the LENDERS and the ISSUING BANKS from time to time party thereto, and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Agent, have entered into a Revolving Credit and Guaranty Agreement, dated as of August 26, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(J)                                   The Grantors are party to a Pledge and Security Agreement, dated as of August 26, 2016, in favor of the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(K)                               Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Collateral Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(L)                                In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1

SECTION 8         Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement or provided by reference in the Credit Agreement.

SECTION 9         Grant of Security Interest in Copyright Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Copyright Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

“Copyright” means all United States and foreign copyrights, including but not limited to copyrights in software and in and to databases, all protected designs within the meaning of 17 U.S.C. § 1301 et seq. and community designs, and all mask works fixed in semiconductor chip products (as defined in 17 U.S.C. § 901(a)(1)), whether statutory or common law, whether registered or unregistered and whether published or unpublished, as well as all moral rights, reversionary interests, and termination rights, now or hereafter in force throughout the world, and, with respect to any and all of the foregoing: (i) all registrations and pending applications therefor in the applicable Intellectual Property Registry including, without limitation, the registrations referred to in Schedule 11B of the Perfection Certificate, (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations, or other violations of any of the foregoing and (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Copyright Collateral” means each Grantor’s right, title and interest in, to and under:

(a)           all Copyrights owned by such Grantor, including those referred to on Schedule I hereto; all Copyright Licenses pursuant to which a Grantor receives an exclusive license in respect of any Copyright registered with the United States Copyright Office; and

(b)           to the extent not already included in the foregoing, all Proceeds of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

2

SECTION 10       Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the Copyright Collateral include and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Copyright if the grant of such Security Interest shall constitute or result in the abandonment of, invalidation of or rendering unenforceable any of its right, title or interest therein.

SECTION 11       Pledge and Security Agreement

This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and is expressly subject to the terms and conditions thereof, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.

SECTION 12       Termination, Release

(a)           This Agreement, the Security Interest and all other security interests granted hereby shall terminate in accordance with Section 9.13 of the Pledge and Security Agreement.

(b)           A Grantor (other than the Parent or the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or a Restricted Subsidiary of the Parent.

(c)           Upon a Collateral Release Date, each Grantor shall be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be released in accordance with Section 5.13 of the Credit Agreement.

(d)           Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or the Pledge and Security Agreement, the Security Interest in such Collateral shall be automatically released.

3

(e)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date such documents are required by such Grantor, or such lesser period of time as agreed by the Collateral Agent, written request for release describing the item of Collateral and the consideration to be received in the sale, transfer, or other disposition and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate by such Grantor to the effect that the transaction is in compliance with the Loan Documents. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 5 shall be without recourse to or warranty by the Collateral Agent.

SECTION 13       Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.12 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN.

SECTION 14       Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

4

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be duly executed and delivered by its duly authorized offer as of the date first set forth above.

[ ]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

5

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By
Name:
Title:

6

SCHEDULE I

COPYRIGHTS

(M)                            REGISTERED COPYRIGHTS

Title	Country	Copyright Reg. No.	Date

(N)                               COPYRIGHT APPLICATIONS

Title	Country	Date

(O)                               EXCLUSIVE INBOUND U.S. COPYRIGHT LICENSES

Title	Date

7

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of August  26, 2016 (the “Credit Agreement”, the capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement), among Blue Apron, Inc., a Delaware corporation (the “Company”), the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time party thereto and Morgan Stanley Senior Funding, Inc. as the Administrative Agent and as the Collateral Agent.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of August  26, 2016 (the “Credit Agreement”, the capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement), among Blue Apron, Inc., a Delaware corporation (the “Company”), the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time party thereto and Morgan Stanley Senior Funding, Inc. as the Administrative Agent and as the Collateral Agent.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of August  26, 2016 (the “Credit Agreement”, the capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement), among Blue Apron, Inc., a Delaware corporation (the “Company”), the other Obligors from time to time, the Lenders and the Issuing Banks from time to time party thereto and Morgan Stanley Senior Funding, Inc. as the Administrative Agent and as the Collateral Agent.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

L-3

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement dated as of August  26, 2016 (the “Credit Agreement”, the capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement), among Blue Apron, Inc., a Delaware corporation (the “Company”), the other Obligors party thereto from time to time, the Lenders and the Issuing Banks from time to time party thereto and Morgan Stanley Senior Funding, Inc. as the Administrative Agent and as the Collateral Agent.

Pursuant to the provisions of Section 2.18(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, if applicable), W-8ECI or W-9 from each of such partner’s/member’s beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]